Exhibit 99.1

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Introduction.

Morgan Stanley (the “Company”) is a global financial services firm that maintains significant market positions in each of its business segments—Institutional Securities, Global Wealth Management Group and Asset Management. The Company, through its subsidiaries and affiliates, provides a wide variety of products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. A summary of the activities of each of the segments follows:

Institutional Securities includes capital raising; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; corporate lending; sales, trading, financing and market-making activities in equity securities and related products and fixed income securities and related products, including foreign exchange and commodities; benchmark indices and risk management analytics; research; and investment activities.

Global Wealth Management Group provides brokerage and investment advisory services covering various investment alternatives; financial and wealth planning services; annuity and insurance products; credit and other lending products; banking and cash management services; retirement services; and trust and fiduciary services.

Asset Management provides global asset management products and services in equity, fixed income and alternative investments, which includes private equity, infrastructure, real estate, fund of funds and hedge funds to institutional and retail clients through proprietary and third party retail distribution channels, intermediaries and the Company’s institutional distribution channel. Asset Management also engages in investment activities.

Beginning in the second quarter of fiscal 2007, the Company’s real estate investing business is included within the results of the Asset Management business segment. Previously, this business was included in the Institutional Securities business segment. Real estate advisory activities and certain passive limited partnership interests remain within the Institutional Securities business segment. In addition, activities associated with certain shareholder recordkeeping services are included within the Global Wealth Management Group business segment. Previously, these activities were included within the Asset Management business segment. All periods presented have been adjusted to conform to this presentation.

The Company’s results of operations for the 12 months ended November 30, 2006 (“fiscal 2006”), November 30, 2005 (“fiscal 2005”) and November 30, 2004 (“fiscal 2004”) are discussed below.

Discontinued Operations.

On June 30, 2007, the Company completed the spin-off (the “Discover Spin-off”) of Discover Financial Services (“DFS”) (see “Other Items—Discontinued Operations—Discover” herein). DFS’s results are included within discontinued operations for all periods presented. The results of Quilter Holdings Ltd. (“Quilter”), Global Wealth Management Group’s former mass affluent business in the U.K., are reported as discontinued operations for all periods presented. The results of the Company’s aircraft leasing business, which was sold on March 24, 2006, are also reported as discontinued operations through its date of sale (see “Other Items—Discontinued Operations” herein).

Results of Operations.

Executive Summary.

Financial Information.

	Fiscal Year
	2006	2005	2004
Net revenues (dollars in millions):
Institutional Securities	$21,110	$15,497	$12,993
Global Wealth Management Group	5,512	5,047	4,663
Asset Management	3,453	3,219	2,933
Intersegment Eliminations	(236)	(238)	(270)

Consolidated net revenues	$29,839	$23,525	$20,319

Income before taxes (dollars in millions)(1):
Institutional Securities	$7,721	$4,609	$4,209
Global Wealth Management Group	508	591	402
Asset Management	851	1,030	794
Intersegment Eliminations	23	86	112

Consolidated income before taxes	$9,103	$6,316	$5,517

Consolidated net income (dollars in millions)	$7,472	$4,939	$4,486

Earnings applicable to common shareholders (dollars in millions)(2)	$7,453	$4,939	$4,486

Earnings per basic common share:
Income from continuing operations	$6.25	$4.32	$3.48
Gain on discontinued operations	1.13	0.33	0.67
Cumulative effect of accounting change, net	—	0.05	—

Earnings per basic common share	$7.38	$4.70	$4.15

Earnings per diluted common share:
Income from continuing operations	$5.99	$4.19	$3.40
Gain on discontinued operations	1.08	0.33	0.66
Cumulative effect of accounting change, net	—	0.05	—

Earnings per diluted common share	$7.07	$4.57	$4.06

Statistical Data.

Book value per common share(3)	$32.67	$27.59	$25.95

Average common equity (dollars in billions)(4):
Institutional Securities	$18.0	$14.6	$13.3
Global Wealth Management Group	3.0	3.4	3.3
Asset Management	2.4	1.8	1.7

Total from operating segments	23.4	19.8	18.3
Discontinued operations	5.2	5.8	5.6
Unallocated capital	3.1	2.9	2.8

Consolidated	$31.7	$28.5	$26.7

Statistical Data (Continued).	Fiscal Year
	2006	2005	2004
Return on average common equity(4):
Consolidated	23%	17%	17%
Institutional Securities	30%	24%	22%
Global Wealth Management Group	11%	11%	8%
Asset Management	21%	36%	28%

Effective income tax rate from continuing operations	30.1%	24.5%	26.7%

Worldwide employees (excluding DFS employees of 13,186, 13,495 and 13,645, respectively)	43,124	39,723	39,639

Consolidated assets under management or supervision by asset class (dollars in billions):
Equity	$325	$285	$246
Fixed income	113	108	118
Money market	89	83	87
Alternative investments	21	19	19
Real estate	64	41	31

Subtotal	612	536	501
Unit trusts	14	12	11
Other(5)	54	44	38

Total assets under management or supervision(6)	680	592	550
Share of minority interest assets(7)	4	—	—

Total	$684	$592	$550

Institutional Securities:
Mergers and acquisitions completed transactions (dollars in billions)(8):
Global market volume	$723.7	$518.3	$351.6
Market share	26.8%	24.6%	23.7%
Rank	2	3	2
Mergers and acquisitions announced transactions (dollars in billions)(8):
Global market volume	$977.2	$725.0	$320.7
Market share	27.4%	28.6%	19.2%
Rank	3	2	5
Global equity and equity-related issues (dollars in billions)(8):
Global market volume	$57.3	$45.9	$54.3
Market share	8.2%	8.7%	10.6%
Rank	3	3	1
Global debt issues (dollars in billions)(8):
Global market volume	$397.3	$347.2	$362.2
Market share	5.7%	5.7%	6.9%
Rank	5	5	3
Global initial public offerings (dollars in billions)(8):
Global market volume	$22.7	$14.7	$13.9
Market share	8.8%	8.9%	10.0%
Rank	2	2	1
Pre-tax profit margin(9)	37%	30%	32%

Statistical Data (Continued).	Fiscal Year
	2006	2005	2004
Global Wealth Management Group:
Global representatives	7,944	9,434	10,861
Annualized net revenue per global representative (dollars in thousands)(10)	$651	$502	$429
Client assets by segment (dollars in billions)(10):
$10 million or more	$199	$156	$139
$1 million – $10 million	243	215	199

Subtotal $1 million or more	442	371	338
$100,000 – $1 million	177	177	190
Less than $100,000	27	32	40

Client assets excluding corporate and other accounts	646	580	568
Corporate and other accounts	30	29	27

Total client assets	$676	$609	$595

Fee-based assets as a percentage of total client assets	29%	27%	25%
Client assets per global representative (dollars in millions)(11)	$85	$65	$55
Bank deposit program (dollars in millions)(12)	$13,301	$1,689	$435
Pre-tax profit margin(9)	9%	12%	9%

Asset Management:
Assets under management or supervision (dollars in billions)(13)	$496	$443	$433
Percent of fund assets in top half of Lipper rankings(14)	40%	61%	63%
Pre-tax profit margin(9)	25%	32%	27%

(1)	Amounts represent income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and cumulative effect of accounting change, net.
(2)	Earnings applicable to common shareholders are used to calculate earnings per share (“EPS”) information. Fiscal 2006 includes a preferred stock dividend of $19 million.
(3)	Book value per common share equals common shareholders’ equity of $34,264 million at November 30, 2006, $29,182 million at November 30, 2005 and $28,206 million at November 30, 2004, divided by common shares outstanding of 1,049 million at November 30, 2006, 1,058 million at November 30, 2005 and 1,087 million at November 30, 2004.
(4)	The computation of average common equity for each segment is based upon an economic capital model that the Company uses to determine the amount of equity capital needed to support the risk of its business activities and to ensure that the Company remains adequately capitalized. Economic capital is defined as the amount of capital needed to run the business through the business cycle and satisfy the requirements of regulators, rating agencies and the market. The Company’s methodology is based on an approach that assigns economic capital to each segment based on regulatory capital usage plus additional capital for stress losses, goodwill and intangible assets, and principal investment risk. The economic capital model and allocation methodology may be enhanced over time in response to changes in the business and regulatory environment. The effective tax rates used in the computation of segment return on average common equity were determined on a separate entity basis.
(5)	Amounts include assets under management or supervision associated with the Global Wealth Management Group business segment.
(6)	Revenues and expenses associated with these assets are included in the Company’s Asset Management, Global Wealth Management Group and Institutional Securities business segments.
(7)	Amount represents Asset Management’s proportional share of assets managed by entities in which it owns a minority interest.
(8)	Source: Thomson Financial, data as of January 2, 2007—The data for fiscal 2006, fiscal 2005 and fiscal 2004 are for the periods from January 1 to December 31, 2006, January 1 to December 31, 2005 and January 1 to December 31, 2004, respectively, as Thomson Financial presents these data on a calendar-year basis.
(9)	Percentages represent income from continuing operations before losses from unconsolidated investees, income taxes and cumulative effect of accounting change, net, as a percentage of net revenues.
(10)	Annualized net revenue per global representative amounts equal Global Wealth Management Group’s net revenues divided by the quarterly average global representative headcount for the periods presented. Fiscal 2005 and fiscal 2004 amounts were restated to conform to the current year’s presentation. Global Wealth Management Group’s fiscal 2005 and fiscal 2004 client assets by segment were also reclassified to conform to the current year’s presentation.
(11)	Client assets per global representative equals total client assets divided by period-end global representative headcount.
(12)	Bank deposits are held at certain of the Company’s Federal Deposit Insurance Corporation insured depository institutions for the benefit of retail clients through their brokerage accounts.
(13)	Amount includes Asset Management’s proportional share of assets managed by entities in which it owns a minority interest.
(14)	Source: Lipper, one-year performance excluding money market funds as of November 30, 2006, November 30, 2005 and November 30, 2004, respectively.

Fiscal 2006 Performance.

Company Results.    The Company recorded net income of $7,472 million in fiscal 2006, a 51% increase from $4,939 million in the prior year. Net revenues (total revenues less interest expense) rose 27% to a record $29,839 million in fiscal 2006, and non-interest expenses increased 20% to $20,736 million. Diluted earnings per share were $7.07 compared with $4.57 a year ago. Compensation and benefits expense increased 30%, primarily reflecting higher net revenues. Non-compensation expenses increased 4% as costs associated with higher levels of business activity were partially offset by lower charges for legal and regulatory matters. Diluted earnings per share from continuing operations were $5.99 compared with $4.19 last year. The return on average common equity in fiscal 2006 was 23.5% compared with 17.3% in the prior year. The return on average common equity from continuing operations for fiscal 2006 was 23.8% compared with 20.0% last year.

Results for fiscal 2006 included non-cash incremental compensation expenses of approximately $260 million for stock-based awards granted to retirement-eligible employees (see “Other Items—Stock-Based Compensation” herein). Results for fiscal 2005 included a charge of $509 million ($316 million after-tax) for discontinued operations related to the sale of the aircraft leasing business (see “Other Items—Discontinued Operations” herein). In addition, pre-tax results for fiscal 2005 included a $360 million charge related to the Coleman Litigation, legal accruals of approximately $120 million related to the Parmalat matter, a $105 million charge for the correction in the method of accounting for certain real estate leases, charges for senior management severance and new hires of approximately $282 million, and a gain of $251 million related to an insurance settlement (see “Other Items” herein).

The Company’s effective income tax rate from continuing operations was 30.1% in fiscal 2006 compared with 24.5% in fiscal 2005. Fiscal 2006’s income tax provision included an income tax benefit of $242 million resulting from the resolution of a federal tax audit, while fiscal 2005’s income tax provision included an income tax benefit of $309 million related to the provisions of the American Jobs Creation Act (see “Other Items” herein). Excluding the benefits from the federal tax audit and the American Jobs Creation Act, the Company’s effective income tax rates from continuing operations in fiscal 2006 and fiscal 2005 would have been 32.8% and 29.6%, respectively. The increase primarily reflected lower estimated domestic tax credits and higher earnings, which reduced the effect of permanent differences, partially offset by the effects of lower tax rates applicable to non-U.S. earnings.

At fiscal year-end, the Company had 43,124 (excluding DFS) employees worldwide compared with 39,723 (excluding DFS) at the prior year-end.

Institutional Securities.    Institutional Securities recorded income from continuing operations before losses from unconsolidated investees, income taxes and net cumulative effect of accounting change of $7,721 million, a 68% increase from a year ago. Net revenues rose 36% to $21,110 million driven by record results in fixed income and equity sales and trading and fixed income underwriting, along with strong results in advisory revenues. Non-interest expenses increased 23% to $13,389 million, primarily due to higher compensation and benefits expense resulting from higher net revenues. Non-compensation expenses were relatively unchanged as higher costs associated with higher levels of business activity were offset by lower charges for legal and regulatory matters.

Investment banking revenues rose 25% from last year to $4,228 million. Underwriting revenues rose 24% from last year to $2,475 million. Advisory fees from merger, acquisition and restructuring transactions were $1,753 million, an increase of 26% from fiscal 2005.

Fixed income sales and trading revenues were a record $9,577 million, up 41% from a year ago. The increase was driven by record results from commodities, credit products, and interest rate and currency products. Commodities revenues reflected strong results from electricity, natural gas products and oil liquids. Credit product revenues benefited from significantly improved corporate credit trading and strength in residential and commercial securitized products. Commodities and interest rate and currency products benefited from revenues recognized on structured transactions as a result of increased observability of market value (see “Other Items—Accounting Developments—Fair Value Measurements” herein). Equity sales and trading revenues were a record

$6,320 million, up 32% from a year ago. The increase was broad based and included higher revenues from derivatives and equity cash products, financing products, prime brokerage and principal trading strategies.

Principal transaction net investment revenues increased 82% to $1,081 million in fiscal 2006. Fiscal 2006’s results primarily related to net gains associated with the Company’s investments, including both realized and unrealized gains from the Company’s investments in passive limited partnership interests associated with the Company’s real estate funds.

Global Wealth Management Group.    Global Wealth Management Group recorded income from continuing operations before taxes and net cumulative effect of accounting change of $508 million, down 14% from the prior year. Fiscal 2005 included a benefit of $198 million resulting from the insurance settlement related to the events of September 11, 2001 (see “Other Items—Insurance Settlement” herein), partially offset by a $29 million charge for the correction in the method of accounting for certain real estate leases (see “Other Items—Lease Adjustment” herein). Net revenues were $5,512 million, a 9% increase over a year ago, primarily reflecting higher net interest revenue from the bank deposit program and an increase in revenues from fee-based products. Total non-interest expenses were $5,004 million, a 12% increase from a year ago. Excluding the insurance settlement and the lease adjustment, total non-interest expenses increased 8%, primarily reflecting higher compensation and benefits expense resulting from higher net revenues, partially offset by lower non-compensation expenses due to lower charges for legal and regulatory costs. Total client assets increased to $676 billion, up 11% from the prior fiscal year-end. In addition, client assets in fee-based accounts increased 18% from a year ago to a record $195 billion and increased as a percentage of total client assets to 29% from last year’s 27%. At fiscal year-end, the number of global representatives was 7,944, a decline of 1,490 from a year ago, resulting largely from planned sales force reductions completed in the second quarter of fiscal 2006 and attrition.

Asset Management.    Asset Management recorded income before taxes and net cumulative effect of accounting change of $851 million, a 17% decrease from last year. Net revenues of $3,453 million increased 7% from the prior year, largely due to higher investment revenues, primarily in the real estate and private equity business. Principal transaction net investment gains for the year were $669 million compared with $533 million a year ago. Non-interest expenses increased 19% from the prior year to $2,602 million, primarily reflecting higher compensation and benefits expense associated with critical business initiatives to retain and attract new talent in the business and support areas. Assets under management or supervision within Asset Management of $496 billion were up $53 billion, or 12%, from last year, primarily due to market appreciation, partially offset by net outflows of customer assets. In fiscal 2007, the Company expects that Asset Management’s profit margins will be affected by its continued investments in its core business, alternative products and private equity.

Global Market and Economic Conditions in Fiscal 2006.

Global market and economic conditions were generally favorable throughout most of fiscal 2006, which contributed to the increased revenues and net income achieved by the Company during the fiscal year. Although there were concerns about energy prices, inflation and geopolitical risks, activity in the global capital markets was robust, and the volume of merger and acquisition and underwriting transactions increased from the prior year.

The U.S. economy continued to demonstrate strength during fiscal 2006. The rate of economic growth was generally strong, although it moderated during the second half of the fiscal year as consumer spending was affected by higher energy prices and a slowdown in the residential real estate market. The U.S. unemployment rate declined to 4.5% from 5.0% at the end of the prior fiscal year. Conditions in the U.S. equity markets were also generally favorable during fiscal 2006. Major equity market indices increased despite experiencing a correction during the summer as the favorable economic environment and strong corporate earnings outweighed concerns about inflation, energy prices and rising interest rates. The Federal Reserve Board (the “Fed”) raised both the overnight lending rate and the discount rate by an aggregate of 1.25% in fiscal 2006. The Fed held interest rates steady after the end of June, however, as there were indications that inflationary pressures had subsided.

In Europe, economic growth continued at a moderate pace during fiscal 2006, primarily driven by domestic demand and exports. Major equity market indices in Europe increased during the year, reflecting strong corporate profits, merger and acquisition activity, and favorable economic conditions. The European Central Bank (the “ECB”) raised the benchmark interest rate by an aggregate of 1.25% during fiscal 2006. In December 2006, the ECB raised the benchmark interest rate by an additional 0.25%. Economic growth also continued in the U.K., supported by domestic demand and business investment. The Bank of England (the “BOE”) raised the benchmark interest rate by an aggregate of 0.50% during fiscal 2006. In January 2007, the BOE raised the benchmark interest rate by an additional 0.25%.

In Japan, economic growth continued to be driven by domestic demand and exports. The level of unemployment also remained relatively low, and Japanese equity market indices increased during the fiscal year. During fiscal 2006, the Bank of Japan raised the benchmark interest rate from 0.0% to 0.25%. Economies elsewhere in Asia also expanded, particularly in China, which benefited from strength in exports, domestic demand and continued globalization. Equity market indices in China increased sharply during the year. In fiscal 2006, the People’s Bank of China raised the benchmark interest rate by an aggregate of 0.54%.

Business Segments.

The remainder of “Results of Operations” is presented on a business segment basis before discontinued operations. Substantially all of the Company’s operating revenues and operating expenses can be directly attributed to its business segments. Certain revenues and expenses have been allocated to each business segment, generally in proportion to its respective revenues or other relevant measures.

As a result of treating certain intersegment transactions as transactions with external parties, the Company includes an Intersegment Eliminations category to reconcile the business segment results to the Company’s consolidated results. Income before taxes in Intersegment Eliminations primarily represents the effect of timing differences associated with the revenue and expense recognition of commissions paid by Asset Management to Global Wealth Management Group associated with sales of certain products and the related compensation costs paid to Global Wealth Management Group’s global representatives. Income before taxes recorded in Intersegment Eliminations was $23 million, $86 million and $112 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively. In addition, the results in Institutional Securities for fiscal 2006 included a $30 million advisory fee related to the Company’s sale of the aircraft leasing business that was eliminated in consolidation.

INSTITUTIONAL SECURITIES

INCOME STATEMENT INFORMATION

	Fiscal 2006	Fiscal 2005	Fiscal 2004
	(dollars in millions)
Revenues:
Investment banking	$4,228	$3,394	$2,959
Principal transactions:
Trading	11,326	6,915	4,999
Investments	1,081	593	310
Commissions	2,606	2,160	1,997
Asset management, distribution and administration fees	73	20	24
Interest and dividends	42,106	25,439	16,444
Other	444	334	208

Total revenues	61,864	38,855	26,941
Interest expense	40,754	23,358	13,948

Net revenues	21,110	15,497	12,993

Total non-interest expenses	13,389	10,888	8,784

Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and cumulative effect of accounting change, net	7,721	4,609	4,209
Losses from unconsolidated investees	(40)	(311)	(328)
Provision for income taxes	2,212	852	905
Dividends on preferred securities subject to mandatory redemption	—	—	45

Income from continuing operations before cumulative effect of accounting change, net	$5,469	$3,446	$2,931

Investment Banking.    Investment banking revenues are derived from the underwriting of securities offerings and fees from advisory services. Investment banking revenues were as follows:

	Fiscal 2006	Fiscal 2005	Fiscal 2004
	(dollars in millions)
Advisory fees from merger, acquisition and restructuring transactions	$1,753	$1,395	$1,107
Equity underwriting revenues	1,059	905	993
Fixed income underwriting revenues	1,416	1,094	859

Total investment banking revenues	$4,228	$3,394	$2,959

Investment banking revenues increased 25% in fiscal 2006. The increase was due to higher revenues from merger, acquisition and restructuring activities and fixed income and equity underwriting transactions. In fiscal 2005, investment banking revenues increased 15%, primarily reflecting higher revenues from merger, acquisition and restructuring activities and fixed income underwriting transactions, partially offset by lower revenues from equity underwritings.

In fiscal 2006, advisory fees from merger, acquisition and restructuring transactions increased 26% to $1,753 million. Advisory fees in fiscal 2006 reflected certain internal revenues, including a $30 million fee related to the Company’s sale of the aircraft leasing business that was eliminated in consolidation. In fiscal 2005, advisory fees from merger, acquisition and restructuring transactions increased 26% to $1,395 million. The results in both fiscal years reflected a strong volume of transaction activity as conditions in the worldwide merger and acquisition markets were generally favorable throughout both fiscal 2006 and fiscal 2005.

Equity underwriting revenues increased 17% to $1,059 million in fiscal 2006 and reflected higher global industry-wide equity and equity-related activity, most notably relating to a strong volume of initial public offerings. Equity underwriting revenues decreased 9% to $905 million in fiscal 2005, reflective of lower global industry-wide equity and equity-related activity.

Fixed income underwriting revenues rose 29% to a record $1,416 million in fiscal 2006 and increased 27% to $1,094 million in fiscal 2005. The increase in fiscal 2006 was primarily due to an increase in underwriting revenues from non-investment grade and investment grade products as the level of issuer refinancings rose due to record levels of maturing debt. The increase in fiscal 2005 was primarily due to higher revenues from global high-yield and securitized fixed income transactions. Acquisition-related financing resulting from a strong market for merger and acquisition activity contributed to the increases in both fiscal 2006 and fiscal 2005. Both fiscal years also reflected generally favorable conditions in the global fixed income markets, and, although the Fed increased the overnight interest rate in both fiscal years, longer-term interest rates remained at relatively low levels. The attractive debt financing environment contributed to higher revenues as issuers continued to take advantage of relatively low financing costs.

At the end of fiscal 2006, the backlog of merger, acquisition and restructuring transactions and equity and fixed income underwriting transactions was higher as compared with the end of fiscal 2005. The backlog of merger, acquisition and restructuring transactions and equity and fixed income underwriting transactions is subject to the risk that transactions may not be completed due to unforeseen economic and market conditions, adverse developments regarding one of the parties to the transaction, a failure to obtain required regulatory approval or a decision on the part of the parties involved not to pursue a transaction.

Sales and Trading Revenues.    Sales and trading revenues are composed of principal transaction trading revenues, commissions and net interest revenues (expenses). In assessing the profitability of its sales and trading activities, the Company views principal trading, commissions and net interest revenues in the aggregate. In addition, decisions relating to principal transactions are based on an overall review of aggregate revenues and costs associated with each transaction or series of transactions. This review includes, among other things, an assessment of the potential gain or loss associated with a transaction, including any associated commissions, dividends, the interest income or expense associated with financing or hedging the Company’s positions and other related expenses.

The components of the Company’s sales and trading revenues are described below:

Principal Transactions–Trading.    Principal transaction trading revenues include revenues from customers’ purchases and sales of financial instruments in which the Company acts as principal and gains and losses on the Company’s positions. The Company also engages in proprietary trading activities for its own account.

Commissions.    Commission revenues primarily arise from agency transactions in listed and over-the-counter (“OTC”) equity securities and options.

Net Interest.    Interest and dividend revenues and interest expense are a function of the level and mix of total assets and liabilities, including financial instruments owned and financial instruments sold, not yet purchased, reverse repurchase and repurchase agreements, trading strategies, customer activity in the Company’s prime brokerage business, and the prevailing level, term structure and volatility of interest rates. Reverse repurchase and repurchase agreements and securities borrowed and securities loaned transactions may be entered into with different customers using the same underlying securities, thereby generating a spread between the interest revenue on the reverse repurchase agreements or securities borrowed transactions and the interest expense on the repurchase agreements or securities loaned transactions.

Total sales and trading revenues increased 37% in fiscal 2006 and 18% in fiscal 2005. The increase in both periods reflected higher fixed income and equity sales and trading revenues.

Sales and trading revenues included the following:

	Fiscal 2006(1)	Fiscal 2005(1)	Fiscal 2004(1)
	(dollars in millions)
Equity	$6,320	$4,804	$4,067
Fixed income(2)	9,577	6,782	5,567

(1)	Amounts exclude sales and trading revenues of $(613) million, $(430) million and $(142) million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively, which relate to unallocated net revenues, net revenues associated with corporate lending activities and certain other adjustments.
(2)	Amounts include interest rate and currency products, credit products and commodities. Amounts exclude corporate lending activities.

Equity sales and trading revenues increased 32% to a record $6,320 million in fiscal 2006. The increase was broad based and included higher revenues from derivatives and equity cash products, financing products, prime brokerage and principal trading strategies. Derivative revenues increased due to strong customer flows, although volatility in the global equity markets continued to be generally low. Revenues from equity cash products reflected higher market volumes, particularly in Europe and Asia. Financing products revenues also benefited from increased client activity. Prime brokerage generated record revenues for the third consecutive fiscal year, reflecting continued growth in global client asset balances. Global equity markets generally trended higher and created favorable opportunities for principal trading strategies. Although commission revenues increased, revenues continued to be affected by intense competition, particularly in the U.S., and a continued shift toward electronic trading.

Equity sales and trading revenues increased 18% in fiscal 2005. The increase was broad based and included increased customer flows in derivatives, higher revenues in prime brokerage, improved performance in principal trading strategies and higher revenues from equity cash products. Derivative revenues increased due to strong customer flows despite continued low levels of volatility in the equity markets. Revenues in prime brokerage were driven by robust growth in client balances. Global equity markets generally trended higher and created favorable trading opportunities for principal trading strategies. Revenue from equity cash products rose on higher market volumes, particularly in the European and Asian markets.

Fixed income sales and trading revenues increased 41% to a record $9,577 million in fiscal 2006. The increase was driven by record results from commodities, credit products, and interest rate and currency products. Commodities revenues increased 112% due to strong results from electricity, natural gas products and oil liquids. Credit product revenues increased 46%, primarily due to significantly improved corporate credit trading and strength in residential and commercial securitized products. Interest rate and currency products increased 4%. Both commodity and interest rate and currency products benefited from revenues recognized on structured transactions as a result of increased observability of market value in accordance with EITF Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (“EITF Issue No. 02-3”). With the adoption of SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”) on December 1, 2006, the Company will no longer apply the revenue recognition criteria of EITF Issue No. 02-3 (see “Other Items—Accounting Developments—Fair Value Measurements” herein).

Fixed income sales and trading revenues increased 22% in fiscal 2005, primarily due to higher revenues from interest rate and currency and credit products, partially offset by lower revenues from commodities products. Interest rate and currency product revenues increased 41% primarily due to higher revenues from interest rate cash and derivative products and higher revenues from emerging market fixed income securities, partially offset by lower revenues from foreign exchange products. Interest rate and currency product revenues benefited from strong new client transaction activity and favorable positioning results. The 19% increase in credit product revenues was primarily due to increased customer flows in securitized products and favorable trading conditions. Commodities revenues decreased 8% from the prior year as lower revenues in oil liquids were partially offset by record results in electricity and natural gas products.

In addition to the equity and fixed income sales and trading revenues discussed above, sales and trading revenues include the net revenues from the Company’s corporate lending activities. In fiscal 2006, revenues from corporate lending activities decreased by approximately $50 million from the prior year. In fiscal 2005, revenues from corporate lending activities decreased by approximately $240 million. In both fiscal 2006 and fiscal 2005, revenues from corporate lending activities reflected the impact of mark-to-market valuations on a higher level of new loans made in both fiscal years.

Principal Transactions-Investments.    The Company’s investments generally are held for appreciation and to facilitate other business activities. It is not possible to determine when the Company will realize the value of such investments since, among other factors, such investments generally are subject to significant sales restrictions. Moreover, estimates of the fair value of the investments involve significant judgment and may fluctuate significantly over time in light of business, market, economic and financial conditions generally or in relation to specific transactions.

Principal transaction net investment revenues aggregating $1,081 million were recognized in fiscal 2006 as compared with $593 million in fiscal 2005 and $310 million in fiscal 2004. The increase in fiscal 2006 was primarily related to net gains associated with the Company’s investments.

Other.    Other revenues consist primarily of revenues from providing benchmark indices and risk management analytics associated with Morgan Stanley Capital International Inc., which includes the results of Barra, Inc. (“Barra”). Other revenues also include revenues related to the operation of pipelines, terminals and barges and the distribution of refined petroleum products associated with TransMontaigne Inc. (“TransMontaigne”) and the marine transportation and logistics services associated with the Heidmar Group (see “Other Items—Business and Other Acquisitions and Dispositions” herein).

Other revenues increased 33% in fiscal 2006 and 61% in fiscal 2005. The increase in both fiscal 2006 and fiscal 2005 was primarily attributable to higher sales of benchmark indices and risk management analytic products. The increase in fiscal 2006 was also partly attributable to revenues associated with TransMontaigne, which was acquired on September 1, 2006.

Non-Interest Expenses.    Non-interest expenses increased 23% in fiscal 2006. Compensation and benefits expense increased 36%, primarily reflecting higher incentive-based compensation costs resulting from higher net revenues. Fiscal 2006 also included Institutional Securities’ share ($190 million) of incremental compensation expense related to equity awards to retirement-eligible employees (see “Other Items—Stock-Based Compensation” herein), while fiscal 2005 included Institutional Securities’ share ($193 million) of the costs associated with senior management changes (see “Other Items—Senior Management Compensation Charges” herein). Excluding compensation and benefits expense, non-interest expenses remained relatively unchanged. Occupancy and equipment expense decreased 6%, primarily due to a $71 million charge that was recorded in the first quarter of fiscal 2005 for the correction in the method of accounting for certain real estate leases (see “Other Items—Lease Adjustment” herein). Brokerage, clearing and exchange fees increased 32%, primarily reflecting increased equity and fixed income trading activity. Professional services expense increased 18%, primarily due to higher legal and consulting costs, reflecting increased levels of business activity. Other expenses decreased 48% due to lower charges for legal and regulatory matters. Fiscal 2006 reflected a net reduction in legal accruals of approximately $40 million related to the IPO Allocation Matters, the LVMH litigation and the settlement of the General American Litigation. Other expenses in fiscal 2005 included legal accruals of $360 million related to the Coleman Litigation and approximately $170 million related to the Parmalat settlement and the IPO Allocation Matters.

Fiscal 2005’s total non-interest expenses increased 24%. Compensation and benefits expense increased 21%, reflecting higher incentive-based compensation costs due to higher net revenues and Institutional Securities’ share ($193 million) of the costs associated with senior management changes. Excluding compensation and benefits expense, non-interest expenses increased 29%. Occupancy and equipment expense increased 41%, reflecting higher rental costs, primarily in North America. The increase also included a $71 million charge for the correction in the method of accounting for certain real estate leases. Brokerage, clearing and exchange fees increased 14%, primarily reflecting increased trading activity. Information processing and communications expense increased 11%, primarily due to higher telecommunications, market data and data processing costs. Professional services expense increased 31%, primarily due to higher consulting and legal costs, including costs of $55 million related to the matters below. Other expenses increased 72%, reflecting legal accruals of $360 million related to the Coleman Litigation, approximately $170 million related to the Parmalat settlement and the IPO Allocation Matters, while fiscal 2004 included legal accruals of $110 million related to the Parmalat settlement and the IPO Allocation Matters.

GLOBAL WEALTH MANAGEMENT GROUP

INCOME STATEMENT INFORMATION

	Fiscal 2006	Fiscal 2005	Fiscal 2004
	(dollars in millions)
Revenues:
Investment banking	$428	$320	$290
Principal transactions:
Trading	487	467	519
Investments	57	2	(4)
Commissions	1,168	1,196	1,299
Asset management, distribution and administration fees	2,757	2,601	2,196
Interest and dividends	1,004	650	401
Other	130	143	112

Total revenues	6,031	5,379	4,813
Interest expense	519	332	150

Net revenues	5,512	5,047	4,663

Total non-interest expenses	5,004	4,456	4,261

Income before taxes and cumulative effect of accounting change, net	508	591	402
Provision for income taxes	167	199	131

Income before cumulative effect of accounting change, net	$341	$392	$271

Investment Banking.    Global Wealth Management Group investment banking includes revenues from the distribution of equity and fixed income securities, including initial public offerings, secondary offerings, closed-end funds and unit trusts. Revenues also include fees earned from offerings underwritten by the Institutional Securities business. Investment banking revenues increased 34% and 10% in fiscal 2006 and fiscal 2005, respectively. The increase in both periods was primarily due to higher revenues from equity-related offerings and unit trust products. The increase in fiscal 2005 was partially offset by lower revenues from fixed income underwritings.

Principal Transactions–Trading.    Principal transactions include revenues from customers’ purchases and sales of financial instruments in which the Company acts as principal and gains and losses on the Company’s inventory positions held, primarily to facilitate customer transactions. Principal transaction trading revenues increased 4% in fiscal 2006, primarily reflecting higher revenue from foreign exchange products, equity linked notes and municipal fixed income securities, partially offset by lower revenues from corporate and government fixed income products and other securities. In fiscal 2005, principal transaction trading revenues decreased 10%, primarily due to lower customer transaction activity in corporate, government and municipal fixed income securities.

Principal Transactions–Investments.    Principal transaction net investment revenues were $57 million in fiscal 2006 compared with a net gain of $2 million in fiscal 2005 and a net loss of $(4) million in fiscal 2004. The results in fiscal 2006 were primarily related to realized and unrealized gains on the Company’s investments in Bolsas y Mercados Españoles (BME) and the NYSE.

Commissions.    Commission revenues primarily arise from agency transactions in listed and OTC equity securities and sales of mutual funds, futures, insurance products and options. Commission revenues decreased 2% and 8% in fiscal 2006 and fiscal 2005, respectively. The decrease in both fiscal years largely reflected lower revenues from equity products, which was related to lower agency activity with customers due, in part, to growth in other product areas, including investment banking and asset management.

Net Interest.    Interest and dividend revenues and interest expense are a function of the level and mix of total assets and liabilities, including customer bank deposits and margin loans and securities borrowed and securities loaned transactions. Net interest revenues increased 53% and 27% in fiscal 2006 and fiscal 2005, respectively. The increase in fiscal 2006 was primarily due to increased customer account balances in the bank deposit program that was launched in November 2005. Balances in the bank deposit program rose to $13,301 million at November 30, 2006 from $1,689 million at November 30, 2005. The increase in net interest income in fiscal 2005 was primarily due to growth in customer margin balances.

Asset Management, Distribution and Administration Fees.    Asset management, distribution and administration fees include revenues from individual investors electing a fee-based pricing arrangement and fees for investment management, account services and administration. The Company also receives fees for services it provides in distributing certain open-ended mutual funds and other products. Mutual fund distribution fees are based on either the average daily fund net asset balances or average daily aggregate net fund sales and are affected by changes in the overall level and mix of assets under management or supervision.

Asset management, distribution and administration fees increased 6% in fiscal 2006 and 18% in fiscal 2005. In both fiscal years, the increase was driven by higher client asset balances in fee-based accounts.

Client assets in fee-based accounts rose 18% to $195 billion at November 30, 2006 and increased as a percentage of total client assets to 29% of total client assets from 27% in the prior year. Client assets in fee-based accounts rose 11% to $165 billion at November 30, 2005 and increased as a percentage of total client assets to 27% of total client assets from 25% in the prior year. Client asset balances increased to $676 billion at November 30, 2006 from $609 billion at November 30, 2005, primarily due to market appreciation. Client asset balances in accounts greater than $1 million increased to $442 billion at November 30, 2006 from $371 billion at November 30, 2005.

Other.    Other revenues primarily include customer account service fees and other miscellaneous revenues. Other revenues decreased 9% in fiscal 2006 and increased 28% in fiscal 2005. In fiscal 2006, the decrease primarily reflected lower service fees. In fiscal 2005, the increase was primarily due to higher service fees and other miscellaneous revenues.

Non-Interest Expenses.    Non-interest expenses increased 12% in fiscal 2006. Fiscal 2005 included a reduction in non-interest expenses related to Global Wealth Management Group’s share ($198 million) of the insurance settlement related to the events of September 11, 2001 (see “Other Items—Insurance Settlement” herein). Compensation and benefits expense increased 15%, primarily reflecting higher incentive-based compensation costs. In addition, fiscal 2006 expenses included Global Wealth Management Group’s share ($50 million) of the incremental compensation expense related to equity awards to retirement-eligible employees, including new hires (see “Other Items—Stock-Based Compensation” herein), while fiscal 2005 included Global Wealth Management Group’s share ($48 million) of the costs associated with senior management changes (see “Other Items—Senior Management Compensation Charges” herein). Excluding compensation and benefits expense and the insurance settlement, non-interest expenses increased 8%. Occupancy and equipment expense decreased 6%, primarily due to a $29 million charge for the correction in the method of accounting for certain real estate leases that was recorded in the first quarter of fiscal 2005 (see “Other Items—Lease Adjustment” herein). Professional services expense increased 15%, largely due to higher sub-advisory fees associated with growth in fee-based assets and higher costs for outside legal counsel. Other expenses decreased 20%, primarily resulting from lower costs associated with legal and regulatory matters. During fiscal 2006 and fiscal 2005, the Company recorded legal and regulatory expenses of approximately $105 million and $170 million, respectively, related to ongoing regulatory, employment and branch litigation matters.

Non-interest expenses increased 5% in fiscal 2005 and included Global Wealth Management Group’s share ($198 million) of the insurance settlement related to the events of September 11, 2001. Excluding the insurance settlement, non-interest expenses increased 9% in fiscal 2005. Compensation and benefits expense increased 6%, reflecting higher incentive-based compensation costs and Global Wealth Management Group’s share

($48 million) of the costs associated with senior management changes. In addition, fiscal 2004 included a reduction in compensation expense of $27 million associated with the change in the method of accounting for certain asset management and account fees (see “Other Items—Asset Management and Account Fees” herein). Excluding compensation and benefits expense, non-interest expenses increased 3%. Occupancy and equipment expense increased 12%, primarily due to a $29 million charge recorded in the first quarter of fiscal 2005 for the correction in the method of accounting for certain real estate leases. Information processing and communications expense increased 9%, primarily due to higher telecommunications costs within the branch network. Professional services expense increased 30%, largely due to higher sub-advisory fees associated with growth in fee-based assets and revenues, as well as higher outside legal counsel and consulting costs. Other expenses increased 16%, primarily due to costs associated with branch closings and higher legal and regulatory costs. In fiscal 2005, the Company recorded legal and regulatory expenses of approximately $170 million, primarily related to employment matters and certain regulatory and branch litigation matters.

ASSET MANAGEMENT

INCOME STATEMENT INFORMATION

	Fiscal 2006	Fiscal 2005	Fiscal 2004
	(dollars in millions)
Revenues:
Investment banking	$138	$133	$92
Principal transactions:
Investments	669	533	415
Commissions	25	29	27
Asset management, distribution and administration fees	2,574	2,462	2,383
Interest and dividends	48	87	15
Other	26	26	21

Total revenues	3,480	3,270	2,953
Interest expense	27	51	20

Net revenues	3,453	3,219	2,933

Total non-interest expenses	2,602	2,189	2,139

Income before taxes and cumulative effect of accounting change, net	851	1,030	794
Provision for income taxes	340	391	307

Income before cumulative effect of accounting change, net	$511	$639	$487

Investment Banking.    Asset Management generates investment banking revenues primarily from the underwriting of unit trust products. Investment banking revenues increased 4% in fiscal 2006 and increased 45% in fiscal 2005. The increase in fiscal 2006 primarily reflected higher revenues from real estate products and higher equity unit trust sales, partially offset by a lower volume of fixed income unit trust sales. The increase in fiscal 2005 was primarily due to higher revenues from real estate products and a higher volume of unit trust sales. Unit trust sales volume increased 20% to $7.3 billion in fiscal 2006 and increased 11% to $6.1 billion in fiscal 2005.

Principal Transactions-Investments.    Asset Management principal transaction investment revenues consist primarily of gains and losses on investments associated with the Company’s private equity and real estate activities and capital investments in certain of the Company’s investment funds, primarily in alternative products.

Principal transaction net investment gains aggregating $669 million were recognized in fiscal 2006 as compared with $533 million in fiscal 2005. The results in both fiscal years primarily reflected net investment gains on certain investments in the Company’s real estate products and private equity portfolio, including Aventine Renewable Energy Holdings, LLC. Fiscal 2005’s results also included a net investment gain on Triana Energy Holdings, LLC.

Private equity investments generally are held for appreciation. It is not possible to determine when the Company will realize the value of such investments since, among other factors, such investments generally are subject to significant sales restrictions. Moreover, estimates of the fair value of the investments involve significant judgment and may fluctuate significantly over time in light of business, market, economic and financial conditions generally or in relation to specific transactions.

Commissions.    Asset Management primarily generates commission revenues from dealer and distribution concessions on sales of certain funds. Commission revenues decreased 14% in fiscal 2006 and increased 7% in fiscal 2005. The decrease in fiscal 2006 was primarily due to a decrease in commissionable sales of certain fund products, while fiscal 2005 reflected an increase in such commissionable sales.

Asset Management, Distribution and Administration Fees.    Asset management, distribution and administration fees primarily include revenues from the management and supervision of assets, including fees for distributing certain open-ended mutual funds, shareholder servicing fees and management fees associated with the Company’s private equity and real estate activities. These fees arise from investment management services the Company provides to investment vehicles pursuant to various contractual arrangements. The Company receives fees primarily based upon mutual fund daily average net assets or quarterly assets for other vehicles.

Asset Management’s period-end and average customer assets under management or supervision were as follows:

	At November 30,			Average for
	2006(1)	2005(1)	2004(1)	Fiscal 2006(1)	Fiscal 2005(1)	Fiscal 2004(1)
	(dollars in billions)
Assets under management or supervision by distribution channel:
Americas Retail Morgan Stanley brand	$63	$63	$67	$64	$64	$66
Americas Retail Van Kampen brand	94	88	79	90	84	75
Americas Intermediary(2)	58	48	47	51	45	41
U.S. Institutional	100	96	97	97	97	94
Non-U.S.	93	69	60	80	64	54

Total long-term assets under management or supervision	408	364	350	382	354	330

Institutional money markets/liquidity	49	33	31	39	33	18
Retail money markets	35	46	52	40	49	51

Total money markets	84	79	83	79	82	69

Total assets under management or supervision	492	443	433	461	436	399
Share of minority interest assets(3)	4	—	—	—	—	—

Total	$496	$443	$433	$461	$436	$399

Assets under management or supervision by asset class:
Equity	$239	$218	$198	$228	$207	$183
Fixed income	94	91	104	91	96	103
Money market	84	79	83	79	82	69
Alternatives(4)	61	43	37	50	40	34

Subtotal	478	431	422	448	425	389
Unit trusts	14	12	11	13	11	10

Total assets under management or supervision	492	443	433	461	436	399
Share of minority interest assets(3)	4	—	—	—	—	—

Total	$496	$443	$433	$461	$436	$399

(1)	Assets under management or supervision and net flows by distribution channel have been restated for all periods presented to include amounts related to real estate funds previously managed within the Institutional Securities business segment. Additionally, the amounts reported for these real estate funds have been redefined to reflect the Company’s invested equity in those funds. Previously, these amounts were disclosed on a gross real estate asset basis, which included leverage.
(2)	Americas Intermediary channel primarily represents client flows through defined contribution, insurance and bank trust platforms.
(3)	Amount represents Asset Management’s proportional share of assets managed by entities in which it owns a minority interest.
(4)	The alternatives asset class includes a range of investment products, such as real estate funds, hedge funds, private equity funds, funds of hedge funds and funds of private equity funds. Prior period amounts have been reclassified to conform to the current period’s presentation.

Activity in Asset Management’s customer assets under management or supervision during fiscal 2006 and fiscal 2005 were as follows:

	Fiscal 2006(1)	Fiscal 2005(1)
	(dollars in billions)
Balance at beginning of period	$443	$433
Net flows by distribution channel:
Americas Retail Morgan Stanley brand	(9)	(11)
Americas Retail Van Kampen brand	(2)	3
Americas Intermediary(2)	8	(2)
U.S. Institutional	(13)	(12)
Non-U.S.	6	8

Net outflows excluding money markets	(10)	(14)

Money market net flows:
Institutional	13	3
Retail	(12)	(7)

Total money market net flows	1	(4)

Net market appreciation	58	28

Total net increase	49	10
Net increase in share of minority interest assets(3)	4	—

Balance at end of period	$496	$443

(1)	Assets under management or supervision and net flows by distribution channel have been restated for all periods presented to include amounts related to real estate funds previously managed within the Institutional Securities business segment. Additionally, the amounts reported for these real estate funds have been redefined to reflect the Company’s invested equity in those funds. Previously, these amounts were disclosed on a gross real estate asset basis, which included leverage.
(2)	Americas Intermediary channel primarily represents client flows through defined contribution, insurance and bank trust platforms.
(3)	Amount represents Asset Management’s proportional share of assets managed by entities in which it owns a minority interest.

Net outflows (excluding money markets) in fiscal 2006 were primarily associated with the Company’s U.S. Institutional products and Americas Retail Morgan Stanley branded products, partially offset by positive flows into Americas Intermediary products. For fiscal 2006, positive flows into institutional liquidity assets were offset by outflows from certain money market funds that were impacted by the growth of the Global Wealth Management Group’s bank deposit program.

Asset management, distribution and administration fees increased 5% in fiscal 2006 and 3% in fiscal 2005. The increase in both periods was due to higher management and administration fees, partially offset by lower distribution fees. The higher management and administration fees in fiscal 2006 and fiscal 2005 were associated with increases in average assets under management of 6% and 9%, respectively.

Non-Interest Expenses.    Non-interest expenses increased 19% in fiscal 2006. Fiscal 2005 included a reduction in non-interest expenses from Asset Management’s share ($43 million) of the insurance settlement related to the events of September 11, 2001 (see “Other Items—Insurance Settlement” herein). Compensation and benefits expense increased 37% in fiscal 2006, primarily reflecting higher incentive-based compensation costs as well as the impact of new hires. In addition, fiscal 2006 included Asset Management’s share ($20 million) of the incremental compensation expense related to equity awards to retirement-eligible employees (see “Other Items—Stock-Based Compensation” herein), while fiscal 2005 included Asset Management’s share ($41 million) of the costs associated with senior management changes (see “Other Items—Senior Management Compensation Charges” herein). Excluding compensation and benefits expense and the insurance settlement, non-interest expenses were unchanged. Brokerage, clearing and exchange fees decreased 14%, primarily reflecting lower amortization expense associated with certain open-ended funds. The decrease in amortization expense reflected a lower level of deferred costs in recent periods due to a decrease in sales of certain open-ended funds. Marketing and business development expense increased 11%, primarily due to higher advertising and marketing costs.

Fiscal 2005’s total non-interest expenses increased 2%, including Asset Management’s share ($43 million) of the insurance settlement related to the events of September 11, 2001. Excluding the insurance settlement, non-interest expenses increased 4%. Compensation and benefits expense increased 12%, primarily reflecting higher incentive-based compensation costs due to higher net revenues and Asset Management’s share ($41 million) of the costs associated with senior management changes. Brokerage, clearing and exchange fees decreased 7%, primarily reflecting lower amortization expense associated with certain open-ended funds. The decrease in amortization expense reflected a lower level of deferred costs in recent periods due to a decrease in sales of certain open-ended funds. Marketing and business development expense increased 22%, primarily due to higher promotional costs associated with the Company’s Van Kampen products. Professional services expense increased 8% due to higher sub-advisory fees, partially offset by lower legal and consulting fees. Other expenses decreased 16%, primarily due to a reduction in legal reserves resulting from the resolution of certain legal matters, partially offset by higher insurance expense.

Other Items.

Staff Accounting Bulletin No. 108.

In September 2006, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 permits the Company to adjust for the cumulative effect of errors relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings in the year of adoption. SAB 108 also requires the adjustment of any prior quarterly financial statements within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. Such adjustments do not require previously filed reports with the SEC to be amended. Effective August 31, 2006, the Company elected early application of SAB 108. In accordance with SAB 108, the Company has adjusted its opening retained earnings for fiscal 2006 and its financial results for the first two quarters of fiscal 2006 for the items described below. The Company considers these adjustments to be immaterial to prior annual periods.

Trust Preferred Securities.    The Company adjusted its opening retained earnings for fiscal 2006 and its financial results for the first two quarters of fiscal 2006 to reflect a change in its hedge accounting under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS No. 133”). The change is being made following a clarification by the SEC of its interpretation of SFAS No. 133 related to the accounting for fair value hedges of fixed-rate trust preferred securities.

Since January 2005, the Company entered into various interest rate swaps to hedge the interest rate risk inherent in its trust preferred securities. The terms of the interest rate swaps and the corresponding trust preferred securities mirrored one another, and the Company determined in the past that the changes in the fair value of the swaps and hedged instruments were the same. The Company applied the commonly used “short-cut method” in accounting for these fair value hedges and, therefore, did not reflect any gains or losses during the relevant periods. Based upon the SEC’s clarification of SFAS No. 133, the Company determined that since it has the ability at its election to defer interest payments on its trust preferred securities, these swaps did not qualify for the short-cut method. These swaps performed as expected as effective economic hedges of interest rate risk. The Company ended hedging of the interest rate risk on these trust preferred securities effective August 2006 and adjusted its financial results as if hedge accounting was never applied. Prospectively, the Company will manage the interest rate risk on these securities as part of its overall asset liability management.

Compensation and Benefits.    The Company also adjusted its opening retained earnings for fiscal 2006 and its financial results for the first two quarters of fiscal 2006 for two compensation and benefits accruals. Such accruals are related to (i) the overaccrual of certain payroll taxes in certain non-U.S. locations, primarily in the U.K., which arose in fiscal 2000 through fiscal 2006 and (ii) an adjustment to the amortization expense associated with stock-based compensation awards, which arose in fiscal 2003 and fiscal 2004.

Impact of Adjustments.    The impact of each of the items noted above on fiscal 2006 opening Shareholders’ equity and Retained earnings and on Net income for the first and second quarters of fiscal 2006 is presented below (dollars in millions):

	Trust Preferred Securities	Non-U.S. Payroll Taxes	Amortization of Stock- Based Compensation Awards	Total
Cumulative effect on Shareholders’ equity as of December 1, 2005	$(84)	$38	$12	$(34)
Cumulative effect on Retained earnings as of December 1, 2005	$(84)	$38	$(22)	$(68)
Effect on:
Net income for the three months ended February 28, 2006	$(1)	$14	$—	$13
Net income for the three months ended May 31, 2006	$(116)	$—	$—	$(116)
Net income for the six months ended May 31, 2006	$(117)	$14	$—	$(103)

The aggregate impact of these adjustments is summarized below (dollars in millions, except per share data):

As of and for the Three Months Ended February 28, 2006	Previously Reported	Adjustment	As Adjusted(1)
Other assets	$15,988	$12	$16,000
Other liabilities	$14,984	$(98)	$14,886
Long-term borrowings	$121,395	$131	$121,526
Shareholders’ equity	$30,124	$(21)	$30,103
Principal transactions trading revenue	$3,073	$13	$3,086
Compensation and benefits expense	$4,032	$(22)	$4,010
Interest expense	$9,216	$15	$9,231
Net income	$1,561	$13	$1,574
Diluted EPS	$1.47	$0.01	$1.48
Annualized return on common equity	21.1%	0.2%	21.3%

As of and for the Three Months Ended May 31, 2006	Previously Reported	Adjustment	As Adjusted(1)
Other assets	$17,651	$12	$17,663
Other liabilities	$18,159	$(162)	$17,997
Long-term borrowings	$127,985	$311	$128,296
Shareholders’ equity	$32,255	$(137)	$32,118
Principal transactions trading revenue	$3,729	$(170)	$3,559
Compensation and benefits expense	$3,587	$—	$3,587
Interest expense	$9,735	$9	$9,744
Net income	$1,957	$(116)	$1,841
Diluted EPS	$1.86	$(0.11)	$1.75
Annualized return on common equity	25.1%	(1.4)%	23.7%

For the Six Months Ended May 31, 2006	Previously Reported	Adjustment	As Adjusted(1)
Principal transactions trading revenue	$6,802	$(157)	$6,645
Compensation and benefits expense	$7,619	$(22)	$7,597
Interest expense	$18,951	$24	$18,975
Net income	$3,518	$(103)	$3,415
Diluted EPS	$3.33	$(0.10)	$3.23
Annualized return on common equity	23.1%	(0.6)%	22.5%

(1)	See Note 30 to the consolidated financial statements.

Stock-Based Compensation.

The Company early adopted SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”), using the modified prospective approach as of December 1, 2004. SFAS No. 123R revised the fair value-based method of accounting for share-based payment liabilities, forfeitures and modifications of stock-based awards and clarified guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to service periods. Upon adoption, the Company recognized an $80 million gain ($49 million after-tax) as a cumulative effect of a change in accounting principle in the first quarter of fiscal 2005 resulting from the requirement to estimate forfeitures at the date of grant instead of recognizing them as incurred. The cumulative effect gain increased both basic and diluted earnings per share in fiscal 2005 by $0.05.

For stock-based awards issued prior to the adoption of SFAS No. 123R, the Company’s accounting policy for awards granted to retirement-eligible employees was to recognize compensation cost over the service period specified in the award terms. The Company accelerates any unrecognized compensation cost for such awards if and when a retirement-eligible employee leaves the Company. For stock-based awards made to retirement-eligible employees during fiscal 2005, the Company recognized compensation expense for such awards on the date of grant.

For fiscal 2005 year-end stock-based compensation awards that were granted to retirement-eligible employees in December 2005, the Company recognized the compensation cost for such awards at the date of grant instead of over the service period specified in the award terms. As a result, the Company recorded non-cash incremental compensation expenses of approximately $260 million in fiscal 2006 for stock-based awards granted to retirement-eligible employees as part of the fiscal 2005 year-end award process. These incremental expenses were included within Compensation and benefits expense and reduced income before taxes within the Institutional Securities ($190 million), Global Wealth Management Group ($50 million) and Asset Management ($20 million) business segments.

Additionally, based on interpretive guidance related to SFAS No. 123R in the first quarter of fiscal 2006, the Company changed its accounting policy for expensing the cost of anticipated fiscal 2006 year-end equity awards that were granted to retirement-eligible employees in the first quarter of fiscal 2007. Effective December 1, 2005, the Company accrues the estimated cost of these awards over the course of the current fiscal year rather than expensing the awards on the date of grant (which occurred in December 2006).

As a result, fiscal 2006 stock-based compensation expense primarily included the following costs:

•	amortization of fiscal 2003 year-end awards;

•	amortization of fiscal 2004 year-end awards;

•	amortization of fiscal 2005 year-end awards to non-retirement eligible employees;

•	the full cost of fiscal 2005 year-end awards to retirement eligible employees (made in December 2005); and

•	the full cost of fiscal 2006 year-end awards to retirement eligible employees (made in December 2006).

Fiscal 2007 stock-based compensation expense will primarily include the following costs:

•	amortization of fiscal 2004 year-end awards;

•	amortization of fiscal 2005 year-end awards to non-retirement eligible employees;

•	amortization of fiscal 2006 year-end awards to non-retirement eligible employees; and

•	the full cost of fiscal 2007 year-end awards to retirement eligible employees (expected to be made in December 2007).

Fiscal 2003 and fiscal 2004 year-end awards are generally amortized over three and four years, while fiscal 2005 and fiscal 2006 year-end awards are generally amortized over two and three years.

Discontinued Operations.

Aircraft Leasing.    As described in Note 18 to the consolidated financial statements, on August 17, 2005, the Company announced that its Board of Directors had approved management’s recommendation to sell the Company’s non-core aircraft leasing business. In connection with this action, the aircraft leasing business was classified as “held for sale” under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), and reported as discontinued operations in the Company’s consolidated financial statements.

On January 30, 2006, the Company announced that it had signed a definitive agreement under which it would sell its aircraft leasing business to Terra Firma, a European private equity group, for approximately $2.5 billion in cash and the assumption of liabilities. The sale was completed on March 24, 2006. The results for discontinued operations in fiscal 2006 include a loss of $125 million ($75 million after-tax) related to the impact of the finalization of the sales proceeds and balance sheet adjustments related to the closing. The results for fiscal 2005 reflected a charge of $509 million ($316 million after-tax) to reflect the write-down of the aircraft leasing business to its estimated fair value in accordance with SFAS No. 144.

In fiscal 2004, the Company entered into agreements for the sale of certain aircraft. Accordingly, the Company designated such aircraft as “held for sale” and recorded a $42 million pre-tax loss related to the write-down of these aircraft to fair value in accordance with SFAS No. 144. As of February 3, 2005, all of these aircraft were sold. In addition, during fiscal 2004, the Company recorded aircraft impairment charges in accordance with SFAS No. 144.

The table below provides information regarding the pre-tax loss on discontinued operations and the aircraft impairment charges that are included in these amounts (dollars in millions):

	Fiscal Year
	2006	2005	2004
Pre-tax loss from discontinued operations	$(42)	$(486)	$(172)
Aircraft impairment charges	—	—	109

Fiscal 2006 reflected a net loss of $25 million on discontinued operations, which included the results of operations of the aircraft leasing business through the date of sale. Fiscal 2005 and fiscal 2004 reflected a net loss on discontinued operations of $302 million and $103 million, respectively.

Quilter.    On February 28, 2007, the Company sold Quilter, which was formerly included within the Global Wealth Management Group business segment. The results of Quilter are included within discontinued operations for all periods presented. The pre-tax gain on discontinued operations relating to Quilter in fiscal 2006, fiscal 2005 and fiscal 2004 were $27 million, $20 million and $9 million, respectively (see Note 30 to the consolidated financial statements).

Discover.    On June 30, 2007, the Company completed the Discover Spin-off. The Company distributed all of the outstanding shares of DFS common stock, par value $0.01 per share, to the Company’s stockholders of record as of June 18, 2007. The Company’s stockholders received one share of DFS common stock for every two shares of the Company’s common stock. Stockholders received cash in lieu of fractional shares for amounts less than one full DFS share. The Company received a tax ruling from the Internal Revenue Service that, based on customary representations and qualifications, the distribution was tax-free to the Company’s stockholders for U.S. federal income tax purposes. The Company distributed net assets of $5,558 million to shareholders on the date of the Discover Spin-off, which was recorded as a reduction of the Company’s retained earnings.

The Discover Spin-off allows the Company to focus its efforts on more closely aligned firm-wide strategic priorities within its Institutional Securities, Global Wealth Management Group and Asset Management business segments.

The results of DFS prior to the Discover Spin-off are included within discontinued operations for all periods presented.

The results of discontinued operations include interest expense that was allocated based upon borrowings that were specifically attributable to DFS’s operations through intercompany transactions existing prior to the Discover Spin-off. Interest expense reclassified to discontinued operations in the fiscal year 2006, 2005 and 2004 was approximately $247 million, $145 million and $112 million, respectively.

Summarized financial information for the Company’s discontinued operations:

The table below provides information regarding the amounts included within discontinued operations (dollars in millions):

	Fiscal Year
	2006	2005	2004
Pre-tax gain/(loss) on discontinued operations
Aircraft leasing	$(42)	$(486)	$(172)
Quilter	27	20	9
Discover	1,681	1,025	1,292

	$1,666	$559	$1,129

Business and Other Acquisitions and Dispositions.

Subsequent to Fiscal 2006.

CityMortgage Bank.    On December 21, 2006, the Company acquired CityMortgage Bank (“CityMortgage”), a leading Moscow-based mortgage bank that specializes in originating, servicing and securitizing residential mortgage loans in the Russian Federation. The results of CityMortgage will be included within the Institutional Securities business segment.

Olco Petroleum Group Inc.    On December 15, 2006, the Company acquired a 60% equity stake in Olco Petroleum Group Inc. (“Olco”), a petroleum products marketer and distributor based in eastern Canada. The results of Olco will be included within the Institutional Securities business segment.

Saxon Capital, Inc.    On December 4, 2006, the Company acquired Saxon Capital, Inc. (“Saxon”), a servicer and originator of residential mortgages. The results of Saxon will be included within the Institutional Securities business segment.

FrontPoint Partners.    On December 4, 2006, the Company acquired FrontPoint Partners (“FrontPoint”), a leading provider of absolute return investment strategies. The results of FrontPoint will be included within the Asset Management business segment.

Fiscal 2006.

Lansdowne Partners.    On November 1, 2006, the Company acquired a 19% stake in Lansdowne Partners (“Lansdowne”), a London-based investment manager. The investment in Lansdowne is accounted for under the equity method of accounting within the Asset Management business segment.

Avenue Capital Group.    On October 30, 2006, the Company formed a strategic alliance with Avenue Capital Group (“Avenue”), a New York-based investment manager with approximately $12 billion in assets under management. The Company acquired a minority interest in Avenue. The investment in Avenue is accounted for under the equity method of accounting within the Asset Management business segment.

Nan Tung Bank.    On September 29, 2006, the Company acquired Nan Tung Bank Ltd. Zhuhai (“Nan Tung”), a bank in the People’s Republic of China. Since the acquisition date, the results of Nan Tung have been included within the Institutional Securities business segment.

TransMontaigne.    On September 1, 2006, the Company acquired TransMontaigne and its affiliates, a group of companies operating in the refined petroleum products marketing and distribution business. Since the acquisition date, the results of TransMontaigne and its affiliates have been included within the Institutional Securities business segment.

Heidmar Group.    On September 1, 2006, the Company acquired the Heidmar Group of companies that provides international shipping and U.S. marine logistics services. Since the acquisition date, the results of the Heidmar Group of companies have been included within the Institutional Securities business segment.

Office Building.    On June 19, 2006, the Company purchased a majority interest in a joint venture that indirectly owns title to 522 Fifth Avenue, a 23-floor office building in New York City (the “Building”), for approximately $420 million. Concurrently, the Company entered into an occupancy agreement with the joint venture pursuant to which the Company will occupy the office space in the Building (approximately 580,000 square feet).

Goldfish.    On February 17, 2006, the Company acquired the Goldfish credit card business in the U.K. As a result of the Discover Spin-off, the results of Goldfish have been included within discontinued operations (see “Other Items—Discontinued Operations” herein). The acquisition price was $1,676 million, which was paid in cash in February 2006.

Fiscal 2005.

PULSE.    On January 12, 2005, the Company acquired PULSE, a U.S.-based automated teller machine/debit and electronic funds transfer network currently serving banks, credit unions, and savings and other financial institutions. As a result of the Discover Spin-off, the results of PULSE have been included within discontinued operations (see “Other Items—Discontinued Operations” herein).

Fiscal 2004.

Barra.    On June 3, 2004, the Company acquired Barra, a global leader in delivering risk management systems and services to managers of portfolio and firm-wide investment risk. Since the acquisition date, the results of Barra have been included within the Institutional Securities business segment. In February 2005, the Company sold its 50% interest in POSIT, an equity crossing system that matches institutional buyers and sellers, to Investment Technology Group, Inc. The Company acquired the POSIT interest as part of its acquisition of Barra.

Coleman Litigation.

On May 8, 2003, Coleman (Parent) Holdings Inc. (“CPH”) filed a complaint against the Company in the Circuit Court of the Fifteenth Judicial Circuit for Palm Beach County, Florida. The complaint relates to the 1998 merger between The Coleman Company, Inc. (“Coleman”) and Sunbeam, Inc. (“Sunbeam”). The complaint, as amended, alleges that CPH was induced to agree to the transaction with Sunbeam based on certain financial misrepresentations, and it asserts claims against the Company for aiding and abetting fraud, conspiracy and punitive damages. Shortly before trial, which commenced in April 2005, the trial court granted, in part, a motion for entry of a default judgment against the Company and ordered that portions of CPH’s complaint, including those setting forth CPH’s primary allegations against the Company, be read to the jury and deemed established for all purposes in the action. In May 2005, the jury returned a verdict in favor of CPH and awarded CPH $604 million in compensatory damages and $850 million in punitive damages. On June 23, 2005, the trial court issued a final judgment in favor of CPH in the amount of $1,578 million, which includes prejudgment interest and excludes certain payments received by CPH in settlement of related claims against others. On June 27, 2005, the Company filed a notice of appeal with the District Court of Appeal for the Fourth District of Florida (the “Court of Appeal”) and posted a supersedeas bond, which automatically stayed execution of the judgment pending appeal. Included in cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements in the consolidated statement of financial condition is $1,840 million of money market deposits that have been pledged to obtain the supersedeas bond. The Company filed its initial brief in support of its appeal on December 7, 2005, and, on June 28, 2006, the Court of Appeal heard oral argument. The Company’s appeal seeks to reverse the judgment of the trial court on several grounds and asks that the case be remanded for entry of a judgment in favor of the Company or, in the alternative, for a new trial.

The Company believes, after consultation with outside counsel, that it is probable that the compensatory and punitive damages awards will be overturned on appeal and the case remanded for a new trial. Taking into account the advice of outside counsel, the Company is maintaining a reserve of $360 million for the Coleman litigation, which it believes to be a reasonable estimate, under SFAS No. 5, “Accounting for Contingencies” (“SFAS No. 5”), of the low end of the range of its probable exposure in the event the judgment is overturned and the case remanded for a new trial. If the compensatory and/or punitive awards are ultimately upheld on appeal, in whole or in part, the Company may incur an additional expense equal to the difference between the amount affirmed on appeal (and post-judgment interest thereon) and the amount of the reserve. While the Company cannot predict with certainty the amount of such additional expense, such additional expense could have a material adverse effect on the consolidated financial condition of the Company and/or the Company’s or Institutional Securities’ operating results and cash flows for a particular future period, and the upper end of the range could exceed $1.4 billion. For further information, see Note 9 to the consolidated financial statements.

Insurance Settlement.

On September 11, 2001, the U.S. experienced terrorist attacks targeted against New York City and Washington, D.C. The attacks in New York resulted in the destruction of the World Trade Center complex, where approximately 3,700 of the Company’s employees were located, and the temporary closing of the debt and equity financial markets in the U.S. Through the implementation of its business recovery plans, the Company relocated its displaced employees to other facilities.

In the first quarter of fiscal 2005, the Company settled its claim with its insurance carriers related to the events of September 11, 2001. The Company recorded a pre-tax gain of $251 million as the insurance recovery was in excess of previously recognized costs related to the terrorist attacks (primarily write-offs of leasehold improvements and destroyed technology and telecommunications equipment in the World Trade Center complex, employee relocation and certain other employee-related expenditures).

The pre-tax gain was recorded as a reduction to non-interest expenses and is included within the Global Wealth Management Group ($198 million), Asset Management ($43 million) and Institutional Securities ($10 million) business segments. The insurance settlement was allocated to the respective segments in accordance with the relative damages sustained by each segment.

Lease Adjustment.

Prior to the first quarter of fiscal 2005, the Company did not record the effects of scheduled rent increases and rent-free periods for certain real estate leases on a straight-line basis. In addition, the Company had been accounting for certain tenant improvement allowances as reductions to the related leasehold improvements instead of recording funds received as deferred rent and amortizing them as reductions to lease expense over the lease term. In the first quarter of fiscal 2005, the Company changed its method of accounting for these rent escalation clauses, rent-free periods and tenant improvement allowances to properly reflect lease expense over the lease term on a straight-line basis. The impact of this correction resulted in the Company recording $105 million of additional rent expense in the first quarter of fiscal 2005. The impact of this change was included within non-interest expenses and reduced income before taxes within the Institutional Securities ($71 million), Global Wealth Management Group ($29 million) and Asset Management ($5 million) business segments. The impact of this correction was not material to the pre-tax income of each of the segments or to the Company.

Senior Management Compensation Charges.

Compensation and benefits expense in fiscal 2005 included charges for certain members of senior management related to severance and new hires, which increased non-interest expenses by approximately $282 million. These compensation charges were allocated to the Company’s business segments as follows: Institutional Securities ($193 million), Global Wealth Management Group ($48 million) and Asset Management ($41 million).

Tax Matters.

Income Tax Examinations.

The Company is under continuous examination by the Internal Revenue Service (the “IRS”) and other tax authorities in certain countries, such as Japan and the U.K., and states in which the Company has significant business operations, such as New York. The tax years under examination vary by jurisdiction; for example, the current IRS examination covers 1999-2005. The Company regularly assesses the likelihood of additional assessments in each of the taxing jurisdictions resulting from these and subsequent years’ examinations. The Company has established tax reserves that the Company believes are adequate in relation to the potential for additional assessments. Once established, the Company adjusts tax reserves only when more information is available or when an event occurs necessitating a change to the reserves. The Company believes that the resolution of tax matters will not have a material effect on the consolidated financial condition of the Company, although a resolution could have a material impact on the Company’s consolidated statement of income for a particular future period and on the Company’s effective income tax rate for any period in which such resolution occurs.

Fiscal 2006 included an income tax benefit of $280 million, or $0.27 per diluted share, related to the resolution of the IRS examination of years 1994-1998.

American Jobs Creation Act of 2004.

The American Jobs Creation Act, adopted on October 22, 2004, provided for a special one-time tax deduction, or dividend received deduction, of 85% of qualifying foreign earnings that are repatriated in either a company’s last tax year that began before the enactment date or the first tax year that begins during the one-year period beginning on the enactment date. In the fourth quarter of fiscal 2005, the Company recorded an income tax benefit of $309 million, or $0.29 per diluted share, resulting from the Company’s repatriation of approximately $4.0 billion of qualifying foreign earnings under the provisions of the American Jobs Creation Act. The $309 million tax benefit resulted from the reversal of net deferred tax liabilities previously provided under SFAS No. 109, “Accounting for Income Taxes,” net of additional taxes associated with these qualifying earnings.

Investments in Unconsolidated Investees.

The Company invests in unconsolidated investees that own synthetic fuel production plants and in certain structured transactions not integral to the operations of the Company. The Company accounts for these investments under the equity method of accounting.

Losses from these investments were $40 million, $311 million and $328 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively.

Synthetic Fuel Production Plants.    The Company’s share of the operating losses generated by these investments is recorded within (Losses) gains from unconsolidated investees, and the tax credits and the tax benefits associated with these operating losses are recorded within the Provision for income taxes.

In fiscal 2006, fiscal 2005 and fiscal 2004, the losses from unconsolidated investees were more than offset by the respective tax credits and tax benefits on the losses. The table below provides information regarding the losses from unconsolidated investees, tax credits and tax benefits on the losses:

	Fiscal Year
	2006	2005	2004
	(dollars in millions)
Losses from unconsolidated investees	$225	$311	$328
Tax credits	159	336	351
Tax benefits on losses	90	124	132

Under the current tax law, synthetic fuels tax credits are granted under Section 45K of the Internal Revenue Code. Synthetic fuels tax credits are available in full only when the price of oil is less than a base price specified by the tax code, as adjusted for inflation (“Base Price”). The Base Price for each calendar year is determined by the Secretary of the Treasury by April 1 of the following year. If the annual average price of a barrel of oil in 2006 or future years exceeds the applicable Base Price, the synthetic fuels tax credits generated by the Company’s synthetic fuel facilities will be phased out, on a ratable basis, over the phase-out range. Synthetic fuels tax credits realized in prior years are not affected by this limitation. Due to the high level of crude oil prices in fiscal 2006 and continued uncertainty regarding the value of tax credits associated with synthetic fuel investments, all of the Company’s investees idled production at their synthetic fuel production facilities during the second and third quarters of fiscal 2006. In the fourth quarter of fiscal 2006, all of the Company’s investees began production at their synthetic fuel production facilities, largely due to a decline in the level of crude oil prices in the fourth quarter as compared with the second and third quarters of fiscal 2006. Additionally, based on fiscal year to date and futures prices at November 30, 2006, the Company estimates that there will be a partial phase-out of tax credits earned in fiscal 2006. The impact of this anticipated partial phase-out is included within Losses from unconsolidated investees and the Provision for income taxes for the fiscal year ended November 30, 2006.

The Company has entered into derivative contracts designed to reduce its exposure to rising oil prices and the potential phase-out of the synthetic fuels tax credits. Changes in fair value relative to these derivative contracts are included within Principal transactions—trading revenues.

Structured Transactions.    Gains from unconsolidated investees associated with investments in certain structured investments were $185 million in fiscal 2006.

Asset Management and Account Fees.

Prior to the fourth quarter of fiscal 2004, the Company was improperly recognizing certain management fees, account fees and related compensation expense paid at the beginning of the relevant contract periods, which is when such fees were billed. In the fourth quarter of fiscal 2004, the Company changed its method of accounting for such fees to properly recognize such fees and related expenses over the relevant contract period, generally quarterly or annually. As a result of the change, the Company’s results in the fourth quarter of fiscal 2004 included an adjustment to reflect the cumulative impact of the deferral of certain management fees, account fees and related compensation expense paid to global representatives. The impact of this change reduced net revenues by $107 million, non-interest expenses by $27 million and income before taxes by $80 million, at both the Company and the Global Wealth Management Group business segment in the fourth quarter of fiscal 2004. Such adjustment reduced fiscal 2004 net income by approximately $50 million and basic and diluted earnings per share by $0.05.

Pension Plans.

Contributions.    The Company made contributions of $114 million and $272 million to its U.S. and non-U.S. defined benefit pension plans in fiscal 2006 and fiscal 2005, respectively. These contributions were funded with cash from operations and were recorded as a component of prepaid pension benefit cost in the Company’s consolidated statements of financial condition.

The Company determines the amount of its pension contributions to its funded plans by considering several factors, including the level of plan assets relative to plan liabilities, expected plan liquidity needs and expected future contribution requirements. The Company’s policy is to fund at least the amounts sufficient to meet minimum funding requirements under applicable employee benefit and tax regulations; for example, in the U.S., the minimum required contribution under the Employee Retirement Income Security Act of 1974 (“ERISA”). At November 30, 2006, there were no minimum required ERISA contributions for the Company’s U.S. pension plan that is qualified under Section 401(a) of the Internal Revenue Code (the “Qualified Plan”). Liabilities for benefits payable under its unfunded supplementary plans are accrued by the Company and are funded when paid to the beneficiaries.

Pension Expense.    In accordance with U.S. GAAP, the Company recognizes the compensation cost of employee’s pension benefits (including prior service cost) over the employee’s approximate service period. This process involves making certain estimates and assumptions, including the discount rate and the expected long-term rate of return on plan assets.

The assumed discount rate, which reflects the rates at which pension benefits could be effectively settled, is used to measure the projected and accumulated benefit obligations and to calculate the service cost and interest cost. For fiscal 2006 and fiscal 2005, the assumed discount rate for all U.S. plans was selected by the Company, in consultation with its independent actuaries, using a pension discount yield curve based on the characteristics of the Qualified Plan liabilities. The pension discount yield curve represents spot discount yields based on the duration implicit in a representative broad-based Aa corporate bond universe of high-quality fixed income investments. It includes only bonds of reasonable issue size and excludes certain types of bonds, such as callable bonds. As of November 30, 2006, the Qualified Plan liabilities represented 79% of the total liabilities of the Company’s U.S. and non-U.S. pension plans combined. The Company, in consultation with its independent actuaries, set the assumed discount rates used for non-U.S. pension plans based on the nature of liabilities, local economic environments and available bond indices.

The expected long-term rate of return on assets represents the Company’s best estimate of the long-term return on plan assets and generally was estimated by computing a weighted average return of the underlying long-term expected returns on the different asset classes based on the target asset allocations and taking into consideration estimated expenses and the benefits of diversification and the rebalancing of the portfolio. This rate is expected to remain the same from one year to the next, but is adjusted when there is a significant change in the target asset allocation, the fees and expenses paid by the plan or market conditions.

As of November 30, 2006, the Qualified Plan assets represented 89% of the total assets of the Company’s U.S. and non-U.S. pension plans combined. To better align the duration of plan assets with the duration of plan liabilities, the Qualified Plan’s target asset allocation policy was changed in September 2005 from 50%/50% equity/fixed income to 45%/55% equity/fixed income, and the duration of the fixed income portfolio was extended from 13 to 18 years. As a result, the Company, in consultation with its independent investment consultants and actuaries, lowered its expected long-term rate of return on its Qualified Plan assets from 7.00% to 6.75% for fiscal 2006 (see Note 15 to the consolidated financial statements). The impact of this change was not material to the Company’s consolidated results of operations in fiscal 2006. The preliminary expected long-term rate of return on Qualified Plan assets remains unchanged at 6.75% for fiscal 2007.

The Company’s fiscal 2006 expected long-term rate of return on assets for its Qualified Plan was based on the following target asset allocation:

	Target Investment Mix	Expected Annual Return(1)
Domestic equity:
Large capitalization	30%	8.0%
Small capitalization	3%	8.4%

International equity	12%	8.4%

Fixed income:
Long-term government/corporate	55%	5.0%

(1)	These returns do not include the impact of diversification on the overall expected portfolio return.

Each year the Company compares its initial estimate of the expected long-term rate of return on assets for the Qualified Plan (and adjusts, if necessary) with a portfolio return calculator model (the “Portfolio Model”) that produces a range of expected returns for the portfolio. Return assumptions used are forward-looking gross returns that are not developed solely by an examination of historical returns. The Portfolio Model begins with the current U.S. Treasury yield curve, recognizing that expected returns on bonds are heavily influenced by the current level of yields. Corporate bond spreads and equity risk premiums, based on current market conditions, are then added to develop the return expectations for each asset class. The resulting expected portfolio investment is then adjusted downward to reflect assumed expenses, which include investment and transaction fees that typically are paid from plan assets, added to the cost basis or subtracted from sale proceeds, as well as administrative expenses paid from plan assets.

The Company uses the expected long-term rate of return on plan assets to compute the expected return on assets component of pension expense. For the Qualified Plan, expected returns are computed based on a market-related value of assets. The market-related value of assets is a smoothed actuarial value of assets equal to a moving average of market values in which investment income is recognized over a five-year period. The market-related value of assets must be no greater than 120% and no less than 80% of the market value of assets. Investment income equal to the expected return on the plan’s assets as calculated for the prior year’s expense is recognized immediately. Any difference between the actual investment income (on a market-value basis) and the expected return is recognized over a five-year period in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.”

Other assumptions, including mortality rates, long-term salary growth and employee turnover rates, are set by the Company in consultation with its independent actuaries. These assumptions are tested every year by monitoring gains and losses, performing assumption studies as needed, and monitoring Company objectives and actuarial trends. These assumptions are adjusted whenever necessary.

The Company amortizes (as a component of pension expense) unrecognized net gains and losses over the average future service of active participants (5 to 20 years depending upon the plan) to the extent that the gain/ loss exceeds 10% of the greater of the projected benefit obligation or the market-related value of plan assets. The loss amortization component for the U.S. and the non-U.S. pension plans was $60 million for fiscal 2006 (33% of pension expense) and $49 million for fiscal 2005 (31% of pension expense).

Accounting Developments.

Determining the Variability in Variable Interest Entities.    In April 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)” (“FSP FIN 46(R)-6”). FSP FIN 46(R)-6 requires that the determination of the variability to be considered in applying FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”), be based on an analysis of the design of the entity. In evaluating whether an interest with a variable interest entity creates or absorbs variability, FSP FIN 46(R)-6 focuses on the role of a contract or arrangement in the design of an entity, regardless of its legal form or accounting classification. The Company adopted the guidance in FSP FIN 46(R)-6 prospectively on September 1, 2006 to all entities that the Company first becomes involved with and to all entities previously required to be analyzed under FIN 46R when a reconsideration event has occurred under paragraph 7 of FIN 46R. The adoption of FSP FIN 46(R)-6 did not have a material impact on the Company’s consolidated financial statements.

Limited Partnerships.    In June 2005, the FASB ratified the consensus reached in Emerging Issues Task Force (“EITF”) Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF Issue No. 04-5”). Under the provisions of EITF Issue No. 04-5, a general partner in a limited partnership is presumed to control that limited partnership and, therefore, should include the limited partnership in its consolidated financial statements, regardless of the amount or extent of the general partner’s interest unless a majority of the limited partners can vote to dissolve or liquidate the partnership or otherwise remove the general partner without having to show cause or the limited partners have substantive participating rights that can overcome the presumption of control by the general partner. EITF Issue No. 04-5 was effective immediately for all newly formed limited partnerships and existing limited partnerships for which the partnership agreements have been modified. For all other existing limited partnerships for which the partnership agreements have not been modified, the Company adopted EITF Issue No. 04-5 on December 1, 2006. The adoption of EITF Issue No. 04-5 on December 1, 2006 did not have a material impact on the Company’s consolidated financial statements.

Accounting for Certain Hybrid Financial Instruments.    In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”), which amends SFAS No. 133 and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”). SFAS No. 155 permits hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to irrevocably be accounted for at fair value, with changes in fair value recognized in the statement of income. The fair value election may be applied on an instrument-by-instrument basis. SFAS No. 155 also eliminates a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. The Company adopted SFAS No. 155 on December 1, 2006 and has elected to fair value only certain hybrid financial instruments acquired, issued or subject to a remeasurement event after December 1, 2006.

Accounting for Servicing of Financial Assets.    In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140” (“SFAS No. 156”). SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. The standard permits an entity to subsequently measure each class of servicing assets or servicing liabilities at fair value and report changes in fair value in the statement of income in the period in which the changes occur. The Company adopted SFAS No. 156 on December 1, 2006 and has elected to fair value certain servicing rights held as of the date of adoption. This election did not have a material impact on the Company’s opening balance of Retained earnings as of December 1, 2006. The Company will also elect to fair value certain servicing rights acquired after December 1, 2006.

Accounting for Uncertainty in Income Taxes.    In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for the Company as of December 1, 2007. The Company is currently evaluating the potential impact of adopting FIN 48.

Fair Value Measurements.    In September 2006, the FASB issued SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In addition, SFAS No. 157 disallows the use of block discounts for large holdings of unrestricted financial instruments where quoted prices are readily and regularly available in an active market, and nullifies select guidance provided by EITF Issue No. 02-3, which prohibited the recognition of trading gains or losses at the inception of a derivative contract, unless the fair value of such derivative is obtained from a quoted market price, or other valuation technique that incorporates observable market data. SFAS No. 157 also requires the Company to consider its own credit spreads when measuring the fair value of liabilities, including derivatives. Effective December 1, 2006, the Company elected early adoption of SFAS No. 157. In accordance with the provisions of SFAS No. 157 related to block discounts and EITF Issue No. 02-3, the Company recorded a cumulative effect adjustment of approximately $80 million after-tax as an increase to the opening balance of retained earnings as of December 1, 2006, which was primarily associated with EITF Issue No. 02-3. The impact of considering the Company’s own credit spreads when measuring the fair value of liabilities, including derivatives, did not have a material impact on fair value measurements at the date of adoption. With the adoption of SFAS No. 157, the Company will no longer apply the revenue recognition criteria of EITF Issue No. 02-3. The Company is currently unable to quantify the impact, if any, that this change in accounting methodology will have on its results of operations in fiscal 2007, since such impact will be dependent upon, among other things, the nature, volume and size of structured derivative transactions that the Company may enter into during fiscal 2007.

Employee Benefit Plans.    In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS No. 158”). Among other items, SFAS No. 158 requires recognition of the overfunded or underfunded status of an entity’s defined benefit and postretirement plans as an asset or liability in the financial statements and requires the measurement of defined benefit and postretirement plan assets and obligations as of the end of the employer’s fiscal year. SFAS No. 158’s requirement to recognize the funded status in the financial statements is effective for fiscal years ending after December 15, 2006, and its requirement to use the fiscal year-end date as the measurement date is effective for fiscal years ending after December 15, 2008. The Company is currently assessing the impact that SFAS No. 158 will have on its consolidated results of operations and cash flows. However, if SFAS No. 158 were to be applied by the Company as of November 30, 2006, based on a September 30, 2006 measurement date, the effect on its consolidated statement of financial position would be an after-tax charge to Shareholders’ equity of approximately $355 million.

Critical Accounting Policies.

The Company’s consolidated financial statements are prepared in accordance with U.S. GAAP, which requires the Company to make estimates and assumptions (see Note 1 to the consolidated financial statements). The Company believes that of its accounting policies (see Note 2 to the consolidated financial statements), the following may involve a higher degree of judgment and complexity.

Financial Instruments Used For Trading and Investment.

Financial instruments owned and Financial instruments sold, not yet purchased, which include cash and derivative products, are recorded at fair value in the consolidated statements of financial condition, and gains and losses are reflected in Principal transactions trading and investment revenues in the consolidated statements of income. Fair value is the amount at which financial instruments could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The fair value of the Company’s Financial instruments owned and Financial instruments sold, not yet purchased are generally based on observable market prices, observable market parameters or derived from such prices or parameters based on bid prices or parameters for Financial instruments owned and ask prices or parameters for Financial instruments sold, not yet purchased. In the case of financial instruments transacted on recognized exchanges, the observable prices represent quotations for completed transactions from the exchange on which the financial instrument is principally traded. Bid prices represent the highest price a buyer is willing to pay for a financial instrument at a particular time. Ask prices represent the lowest price a seller is willing to accept for a financial instrument at a particular time.

A substantial percentage of the fair value of the Company’s Financial instruments owned and Financial instruments sold, not yet purchased is based on observable market prices, observable market parameters, or is derived from such prices or parameters. The availability of observable market prices and pricing parameters can vary from product to product. Where available, observable market prices and pricing parameters in a product (or a related product) may be used to derive a price without requiring significant judgment. In certain markets, observable market prices or market parameters are not available for all products, and fair value is determined using techniques appropriate for each particular product. These techniques involve some degree of judgment.

The price transparency of the particular product will determine the degree of judgment involved in determining the fair value of the Company’s financial instruments. Price transparency is affected by a wide variety of factors, including, for example, the type of product, whether it is a new product and not yet established in the marketplace, and the characteristics particular to the transaction. Products for which actively quoted prices or pricing parameters are available or for which fair value is derived from actively quoted prices or pricing parameters will generally have a higher degree of price transparency. By contrast, products that are thinly traded or not quoted will generally have reduced to no price transparency. Even in normally active markets, the price transparency for actively quoted instruments may be reduced for periods of time during periods of market dislocation. Alternatively, in thinly quoted markets, the participation of market-makers willing to purchase and sell a product provides a source of transparency for products that otherwise are not actively quoted or during periods of market dislocation.

The Company’s cash products include securities issued by the U.S. government and its agencies, other sovereign debt obligations, corporate and other debt securities, corporate equity securities, exchange traded funds and physical commodities. The fair value of these products is based principally on observable market prices or is derived using observable market parameters. These products generally do not entail a significant degree of judgment in determining fair value. Examples of products for which actively quoted prices or pricing parameters are available or for which fair value is derived from actively quoted prices or pricing parameters include securities issued by the U.S. government and its agencies, exchange traded corporate equity securities, most municipal debt securities, most corporate debt securities, most high-yield debt securities, physical commodities, certain tradable loan products and most mortgage-backed securities.

In certain circumstances, principally involving loan products and other financial instruments held for securitization transactions, the Company determines fair value from within the range of bid and ask prices such that fair value indicates the value likely to be realized in a current market transaction. Bid prices reflect the price that the Company and others pay, or stand ready to pay, to originators of such assets. Ask prices represent the prices that the Company and others require to sell such assets to the entities that acquire the financial instruments for purposes of completing the securitization transactions. Generally, the fair value of such acquired assets is based upon the bid price in the market for the instrument or similar instruments. In general, the loans and similar assets are valued at bid pricing levels until structuring of the related securitization is substantially complete and such that the value likely to be realized in a current transaction is consistent with the price that a securitization entity will pay to acquire the financial instruments. Factors affecting securitized value and investor demand relating specifically to loan products include, but are not limited to, loan type, underlying property type and geographic location, loan interest rate, loan to value ratios, debt service coverage ratio, investor demand and credit enhancement levels.

In addition, some cash products exhibit little or no price transparency, and the determination of fair value requires more judgment. Examples of cash products with little or no price transparency include certain high-yield debt, certain collateralized mortgage obligations, certain tradable loan products, distressed debt securities (i.e., securities of issuers encountering financial difficulties, including bankruptcy or insolvency) and equity securities that are not publicly traded. Generally, the fair value of these types of cash products is determined using one of several valuation techniques appropriate for the product, which can include cash flow analysis, revenue or net income analysis, default recovery analysis (i.e., analysis of the likelihood of default and the potential for recovery) and other analyses applied consistently.

The following table presents the valuation of the Company’s cash products included within Financial instruments owned and Financial instruments sold, not yet purchased by level of price transparency (dollars in millions):

	At November 30, 2006		At November 30, 2005
	Assets	Liabilities	Assets	Liabilities
Observable market prices, parameters or derived from observable prices or parameters	$295,547	$124,708	$203,590	$101,972
Reduced or no price transparency	29,863	920	11,131	76

Total	$325,410	$125,628	$214,721	$102,048

The Company’s derivative products include exchange traded and OTC derivatives. Exchange traded derivatives have valuation attributes similar to the cash products valued using observable market prices or market parameters described above. OTC derivatives, whose fair value is derived using pricing models, include a wide variety of instruments, such as interest rate swap and option contracts, foreign currency option contracts, credit and equity swap and option contracts, and commodity swap and option contracts.

The following table presents the fair value of the Company’s exchange traded and OTC derivatives included within Financial instruments owned and Financial instruments sold, not yet purchased (dollars in millions):

	At November 30, 2006		At November 30, 2005
	Assets	Liabilities	Assets	Liabilities
Exchange traded	$12,554	$17,094	$4,491	$8,151
OTC	42,889	40,397	41,403	36,801

Total	$55,443	$57,491	$45,894	$44,952

The fair value of OTC derivative contracts is derived primarily using pricing models, which may require multiple market input parameters. Where appropriate, valuation adjustments are made to account for credit quality and market liquidity. These adjustments are applied on a consistent basis and are based upon observable market data where available. Prior to the adoption of SFAS No. 157 on December 1, 2006, the Company followed the provisions of EITF Issue No. 02-3 (see “Other Items—Accounting Developments” herein). Under EITF Issue No. 02-3, in the absence of observable market prices or parameters in an active market, observable prices or parameters of other comparable current market transactions, or other observable data supporting a fair value based on a pricing model at the inception of a contract, revenue recognition at the inception of an OTC derivative financial instrument is not permitted. Such revenue is recognized in income at the earlier of when there is market value observability or at the end of the contract period. In the absence of observable market prices or parameters in an active market, observable prices or parameters of other comparable current market transactions, or other observable data supporting a fair value based on a pricing model at the inception of a contract, fair value is based on the transaction price. The Company also uses pricing models to manage the risks introduced by OTC derivatives. Depending on the product and the terms of the transaction, the fair value of OTC derivative products can be modeled using a series of techniques, including closed-form analytic formulae, such as the Black-Scholes option pricing model, simulation models or a combination thereof, applied consistently. In the case of more established derivative products, the pricing models used by the Company are widely accepted by the financial services industry. Pricing models take into account the contract terms, including the maturity, as well as market parameters such as interest rates, volatility and the creditworthiness of the counterparty.

Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgment, and the pricing inputs are observed from actively quoted markets, as is the case for generic interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Company using pricing models fall into this category. Other derivative products, typically the newest and most complex products, will require more judgment in the implementation of the modeling technique applied due to the complexity of the modeling assumptions and the reduced price transparency surrounding the model’s market parameters. The Company manages its market exposure for OTC derivative products primarily by entering into offsetting derivative contracts or other related financial instruments. The Company’s trading divisions, the Financial Control Department and the Market Risk Department continuously monitor the price changes of the OTC derivatives in relation to the offsetting positions. For a further discussion of the price transparency of the Company’s OTC derivative products, see “Quantitative and Qualitative Disclosures about Market Risk—Risk Management—Credit Risk” in Part II, Item 7A.

Equity and debt investments purchased in connection with private equity and other principal investment activities initially are valued at cost to approximate fair value. The carrying value of such investments is adjusted when changes in the underlying fair values are readily ascertainable, generally as evidenced by observable market prices or transactions that directly affect the value of such investments. Downward adjustments relating to such investments are made in the event that the Company determines that the fair value is less than the carrying value. The Company’s partnership interests, including general partnership and limited partnership interests in real estate funds, are included within Other assets in the consolidated statements of financial condition and are recorded at fair value based upon changes in the fair value of the underlying partnership’s net assets.

The Company employs control processes to validate the fair value of its financial instruments, including those derived from pricing models. These control processes are designed to assure that the values used for financial reporting are based on observable market prices or market-based parameters wherever possible. In the event that market prices or parameters are not available, the control processes are designed to assure that the valuation approach utilized is appropriate and consistently applied and that the assumptions are reasonable. These control processes include reviews of the pricing model’s theoretical soundness and appropriateness by Company personnel with relevant expertise who are independent from the trading desks. Additionally, groups independent from the trading divisions within the Financial Control and Market Risk Departments participate in the review and validation of the fair values generated from pricing models, as appropriate. Where a pricing model is used to determine fair value, recently executed comparable transactions and other observable market data are considered for purposes of validating assumptions underlying the model. Consistent with market practice, the Company has individually negotiated agreements with certain counterparties to exchange collateral (“margining”) based on the level of fair values of the derivative contracts they have executed. Through this margining process, one party or both parties to a derivative contract provides the other party with information about the fair value of the derivative contract to calculate the amount of collateral required. This sharing of fair value information provides additional support of the Company’s recorded fair value for the relevant OTC derivative products. For certain OTC derivative products, the Company, along with other market participants, contributes derivative pricing information to aggregation services that synthesize the data and make it accessible to subscribers. This information is then used to evaluate the fair value of these OTC derivative products. For more information regarding the Company’s risk management practices, see “Quantitative and Qualitative Disclosures about Market Risk—Risk Management” in Part II, Item 7A.

Allowance for Consumer Loan Losses.

The allowance for consumer loan losses in the Company’s Discover business was established through a charge to the provision for consumer loan losses. As a result of the completion of the Discover Spin-off, the provision for consumer loan losses has been reclassified to discontinued operations. Provisions were made to reserve for estimated losses in outstanding loan balances. The allowance for consumer loan losses was a significant estimate that represented management’s estimate of probable losses inherent in the consumer loan portfolio. The allowance for consumer loan losses was primarily applicable to the owned homogeneous consumer credit card loan portfolio and was evaluated quarterly for adequacy.

In estimating the allowance for consumer loan losses, the Company used a systematic and consistently applied approach. This process started with a migration analysis (a technique used to estimate the likelihood that a consumer loan would progress through the various stages of delinquency and ultimately charge-off) of delinquent and current consumer credit card accounts in order to determine the appropriate level of the allowance for consumer loan losses. The migration analysis considered uncollectible principal, interest and fees reflected in consumer loans. In evaluating the adequacy of the allowance for consumer loan losses, management also considered factors that may have impacted credit losses, including current economic conditions, recent trends in delinquencies and bankruptcy filings, account collection management, policy changes, account seasoning, loan volume and amounts, payment rates and forecasting uncertainties. A provision for consumer loan losses was charged against earnings to maintain the allowance for consumer loan losses at an appropriate level.

Legal, Regulatory and Tax Contingencies.

In the normal course of business, the Company has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with its activities as a global diversified financial services institution. Certain of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or in financial distress.

The Company is also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding the Company’s business, including, among other matters, accounting and operational matters, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. The number of these reviews, investigations and proceedings has increased in recent years with regard to many firms in the financial services industry, including the Company.

Reserves for litigation and regulatory proceedings are generally determined on a case-by-case basis and represent an estimate of probable losses after considering, among other factors, the progress of each case, prior experience and the experience of others in similar cases, and the opinions and views of internal and external legal counsel. Given the inherent difficulty of predicting the outcome of such matters, particularly in cases where claimants seek substantial or indeterminate damages or where investigations and proceedings are in the early stages, the Company cannot predict with certainty the loss or range of loss, if any, related to such matters, how such matters will be resolved, when they will ultimately be resolved or what the eventual settlement, fine, penalty or other relief, if any, might be.

The Company is subject to the income tax laws of the U.S., its states and municipalities and those of the foreign jurisdictions in which the Company has significant business operations. These tax laws are complex and subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. The Company must make judgments and interpretations about the application of these inherently complex tax laws when determining the provision for income taxes and must also make estimates about when in the future certain items affect taxable income in the various tax jurisdictions. Disputes over interpretations of the tax laws may be settled with the taxing authority upon examination or audit. The Company regularly assesses the likelihood of assessments in each of the taxing jurisdictions resulting from current and subsequent years’ examinations, and tax reserves are established as appropriate.

The Company establishes reserves for potential losses that may arise out of litigation, regulatory proceedings and tax audits to the extent that such losses are probable and can be estimated in accordance with SFAS No. 5. Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change. Significant judgment is required in making these estimates, and the actual cost of a legal claim, tax assessment or regulatory fine/penalty may ultimately be materially different from the recorded reserves, if any.

See Notes 9 and 16 to the consolidated financial statements for additional information on legal proceedings and tax examinations.

Special Purpose Entities.

The Company enters into a variety of transactions with special purpose entities (“SPE”), primarily in connection with securitization activities. The Company engages in securitization activities related to commercial and residential mortgage loans, U.S. agency collateralized mortgage obligations, corporate bonds and loans, municipal bonds, credit card loans and other types of financial instruments. In most cases, these SPEs are deemed to be variable interest entities (“VIE”). Unless a VIE is determined to be a qualifying special purpose entity (“QSPE”), the Company is required under accounting guidance to perform an analysis of each VIE at the date upon which the Company becomes involved with it to determine whether the Company is the primary beneficiary of the VIE, in which case the Company must consolidate the VIE. QSPEs are not consolidated. The determination of whether an SPE meets the accounting requirements of a QSPE requires significant judgment, particularly in evaluating whether the permitted activities of the SPE are significantly limited and in determining whether derivatives held by the SPE are passive and nonexcessive. In addition, the analysis involved in determining whether an entity is a VIE, and in determining the primary beneficiary of a VIE, also requires significant judgment.

Certain Factors Affecting Results of Operations.

The Company’s results of operations may be materially affected by market fluctuations and by economic factors. In addition, results of operations in the past have been, and in the future may continue to be, materially affected by many factors of a global nature, including political, economic and market conditions; the availability and cost of capital; the level and volatility of equity prices, commodity prices and interest rates; currency values and other market indices; technological changes and events; the availability and cost of credit; inflation; and investor sentiment and confidence in the financial markets. In addition, there continues to be a heightened level of legislative, legal and regulatory developments related to the financial services industry that potentially could increase costs, thereby affecting future results of operations. Such factors also may have an impact on the Company’s ability to achieve its strategic objectives on a global basis. For a further discussion of these and other important factors that could affect the Company’s business, see “Risk Factors” in Part I, Item 1A.

Liquidity and Capital Resources.

The Company’s senior management establishes the overall liquidity and capital policies of the Company. Through various risk and control committees, the Company’s senior management reviews business performance relative to these policies, monitors the availability of alternative sources of financing, and oversees the liquidity and interest rate and currency sensitivity of the Company’s asset and liability position. These committees, along with the Company’s Treasury Department and other control groups, also assist in evaluating, monitoring and controlling the impact that the Company’s business activities have on its consolidated balance sheet, liquidity and capital structure, thereby helping to ensure that its business activities are integrated with the Company’s liquidity and capital policies. For a description of the Company’s other principal risks and how they are monitored and managed, see “Quantitative and Qualitative Disclosures about Market Risk—Risk Management” in Part II, Item 7A.

The Company’s liquidity and funding risk management policies are designed to mitigate the potential risk that the Company may be unable to access adequate financing to service its financial obligations when they come due without material, adverse franchise or business impact. The key objectives of the liquidity and funding risk management framework are to support the successful execution of the Company’s business strategies while ensuring ongoing and sufficient liquidity through the business cycle and during periods of financial distress. The principal elements of the Company’s liquidity framework are the cash capital policy, the liquidity reserve and stress testing through the contingency funding plan. Comprehensive financing guidelines (collateralized funding, long-term funding strategy, surplus capacity, diversification, staggered maturities and committed credit facilities) support the Company’s target liquidity profile.

The Balance Sheet.

The Company monitors and evaluates the composition and size of its balance sheet. Given the nature of the Company’s market-making and customer financing activities, the size of the balance sheet fluctuates from time to time. A substantial portion of the Company’s total assets consists of highly liquid marketable securities and short-term receivables arising principally from its Institutional Securities sales and trading activities. The highly liquid nature of these assets provides the Company with flexibility in financing and managing its business.

The Company’s total assets increased to $1,121,192 million at November 30, 2006 from $898,835 million at November 30, 2005. The increase was primarily due to increases in financial instruments owned (largely driven by increases in corporate and other debt and corporate equities), securities borrowed, receivables from customers, and securities received as collateral. The increases were largely the result of an increase in client business opportunities.

Balance sheet leverage ratios are one indicator of capital adequacy when viewed in the context of a company’s overall liquidity and capital policies. The Company views the adjusted leverage ratio as a more relevant measure of financial risk when comparing financial services firms and evaluating leverage trends. The Company has adopted a definition of adjusted assets that excludes certain self-funded assets considered to have minimal market, credit and/or liquidity risk. These low-risk assets generally are attributable to the Company’s matched book and securities lending businesses. Adjusted assets are calculated by reducing gross assets by aggregate resale agreements and securities borrowed less non-derivative short positions and assets recorded under certain provisions of SFAS No. 140 and FIN 46R. The adjusted leverage ratio reflects the deduction from shareholders’ equity of the amount of equity used to support goodwill and intangible assets (as the Company does not view this amount of equity as available to support its risk capital needs). In addition, the Company views junior subordinated debt issued to capital trusts as a component of its capital base given the inherent characteristics of the securities. These characteristics include the long-dated nature (e.g., some have final maturity at issuance of 30 years extendible at the Company’s option by a further 19 years, others have a 60-year final maturity at issuance), the Company’s ability to defer coupon interest for up to 20 consecutive quarters and the subordinated nature of the obligations in the capital structure. The Company also receives rating agency equity credit for these securities.

The following table sets forth the Company’s total assets, adjusted assets and leverage ratios as of November 30, 2006 and November 30, 2005 and for the average month-end balances during fiscal 2006 and fiscal 2005:

	Balance at				Average Month-End Balance
	November 30, 2006		November 30, 2005		Fiscal 2006(1)		Fiscal 2005
	(dollars in millions, except ratio data)
Total assets	$1,121,192		$898,835		$1,022,543		$828,287
Less: Securities purchased under agreements to resell	(175,787)		(174,712)		(183,850)		(147,482)
Securities borrowed	(299,631)		(244,241)		(274,807)		(225,984)
Add: Financial instruments sold, not yet purchased	183,119		147,000		157,678		130,936
Less: Derivative contracts sold, not yet purchased	(57,491)		(44,952)		(47,176)		(42,192)

Subtotal	771,402		581,930		674,388		543,565
Less: Segregated customer cash and securities balances	(16,782)		(30,540)		(29,286)		(30,483)
Assets recorded under certain provisions of SFAS No. 140 and FIN 46R	(100,236)		(67,091)		(82,992)		(56,865)
Goodwill and net intangible assets	(3,350)		(2,500)		(2,886)		(2,471)

Adjusted assets	$651,034		$481,799		$559,224		$453,746

Common equity	$34,264		$29,182		$31,740		$28,501
Preferred equity	1,100		—		423		—

Shareholders’ equity	35,364		29,182		32,163		28,501
Junior subordinated debt issued to capital trusts	4,884		2,764		3,875		2,859

Subtotal	40,248		31,946		36,038		31,360
Less: Goodwill and net intangible assets	(3,350)		(2,500)		(2,886)		(2,471)

Tangible shareholders’ equity	$36,898		$29,446		$33,152		$28,889

Leverage ratio(2)	30.4	x	30.5	x	30.8	x	28.7	x

Adjusted leverage ratio(3)	17.6	x	16.4	x	16.9	x	15.7	x

(1)	The results for the Company and for the Institutional Securities segment for the first two quarters of fiscal 2006 were adjusted (see “Other Items—Staff Accounting Bulletin No. 108” herein).
(2)	Leverage ratio equals total assets divided by tangible shareholders’ equity.
(3)	Adjusted leverage ratio equals adjusted assets divided by tangible shareholders’ equity.

Activity in Fiscal 2006.

The Company’s total capital consists of shareholders’ equity, long-term borrowings (debt obligations scheduled to mature in more than 12 months), junior subordinated debt issued to capital trusts, and Capital Units. At November 30, 2006, total capital was $162,134 million, an increase of $36,243 million from November 30, 2005.

During the 12 months ended November 30, 2006, the Company issued senior notes aggregating $49.5 billion, including non-U.S. dollar currency notes aggregating $21.3 billion and $1,989 million of junior subordinated debentures. In connection with the note issuances, the Company has entered into certain transactions to obtain floating interest rates based primarily on short-term London Interbank Offered Rates (“LIBOR”) trading levels. At November 30, 2006, the aggregate outstanding principal amount of the Company’s Senior Indebtedness (as defined in the Company’s senior debt indentures) was approximately $158 billion (including guaranteed obligations of the indebtedness of subsidiaries). The weighted average maturity of the Company’s long-term borrowings, based upon stated maturity dates, was approximately 5.5 years at November 30, 2006. Subsequent to fiscal year-end and through January 31, 2007, the Company’s long-term borrowings (net of repayments) increased by approximately $11 billion.

Subsequent to fiscal year-end, the Company and Morgan Stanley Finance plc, a U.K. subsidiary, announced the Company’s intention to redeem all of the outstanding Capital Units on February 28, 2007.

In July 2006, the Company issued 44,000,000 Depositary Shares, in an aggregate of $1,100 million, representing 1/1,000th of a Share of Floating Rate Non-Cumulative Preferred Stock, Series A, $0.01 par value (“Series A Preferred Stock”). The Series A Preferred Stock is redeemable at the Company’s option, in whole or in part, on or after July 15, 2011 at a redemption price of $25,000 per share (equivalent to $25 per Depositary Share). The Series A Preferred Stock also has a preference over the Company’s common stock upon liquidation.

Economic Capital.

The Company uses an economic capital model to determine the amount of equity capital needed to support the risk of its business activities and to ensure that the Company remains adequately capitalized. The Company calculates economic capital on a going-concern basis, which is defined as the amount of capital needed to run the business through the business cycle and satisfy the requirements of regulators, rating agencies and the market. Business unit economic capital allocations are evaluated by benchmarking to similarly rated peer firms by business segment. The Company believes this methodology provides an indication of the appropriate level of capital for each business segment as if each were an independent operating entity.

Economic capital requirements are allocated to each business segment and are sub-allocated to product lines as appropriate. This process is intended to align equity capital with the risks in each business, provide business managers with tools for measuring and managing risk, and allow senior management to evaluate risk-adjusted returns (such as return on economic capital and shareholder value added) to facilitate resource allocation decisions.

The Company’s methodology is based on a going-concern approach that assigns common equity to each business unit based on regulatory capital usage plus additional capital for stress losses, including principal investment risk. Regulatory capital, including additional capital assigned for goodwill and intangible assets, is a minimum requirement to ensure the Company’s access to funding and credibility in the market. The Company believes it must be able to sustain stress losses and maintain capital substantially above regulatory minimums while supporting ongoing business activities. The difference between the Company’s consolidated book equity and aggregate common equity requirements denotes the Company’s unallocated capital position, which is not currently reflected in business segment performance metrics.

The Company assesses stress loss capital across various dimensions of market, credit, business and operational risks. Stress losses are defined at the 90% to 95% confidence interval in order to capture worst potential losses in 10 to 20 years. Stress loss calculations are tangible and transparent and avoid reliance on extreme loss statistical models.

Market risk scenarios capture systematic, idiosyncratic and random market risk through the use of internal market stress data. Credit risk is included in the form of idiosyncratic counterparty default events. Business risk incorporates earnings volatility due to variability in revenue flows, with estimates on the mix of fixed versus variable expenses at various points in the business cycle. Operational stress losses primarily reflect legal risk across the Company.

The Company may enhance the economic capital model and allocation methodology over time in response to changes in the business and regulatory environment to ensure that the model continues to reflect the risks inherent in the Company’s business activities and to reflect changes in the drivers of the level and cost of required capital.

The following table presents the Company’s allocated average common equity (“economic capital”) during fiscal 2006 and fiscal 2005:

	Fiscal Year
	2006	2005
Average common equity (dollars in billions):
Institutional Securities	$18.0	$14.6
Global Wealth Management Group	3.0	3.4
Asset Management	2.4	1.8

Total from operating segments	23.4	19.8
Discontinued operations	5.2	5.8
Unallocated capital	3.1	2.9

Consolidated	$31.7	$28.5

The increase in economic capital allocated to Institutional Securities reflects the increased risk profile that has resulted from the Company’s decisions to invest in key businesses. The Company expects this growth to continue, provided market opportunities continue to warrant such investments.

Beginning in the first quarter of fiscal 2007, economic capital will be met by regulatory Tier 1 equity (including common shareholders’ equity, certain preferred stock, eligible hybrid capital instruments and deductions of goodwill and certain intangible assets and deferred tax assets), subject to regulatory limits. The Tier 1 equity components will also be reflected in the average common equity allocated to the business segments. This enhancement to the Company’s equity capital model and related disclosures will be made on a prospective basis.

The following table presents the Company’s fiscal 2006 fourth quarter average common equity as calculated under the current methodology and under the new methodology commencing in the first quarter of fiscal 2007:

	Current Methodology	Pro Forma under New Methodology
	Common Equity	Tier 1 Equity	Common Equity
Fiscal 2006 Fourth Quarter Average Common Equity (dollars in billions):
Total from operating segments	$24.9	$22.8	$22.2
Discontinued operations	5.3	4.4	5.5
Unallocated capital	3.5	6.0	6.0

Consolidated	$33.7	$33.2	$33.7

The $2.5 billion of incremental unallocated capital under the pro forma new methodology is due to the inclusion of eligible hybrid capital instruments, which is partially offset by the inclusion of certain deferred tax assets. A portion of the unallocated capital existing as of November 30, 2006 has been used for the acquisitions and investments that closed subsequent to fiscal year-end (see also “Other Items—Business and Other Acquisitions and Dispositions” herein). The Company currently anticipates that unallocated capital will be used for organic growth, additional acquisitions and other capital needs, including repurchases of common stock.

During fiscal 2007, the Company’s shareholders’ equity will be affected by the adoption of SFAS No. 157 and SFAS No. 158 (see “Other Items — Accounting Developments” herein).

Equity Capital Management Policies.    The Company’s senior management views equity capital as an important source of financial strength and, therefore, pursues a strategy of ensuring that the Company’s equity capital base adequately reflects and provides protection from the economic risks inherent in its businesses. Capital is required for, among other things, the Company’s inventories, underwritings, principal investments, consumer loans, bridge loans and other financings, investments in fixed assets and for future uses. Capital for future uses will be included within unallocated capital until required by the business segments. The Company also considers return on common equity to be an important measure of its performance, in the context of both the particular business environment in which the Company is operating and its peer group’s results. In this regard, the Company actively manages its consolidated equity capital position based upon, among other things, business opportunities, capital availability and rates of return together with internal capital policies, regulatory requirements and rating agency guidelines and, therefore, in the future may expand or contract its equity capital base to address the changing needs of its businesses. The Company attempts to maintain total equity, on a consolidated basis, at least equal to the sum of its operating subsidiaries’ equity.

At November 30, 2006, the Company’s equity capital (which includes shareholders’ equity and junior subordinated debt issued to capital trusts) was $40,248 million, an increase of $8,302 million from November 30, 2005. The Company returns internally generated equity capital that is in excess of the needs of its businesses to its shareholders through common stock repurchases and dividends. During fiscal 2006, the Company purchased approximately $3.4 billion of its common stock (approximately 52 million shares) through open market purchases at an average cost of $65.43 (see also “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” in Part II, Item 5).

In December 2006, the Company announced that its Board of Directors had authorized the repurchase of up to $6 billion of the Company’s outstanding common stock. This share repurchase authorization replaces the Company’s previous repurchase authorizations with one repurchase program for capital management purposes that will consider, among other things, business segment capital needs, as well as equity-based compensation and benefit plan requirements. The Company expects to exercise the authorization over the next 12-18 months at prices the Company deems appropriate, subject to its surplus capital position, market conditions and regulatory considerations.

The Board of Directors determines the declaration and payment of dividends on a quarterly basis. In December 2006, the Company announced that its Board of Directors declared a quarterly dividend per common share of $0.27. The Company also announced that its Board of Directors declared a quarterly dividend of $388.045 per share of Series A Floating Rate Non-Cumulative Preferred Stock (represented by depositary shares, each representing 1/1,000th interest in a share of preferred stock and each having a dividend of $0.388045).

Liquidity Management Policies.

The primary goal of the Company’s liquidity and funding activities is to ensure adequate financing over a wide range of potential credit ratings and market environments. Given the highly liquid nature of the Company’s balance sheet, day-to-day funding requirements are largely fulfilled through the use of stable collateralized financing. The Company has centralized management of credit-sensitive unsecured funding sources in the Treasury Department. In order to meet target liquidity requirements and withstand an unforeseen contraction in credit availability, the Company has designed a liquidity management framework.

Liquidity Management Framework:	Designed to:
Contingency Funding Plan	Ascertain the Company’s ability to manage a prolonged liquidity contraction and provide a course of action over a one-year time period to ensure orderly functioning of the businesses. The contingency funding plan sets forth the process and the internal and external communication flows necessary to ensure effective management of the contingency event. Analytical processes exist to periodically evaluate and report the liquidity risk exposures of the organization under management-defined scenarios.
Cash Capital	Ensure that the Company can fund its balance sheet while repaying its financial obligations maturing within one year without issuing new unsecured debt. The Company attempts to achieve this by maintaining sufficient cash capital (long-term debt and equity capital) to finance illiquid assets and the portion of its securities inventory that is not expected to be financed on a secured basis in a credit-stressed environment.

Liquidity Management Framework:	Designed to:
Liquidity Reserve	Maintain, at all times, a liquidity reserve composed of immediately available cash and cash equivalents and a pool of unencumbered securities that can be sold or pledged to provide same-day liquidity to the Company. The reserve is periodically assessed and determined based on day-to-day funding requirements and strategic liquidity targets. The liquidity reserve averaged approximately $44 billion during fiscal 2006, of which approximately $36 billion on average was held at the parent company.

Contingency Funding Plan.

The Company’s Contingency Funding Plan (“CFP”) model incorporates a wide range of potential cash outflows during a liquidity stress event, including, but not limited to, the following: (i) repayment of all unsecured debt maturing within one year; (ii) maturity roll-off of outstanding letters of credit with no further issuance and replacement with cash collateral; (iii) return of unsecured securities borrowed and any cash raised against these securities; (iv) additional collateral that would be required by counterparties in the event of a ratings downgrade; (v) higher haircuts on or lower availability of secured funding; (vi) client cash withdrawals; (vii) drawdowns on unfunded commitments provided to third parties; and (viii) discretionary unsecured debt buybacks.

The Company’s CFP is developed at the legal entity level in order to capture specific cash requirements and availability for the parent company and each of its major operating subsidiaries. The CFP assumes that the parent company does not have access to cash that may be trapped at subsidiaries due to regulatory, legal or tax constraints. In addition, the CFP assumes that the parent company does not draw down on its committed credit facilities.

Cash Capital.

The Company maintains a cash capital model that measures long-term funding sources against requirements. Sources of cash capital include the parent company’s equity and the non-current portion of certain long-term borrowings. Uses of cash capital include the following: (i) illiquid assets such as buildings, equipment, goodwill, net intangible assets, exchange memberships, deferred tax assets and principal investments; (ii) a portion of securities inventory that is not expected to be financed on a secured basis in a credit-stressed environment (i.e., stressed haircuts); and (iii) expected drawdowns on unfunded commitments.

The Company seeks to maintain a surplus cash capital position. The Company’s equity capital of $40,248 million (including junior subordinated debt issued to capital trusts), long-term borrowings (debt obligations scheduled to mature in more than 12 months) of $121,820 million and Capital Units of $66 million comprised the Company’s total capital of $162,134 million as of November 30, 2006, which substantially exceeded cash capital requirements.

Liquidity Reserve.

The Company seeks to maintain a target liquidity reserve that is sized to cover daily funding needs and to meet strategic liquidity targets, including coverage of a significant portion of expected cash outflows over a short-term horizon in a potential liquidity crisis. This liquidity reserve is held in the form of cash deposits with banks and a pool of unencumbered securities. The Company manages the pool of unencumbered securities, against which funding can be raised, on a global basis, and securities for the pool are chosen accordingly. The U.S. and non-U.S. components, held in the form of a reverse repurchase agreement at the parent company, consists of U.S. and European government bonds and other high-quality collateral and at November 30, 2006 were approximately $41 billion and averaged approximately $26 billion for the year ended November 30, 2006. The parent company cash component of the liquidity reserve at November 30, 2006 was approximately $7 billion and averaged approximately $10 billion for the year ended November 30, 2006. The Company believes that diversifying the form in which its liquidity reserve (cash and securities) is maintained enhances its ability to quickly and efficiently source funding in a stressed environment. The Company’s funding requirements and target liquidity reserve may vary based on changes in the level and composition of its balance sheet, timing of specific transactions, client financing activity, market conditions and seasonal factors.

Committed Credit Facilities.

The maintenance of committed credit facilities serves to further diversify the Company’s funding sources. The Company values committed credit as a secondary component of its liquidity management framework. The committed credit facilities include a diversification of lenders to the Company covering geographic regions, including North America, Europe and Asia.

The Company maintains a senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper, which consists of three separate tranches: a U.S. dollar tranche with the Company as borrower; a Japanese yen tranche with Morgan Stanley Japan Securities Co., Ltd. (“MSJS”) as borrower and the Company as borrower and guarantor for MSJS borrowings; and a multicurrency tranche available in both euro and sterling with the Company as borrower. Under this combined facility (the “Credit Facility”), the banks are committed to provide up to $7.5 billion under the U.S. dollar tranche, 80 billion Japanese yen under the Japanese yen tranche and $3.25 billion under the multicurrency tranche. At November 30, 2006, the Company had a $16.4 billion consolidated stockholders’ equity surplus as compared with the Credit Facility’s covenant requirement.

The Company anticipates that it may utilize the Credit Facility for short-term funding from time to time (see Note 7 to the consolidated financial statements). The Company does not believe that any of the covenant requirements in its Credit Facility will impair its ability to obtain funding under the Credit Facility, pay its current level of dividends or obtain loan arrangements, letters of credit and other financial guarantees or other financial accommodations. At November 30, 2006, no borrowings were outstanding under the Credit Facility.

The Company and its subsidiaries also maintain certain committed bilateral credit facilities to support general liquidity needs. These facilities are expected to be drawn from time to time to cover short-term funding needs.

On a yearly basis, the Company’s committed credit strategy is reviewed and approved by its senior management. This strategy takes the Company’s total liquidity sources into consideration when determining the appropriate size and mix of committed credit.

The Company, through several of its subsidiaries, maintains several funded committed credit facilities to support various businesses, including (without limitation), the collateralized commercial and residential mortgage whole loan, derivative contracts, warehouse lending, emerging market loan, structured product, corporate loan, investment banking and prime brokerage businesses.

Capital Covenant.

In October 2006, the Company executed a replacement capital covenant in connection with the offering by Morgan Stanley Capital Trust VII (the “Trust”) of $1,100,000,000 aggregate liquidation amount of its 6.60% Trust Preferred Securities (the “Capital Securities”). Under the terms of the replacement capital covenant, the Company has agreed, for the benefit of the holders of covered debt, as described below, that it will not, and will cause the Trust and its subsidiaries not to, redeem or repurchase any of the Capital Securities (or the debentures that the Company issued to the Trust that underlie the Capital Securities) on or after January 15, 2046 and prior to October 15, 2066, unless (i) the Company has obtained any then required regulatory approval and (ii) during a specified 180-day period the Company has received net proceeds from the sale of specified replacement capital securities. The initial class of covered debtholders are the holders of the junior subordinated debentures underlying the capital securities of Morgan Stanley Capital Trust VI and the holders of such capital securities. For a complete description of the replacement capital securities and the other terms of the replacement capital covenant, see the Company’s Current Report on Form 8-K dated October 12, 2006.

Funding Management Policies.

The Company funds its balance sheet on a global basis through diverse sources. These sources include the Company’s equity capital; long-term debt; repurchase agreements; U.S., Canadian, Euro, Japanese and Australian commercial paper; asset-backed securitizations; letters of credit; unsecured bond borrowings; securities lending; buy/sell agreements; municipal reinvestments; promissory notes; master notes; and committed and uncommitted lines of credit. Repurchase agreement transactions, securities lending and a portion of the Company’s bank borrowings are made on a collateralized basis and, therefore, provide a more stable source of funding than short-term unsecured borrowings. The Company has active financing programs for both standard and structured products in the U.S., European and Asian markets, targeting global investors and currencies such as the U.S. dollar, euro, British pound, Australian dollar and Japanese yen.

The Company’s bank subsidiaries solicit deposits from consumers, purchase Federal Funds, issue short-term institutional certificates of deposits and issue bank notes. Interest bearing deposits are classified by type as savings, brokered and other time deposits. Savings deposits consist primarily of money market deposit accounts sold nationally and savings deposits obtained from individual securities clients. Brokered deposits consist primarily of certificates of deposit issued by the Company’s bank subsidiaries. Other time deposits include individual and institutional certificates of deposit.

The Company’s funding management policies are designed to provide for financings that are executed in a manner that reduces the risk of disruption to the Company’s operations that would result from an interruption in the availability of the Company’s funding sources. The Company pursues a strategy of diversification of funding sources (by product, by investor and by region) and attempts to ensure that the tenor of the Company’s liabilities equals or exceeds the expected holding period of the assets being financed. Maturities of financings are designed to manage exposure to refinancing risk in any one period. The Company maintains a surplus of unused short- term funding sources at all times to withstand any unforeseen contraction in credit capacity. In addition, the Company attempts to maintain cash and unhypothecated marketable securities equal to at least 110% of its outstanding short-term unsecured borrowings. The Company also maintains committed credit facilities (described above) to support its ongoing borrowing programs.

Secured Financing.    A substantial portion of the Company’s total assets consists of highly liquid marketable securities and short-term receivables arising principally from its Institutional Securities sales and trading activities. The highly liquid nature of these assets provides the Company with flexibility in financing these assets with stable collateralized borrowings, while the securitization market allowed for the securitization of the credit card receivables arising from the Company’s Discover business.

The Company’s goal is to maximize funding through less credit sensitive collateralized borrowings and asset securitizations in order to reduce reliance on unsecured financing. The Institutional Securities business emphasizes the use of collateralized short-term borrowings to limit the growth of short-term unsecured funding, which is more typically subject to disruption during periods of financial stress. As part of this effort, the Institutional Securities business continually seeks to expand its global secured borrowing capacity. Similarly, Discover, through its use of the securitization market, reduced the need for other unsecured parent company financing.

Unsecured Financing.    The Company views long-term debt as a stable source of funding for core inventories, consumer loans and illiquid assets. In general, securities inventories not financed by secured funding sources and the majority of current assets are financed with a combination of short-term funding, floating rate long-term debt or fixed rate long-term debt swapped to a floating rate. Fixed assets are financed with fixed rate long-term debt. Both fixed rate and floating rate long-term debt (in addition to sources of funds that were accessed directly by the Company’s Discover business) were used to finance the Company’s consumer loan portfolio. Consumer loan financing was targeted to match the repricing and duration characteristics of the loans financed. The Company uses derivative products (primarily interest rate, currency and equity swaps) to assist in asset and liability management, reduce borrowing costs and hedge interest rate risk (see Note 8 to the consolidated financial statements).

The Company issues long-term debt in excess of the amount necessary to meet the needs of its securities inventory and less liquid assets as determined by its Cash Capital Policy. In addition to these needs, long-term debt funding is employed to enhance the Company’s liquidity position by reducing reliance on short-term credit sensitive instruments (e.g., commercial paper and other unsecured short-term borrowings). Availability and cost of financing to the Company can vary depending on market conditions, the volume of certain trading and lending activities, the Company’s credit ratings and the overall availability of credit.

The Company has a portfolio approach for managing the unsecured debt issued by the parent company. This approach gives the Company flexibility to manage the unsecured debt portfolio across maturities, currencies, investors and regions, taking into account market capacity and pricing. Down-lending to subsidiaries is managed to ensure that intercompany borrowings mature before those of the parent company. Liquidity and funding policies recognize potential constraints on the Company’s ability to transfer funds between regulated entities and the parent company.

During fiscal 2006, the Company’s long-term financing strategy was driven, in part, by its continued focus on improving its balance sheet strength (evaluated through enhanced capital and liquidity positions), a significant factor in the maintenance of strong credit ratings. As a result, for fiscal 2006, $39 billion of unsecured debt was issued (excluding certain equity-linked and credit-linked products not considered to be a component of the Company’s cash capital). Financing transactions were structured to ensure staggered maturities, thereby mitigating refinancing risk, and a diversified investor base was targeted through sales to domestic as well as international institutional and retail clients. Unsecured debt issuance activity resulted in a net increase in the long-term debt component of the cash capital portfolio of approximately $24 billion. During fiscal 2006, the Company also issued an aggregate of $3.1 billion of hybrid and equity capital securities in furtherance of its capital management objectives. This included $1.1 billion of non-cumulative perpetual preferred stock and $1.1 billion of enhanced trust preferred securities.

Credit Ratings.

The Company’s reliance on external sources to finance a significant portion of its day-to-day operations makes access to global sources of financing important. The cost and availability of unsecured financing generally are dependent on the Company’s short-term and long-term credit ratings. Factors that are significant to the determination of the Company’s credit ratings or that otherwise affect its ability to raise short-term and long-term financing include the Company’s level and volatility of earnings, relative positions in the markets in which it operates, geographic and product diversification, retention of key personnel, risk profile, risk management policies, cash liquidity, capital structure, corporate lending credit risk, and legal and regulatory developments. A deterioration in any of the previously mentioned factors or combination of these factors may lead rating agencies to downgrade the credit ratings of the Company, thereby increasing the cost to the Company in obtaining unsecured funding. In addition, the Company’s debt ratings can have a significant impact on certain trading revenues, particularly in those businesses where longer term counterparty performance is critical, such as OTC derivative transactions, including credit derivatives and interest rate swaps.

In connection with certain OTC trading agreements and certain other agreements associated with the Institutional Securities business, the Company would be required to provide additional collateral to certain counterparties in the event of a downgrade by either Moody’s Investors Service or Standard & Poor’s. At November 30, 2006, the amount of additional collateral that would be required in the event of a one-notch downgrade of the Company’s senior debt credit rating was approximately $1,184 million. Of this amount, $561 million relates to bilateral arrangements between the Company and other parties where upon the downgrade of one party, the downgraded party must deliver incremental collateral to the other. These bilateral downgrade arrangements are a risk management tool used extensively by the Company as credit exposures are reduced if counterparties are downgraded.

As of January 31, 2007, the Company’s credit ratings were as follows:

	Commercial Paper	Senior Debt
Dominion Bond Rating Service Limited	R-1 (middle)	AA (low)
Fitch Ratings(1)	F1+	AA-
Moody’s Investors Service	P-1	Aa3
Rating and Investment Information, Inc.	a-1+	AA
Standard & Poor’s(2)	A-1	A+

(1)	On December 19, 2006, Fitch Ratings changed the outlook on the Company’s senior debt ratings from Stable to Negative.
(2)	On October 27, 2006, Standard & Poor’s changed the outlook on the Company’s senior debt ratings from Stable to Positive.

Off-Balance Sheet Arrangements.

The Company enters into various arrangements with unconsolidated entities, including variable interest entities, primarily in connection with its Institutional Securities and Discover businesses.

Institutional Securities Activities.    The Company utilizes SPEs primarily in connection with securitization activities. The Company engages in securitization activities related to commercial and residential mortgage loans, U.S. agency collateralized mortgage obligations, corporate bonds and loans, municipal bonds and other types of financial assets. The Company may retain interests in the securitized financial assets as one or more tranches of the securitization. These retained interests are included in the consolidated statements of financial condition at fair value. Any changes in the fair value of such retained interests are recognized in the consolidated statements of income. Retained interests in securitized financial assets associated with the Company’s Institutional Securities business were approximately $4.8 billion at November 30, 2006, the majority of which were related to residential mortgage loan, U.S. agency collateralized mortgage obligation and commercial mortgage loan securitization transactions. For further information about the Company’s Institutional Securities securitization activities, see Notes 2 and 4 to the consolidated financial statements. In addition, see Note 19 to the consolidated financial statements for information about variable interest entities and the Company’s arrangements with these entities.

The Company has entered into liquidity facilities with SPEs and other counterparties, whereby the Company is required to make certain payments if losses or defaults occur. The Company often may have recourse to the underlying assets held by the SPEs in the event payments are required under such liquidity facilities (see Note 20 to the consolidated financial statements).

Discover Activities.    The asset securitization market was an important source of funding for the Company’s Discover business. By utilizing this market, the Company further diversified its funding sources, realized cost-effective funding and reduced reliance on the Company’s other funding sources, including unsecured debt. The securitization transaction structures utilized for the Discover business were accounted for as sales; i.e., off-balance sheet transactions in accordance with U.S. GAAP (see Notes 2 and 5 to the consolidated financial statements). In connection with its credit card securitization program, the Company transferred credit card receivables, on a revolving basis, to a trust, which issued asset-backed securities that were registered with the SEC, are used to support the issuance of publicly listed notes or were privately placed. This structure included certain features designed to protect the investors that could result in earlier-than-expected amortization of the transactions, potentially resulting in the need for the Company to obtain alternative funding arrangements. The primary feature related to the availability and adequacy of cash flows in the securitized pool of receivables to meet contractual requirements (“economic early amortization”).

Economic early amortization risk reflected the possibility of negative net securitization cash flows (which would occur if the coupon, contractual servicing fee and net charge-offs exceeded the collections of finance charges and cardmember fees on securitized credit card receivables) and was driven primarily by the trust’s credit card receivables performance (in particular, receivables yield, cardmember fees and credit losses incurred) as well as the contractual rate of return of the asset-backed securities. In the event of an economic early amortization, receivables that otherwise would have been subsequently purchased by the trust from the Company would instead continue to be recognized on the Company’s consolidated statements of financial condition since the cash flows generated in the trust would instead be used to repay investors in the asset-backed securities. Recognizing these receivables would have required the Company to obtain alternative funding.

Guarantees. FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) requires the Company to disclose information about its obligations under certain guarantee arrangements. FIN 45 defines guarantees as contracts and indemnification agreements that contingently require a guarantor to make payments to the guaranteed party based on changes in an underlying measure (such as an interest or foreign exchange rate, a security or commodity price, an index, or the occurrence or non-occurrence of a specified event) related to an asset, liability or equity security of a guaranteed party. FIN 45 also defines guarantees as contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement as well as indirect guarantees of the indebtedness of others.

The table below summarizes certain information regarding derivative contracts, financial guarantees to third parties, market value guarantees and liquidity facilities at November 30, 2006:

	Maximum Potential Payout/Notional					Carrying Amount	Collateral/ Recourse
	Years to Maturity
Type of Guarantee	Less than 1	1-3	3-5	Over 5	Total
	(dollars in millions)
Notional amount of derivative contracts	$688,352	$688,882	$1,267,757	$1,240,811	$3,885,802	$37,547	$119
Standby letters of credit and other financial guarantees	2,017	772	552	3,231	6,572	152	1,621
Market value guarantees	—	172	30	628	830	48	133
Liquidity facilities	1,692	—	—	110	1,802	—	—

See Note 20 to the consolidated financial statements for information on indemnities, exchange/clearinghouse member guarantees, general partner guarantees, securitized asset guarantees, merchant chargeback guarantees and other guarantees.

Contractual Obligations and Contingent Liabilities and Commitments.

In connection with its operating activities, the Company enters into certain contractual obligations, as well as commitments to fund certain fixed assets and other less liquid investments.

In the normal course of business, the Company enters into various contractual obligations that may require future cash payments. Contractual obligations at November 30, 2006 include long-term borrowings, operating leases and purchase obligations. The Company’s future cash payments associated with its contractual obligations as of November 30, 2006 are summarized below:

	Payments Due in:
	Fiscal 2007	Fiscal 2008-2009	Fiscal 2010-2011	Thereafter	Total
	(dollars in millions)
Long-term borrowings(1)	$18,274	$45,665	$22,719	$58,320	$144,978
Operating leases – office facilities(2)	501	907	588	1,849	3,845
Operating leases – equipment(2)	374	428	145	44	991
Purchase obligations(3)	1,736	601	157	24	2,518

Total	$20,885	$47,601	$23,609	$60,237	$152,332

(1)	See Note 8 to the consolidated financial statements.
(2)	See Note 9 to the consolidated financial statements.
(3)

Purchase obligations for goods and services include payments for, among other things, consulting, outsourcing, advertising, sponsorship, and computer and telecommunications maintenance agreements. Purchase obligations at November 30, 2006 reflect the minimum contractual obligation under legally enforceable contracts with contract terms that are both fixed and determinable. These amounts exclude obligations for goods and services that already have been incurred and are reflected on the Company’s consolidated balance sheet. Purchase obligations also include amounts related to the acquisitions of Saxon, FrontPoint and CityMortgage (see “Other Items — Business and Other Acquisitions and Dispositions” herein).

The Company’s commitments associated with outstanding letters of credit, other financial guarantees, investment activities, and corporate lending and financing commitments as of November 30, 2006 are summarized below by period of expiration. Since commitments associated with letters of credit, other financial guarantees, and lending and financing arrangements may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

	Years to Maturity				Total
	Less than 1	1-3	3-5	Over 5
	(dollars in millions)
Letters of credit and other financial guarantees(1)	$5,694	$66	$—	$—	$5,760
Investment activities	636	422	8	213	1,279
Investment grade corporate lending commitments(2)	4,023	5,662	17,009	7,612	34,306
Non-investment grade corporate lending commitments(2)	1,357	2,881	2,316	11,255	17,809
Commitments for secured lending transactions(3)	9,813	5,879	30	166	15,888
Commitments to purchase mortgage loans(4)	5,062	—	—	—	5,062

Total(5)	$26,585	$14,910	$19,363	$19,246	$80,104

(1)	This amount represents the Company’s outstanding letters of credit and other financial guarantees, which are primarily used to satisfy various collateral requirements. This amount also includes commercial loan commitments to small businesses.
(2)	The Company’s investment grade and non-investment grade primary and secondary lending commitments are made in connection with corporate lending and other business activities. Credit ratings for primary commitments are determined by the Company’s Institutional Credit Department using methodologies generally consistent with those employed by external rating agencies. Credit ratings of BB+ or lower are considered non-investment grade.
(3)	This amount represents lending commitments extended by the Company to companies that are secured by assets of the borrower. Loans made under these arrangements typically are at variable rates and generally provide for over-collateralization based upon the creditworthiness of the borrower.
(4)	This amount represents the Company’s forward purchase contracts involving mortgage loans.
(5)	See Note 9 to the consolidated financial statements.

The table above does not include commitments to extend credit for consumer loans of approximately $274 billion. Such commitments arise primarily from agreements with customers for unused lines of credit on certain credit cards, provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness. As a result of the completion of the Discover Spin-off, the Company no longer has these commitments. In addition, in the ordinary course of business, the Company guarantees the debt and/or certain trading obligations (including obligations associated with derivatives, foreign exchange contracts and the settlement of physical commodities) of certain subsidiaries. These guarantees generally are entity or product specific and are required by investors or trading counterparties. The activities of the subsidiaries covered by these guarantees (including any related debt or trading obligations) are included in the Company’s consolidated financial statements.

At November 30, 2006, the Company had commitments to enter into reverse repurchase and repurchase agreements of approximately $104 billion and $76 billion, respectively.

Principal Investments.

Principal investing activities are capital investments in companies, generally for proprietary purposes, to maximize total returns to the Company. The Company has committed to increasing its principal investing activity. At November 30, 2006, the Company had aggregate principal investments with a carrying value of approximately $1.8 billion, which are included within Other assets in the consolidated statement of financial condition. The Company intends to make additional investments over time to bring the level of principal investments to approximately $2.5 billion.

Regulatory Requirements.

Morgan Stanley & Co. Incorporated (“MS&Co.”) and Morgan Stanley DW Inc. (“MSDWI”) are registered broker-dealers and registered futures commission merchants and, accordingly, are subject to the minimum net capital requirements of the SEC, the NYSE and the Commodity Futures Trading Commission. Morgan Stanley & Co. International Limited (“MSIL”), a London-based broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Authority, and MSJS, a Tokyo-based broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Agency. MS&Co., MSDWI, MSIL and MSJS have consistently operated in excess of their respective regulatory capital requirements (see Note 13 to the consolidated financial statements).

In fiscal 2007, the Company intends to merge MSDWI into MS&Co. Upon completion of the merger, the surviving entity, MS&Co., will be the Company’s principal U.S. broker-dealer.

Under regulatory capital requirements adopted by the Federal Deposit Insurance Corporation (the “FDIC”) and other bank regulatory agencies, FDIC-insured financial institutions must maintain (a) 3% to 5% of Tier 1 capital, as defined, to average assets (“leverage ratio”), (b) 4% of Tier 1 capital, as defined, to risk-weighted assets (“Tier 1 risk-weighted capital ratio”) and (c) 8% of total capital, as defined, to risk-weighted assets (“total risk-weighted capital ratio”). At November 30, 2006, the leverage ratio, Tier 1 risk-weighted capital ratio and total risk-weighted capital ratio of each of the Company’s FDIC-insured financial institutions exceeded these regulatory minimums.

Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements. Morgan Stanley Derivative Products Inc., the Company’s triple-A rated derivative products subsidiary, maintains certain operating restrictions that have been reviewed by various rating agencies.

Effective December 1, 2005, the Company became a consolidated supervised entity (“CSE”) as defined by the SEC. As such, the Company is subject to group-wide supervision and examination by the SEC and to minimum capital requirements on a consolidated basis. As of November 30, 2006, the Company was in compliance with the CSE capital requirements.

MS&Co. is required to hold tentative net capital in excess of $1 billion and net capital in excess of $500 million in accordance with the market and credit risk standards of Appendix E of Rule 15c3-1. MS&Co. is also required to notify the SEC in the event that its tentative net capital is less than $5 billion. As of November 30, 2006, MS&Co. had tentative net capital in excess of the minimum and the notification requirements.

Effects of Inflation and Changes in Foreign Exchange Rates.

The Company’s assets to a large extent are liquid in nature and, therefore, are not significantly affected by inflation, although inflation may result in increases in the Company’s expenses, which may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets, upon the value of financial instruments and upon the markets for consumer credit services, it may adversely affect the Company’s financial position and profitability.

A significant portion of the Company’s business is conducted in currencies other than the U.S. dollar, and changes in foreign exchange rates relative to the U.S. dollar can therefore affect the value of non-U.S. dollar net assets, revenues and expenses. Potential exposures as a result of these fluctuations in currencies are closely monitored, and, where cost-justified, strategies are adopted that are designed to reduce the impact of these fluctuations on the Company’s financial performance. These strategies may include the financing of non-U.S. dollar assets with direct or swap-based borrowings in the same currency and the use of currency forward contracts or the spot market in various hedging transactions related to net assets, revenues, expenses or cash flows.

Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Morgan Stanley:

We have audited the accompanying consolidated statements of financial condition of Morgan Stanley and subsidiaries (the “Company”) as of November 30, 2006 and 2005, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended November 30, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Morgan Stanley and subsidiaries as of November 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 and Note 14, in fiscal 2005, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, and effective December 1, 2005, Morgan Stanley changed its accounting policy for recognition of equity awards granted to retirement-eligible employees.

Also, as discussed in Note 24 to the consolidated financial statements, effective August 31, 2006, Morgan Stanley elected application of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of November 30, 2006, based on the criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 12, 2007, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP
New York, New York

February 12, 2007 (October 25, 2007 as to Note 1, Discontinued Operations—Discover and Note 30)

MORGAN STANLEY

Consolidated Statements of Financial Condition

(dollars in millions, except share data)

	November 30, 2006	November 30, 2005
Assets
Cash and cash equivalents	$20,606	$29,414
Cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements (including securities at fair value of $8,648 in 2006 and $30,223 in 2005)	29,565	40,130
Financial instruments owned (approximately $125 billion in 2006 and $93 billion in 2005 were pledged to various parties):
U.S. government and agency securities	39,352	31,742
Other sovereign government obligations	27,305	22,750
Corporate and other debt	158,864	100,186
Corporate equities	86,058	52,238
Derivative contracts	55,443	45,894
Investments	4,725	2,892
Physical commodities	3,031	2,610

Total financial instruments owned	374,778	258,312
Securities received as collateral	64,588	43,557
Collateralized agreements:
Securities purchased under agreements to resell	175,787	174,712
Securities borrowed	299,631	244,241

Receivables:
Consumer loans (net of allowances of $831 in 2006 and $838 in 2005)	22,915	21,966
Customers	82,923	50,973
Brokers, dealers and clearing organizations	7,633	5,030
Other loans	11,908	6,348
Fees, interest and other	8,937	5,558
Other investments	3,232	547
Office facilities and other equipment, at cost (net of accumulated depreciation of $3,645 in 2006 and $3,196 in 2005)	4,086	2,733
Aircraft held for sale	—	3,145
Goodwill	2,792	2,206
Intangible assets (net of accumulated amortization of $109 million in 2006 and $63 million in 2005)	558	294
Other assets	11,253	9,669

Total assets	$1,121,192	$898,835

See Notes to Consolidated Financial Statements.

51

MORGAN STANLEY

Consolidated Statements of Financial Condition—(Continued)

(dollars in millions, except share data)

	November 30, 2006	November 30, 2005
Liabilities and Shareholders’ Equity
Commercial paper and other short-term borrowings	$29,092	$31,120
Deposits	28,343	18,663
Financial instruments sold, not yet purchased:
U.S. government and agency securities	26,168	20,425
Other sovereign government obligations	28,961	25,355
Corporate and other debt	10,336	5,480
Corporate equities	59,399	45,936
Derivative contracts	57,491	44,952
Physical commodities	764	4,852

Total financial instruments sold, not yet purchased	183,119	147,000
Obligation to return securities received as collateral	64,588	43,557
Collateralized financings:
Securities sold under agreements to repurchase	267,566	237,274
Securities loaned	150,257	120,454
Other secured financings	45,556	23,534

Payables:
Customers	134,907	112,246
Brokers, dealers and clearing organizations	7,635	4,789
Interest and dividends	4,746	3,338
Other liabilities and accrued expenses	24,975	17,147
Long-term borrowings	144,978	110,465

	1,085,762	869,587

Capital Units	66	66

Commitments and contingencies

Shareholders’ equity:
Preferred stock	1,100	—
Common stock, $0.01 par value; Shares authorized: 3,500,000,000 in 2006 and 2005; Shares issued: 1,211,701,552 in 2006 and 2005; Shares outstanding: 1,048,877,006 in 2006 and 1,057,677,994 in 2005	12	12
Paid-in capital	2,213	2,389
Retained earnings	41,422	35,185
Employee stock trust	4,315	3,060
Accumulated other comprehensive loss	(35)	(190)
Common stock held in treasury, at cost, $0.01 par value; 162,824,546 shares in 2006 and 154,023,558 shares in 2005	(9,348)	(8,214)
Common stock issued to employee trust	(4,315)	(3,060)

Total shareholders’ equity	35,364	29,182

Total liabilities and shareholders’ equity	$1,121,192	$898,835

See Notes to Consolidated Financial Statements.

52

MORGAN STANLEY

Consolidated Statements of Income

(dollars in millions, except share and per share data)

	Fiscal Year
	2006	2005	2004
Revenues:
Investment banking	$4,755	$3,843	$3,341
Principal transactions:
Trading	11,805	7,377	5,512
Investments	1,807	1,128	721
Commissions	3,770	3,331	3,235
Asset management, distribution and administration fees	5,238	4,915	4,436
Interest and dividends	42,776	25,987	16,719
Other	585	496	332

Total revenues	70,736	47,077	34,296
Interest expense	40,897	23,552	13,977

Net revenues	29,839	23,525	20,319

Non-interest expenses:
Compensation and benefits	13,986	10,749	9,320
Occupancy and equipment	912	957	763
Brokerage, clearing and exchange fees	1,305	1,069	931
Information processing and communications	1,089	1,056	970
Marketing and business development	643	576	548
Professional services	1,889	1,622	1,282
Other	912	1,431	988
September 11th related insurance recoveries, net	—	(251)	—

Total non-interest expenses	20,736	17,209	14,802

Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and cumulative effect of accounting change, net	9,103	6,316	5,517
Losses from unconsolidated investees	40	311	328
Provision for income taxes	2,728	1,473	1,384
Dividends on preferred securities subject to mandatory redemption	—	—	45

Income from continuing operations before cumulative effect of accounting change, net	6,335	4,532	3,760
Discontinued operations:
Gain from discontinued operations	1,666	559	1,129
Provision for income taxes	529	201	403

Gain on discontinued operations	1,137	358	726
Cumulative effect of accounting change, net	—	49	—

Net income	$7,472	$4,939	$4,486

Preferred stock dividend requirements	$19	$—	$—

Earnings applicable to common shareholders	$7,453	$4,939	$4,486

Earnings per basic common share:
Income from continuing operations	$6.25	$4.32	$3.48
Gain on discontinued operations	1.13	0.33	0.67
Cumulative effect of accounting change, net	—	0.05	—

Earnings per basic common share	$7.38	$4.70	$4.15

Earnings per diluted common share:
Income from continuing operations	$5.99	$4.19	$3.40
Gain on discontinued operations	1.08	0.33	0.66
Cumulative effect of accounting change, net	—	0.05	—

Earnings per diluted common share	$7.07	$4.57	$4.06

Average common shares outstanding:
Basic	1,010,254,255	1,049,896,047	1,080,121,708

Diluted	1,054,796,062	1,079,936,315	1,105,185,480

See Notes to Consolidated Financial Statements.

53

MORGAN STANLEY

Consolidated Statements of Comprehensive Income

(dollars in millions)

	Fiscal Year
	2006	2005	2004
Net income	$7,472	$4,939	$4,486
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	104	(89)	76
Net change in cash flow hedges	53	(70)	26
Minimum pension liability adjustment	(2)	25	(2)

Comprehensive income	$7,627	$4,805	$4,586

See Notes to Consolidated Financial Statements.

54

MORGAN STANLEY

Consolidated Statements of Cash Flows

(dollars in millions)

	Fiscal Year
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,472	$4,939	$4,486
Adjustments to reconcile net income to net cash used for operating activities:
Cumulative effect of accounting change, net	—	(49)	—
Deferred income taxes	111	(999)	(216)
Compensation payable in common stock and options	1,923	820	655
Depreciation and amortization	876	815	805
Provision for consumer loan losses	756	878	926
Lease adjustment	—	109	—
Insurance settlement	—	(251)	—
Aircraft-related charges	125	509	109
Changes in assets and liabilities:
Cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements	10,592	(3,388)	(8,216)
Financial instruments owned, net of financial instruments sold, not yet purchased	(78,370)	(24,521)	(4,420)
Securities borrowed	(55,390)	(35,892)	(54,536)
Securities loaned	29,803	23,308	32,771
Receivables and other assets	(41,889)	(1,287)	(17,959)
Payables and other liabilities	33,971	(815)	21,521
Securities purchased under agreements to resell	(1,075)	(51,204)	(45,303)
Securities sold under agreements to repurchase	30,292	55,676	41,919

Net cash used for operating activities	(60,803)	(31,352)	(27,458)

CASH FLOWS FROM INVESTING ACTIVITIES
Net (payments for) proceeds from:
Office facilities and aircraft under operating leases	993	(540)	(533)
Business acquisitions, net of cash acquired	(2,706)	(323)	(758)
Net principal disbursed on consumer loans	(12,164)	(14,093)	(9,360)
Sales of consumer loans	11,532	10,525	7,590
Sale of interest in POSIT	—	90	—
Insurance settlement	—	220	—

Net cash used for investing activities	(2,345)	(4,121)	(3,061)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments for):
Short-term borrowings	(2,422)	(5,183)	7,917
Derivatives financing activities	546	1,044	1,895
Other secured financings	22,022	16,487	(892)
Deposits	9,647	4,886	938
Tax benefits associated with stock-based awards	144	355	—
Net proceeds from:
Issuance of preferred stock	1,097	—	—
Issuance of common stock	643	327	322
Issuance of long-term borrowings	47,849	35,768	37,601
Payments for:
Repayments of long-term borrowings	(20,643)	(16,735)	(11,915)
Repurchases of common stock	(3,376)	(3,693)	(1,132)
Cash dividends	(1,167)	(1,180)	(1,096)

Net cash provided by financing activities	54,340	32,076	33,638

Net (decrease) increase in cash and cash equivalents	(8,808)	(3,397)	3,119
Cash and cash equivalents, at beginning of period	29,414	32,811	29,692

Cash and cash equivalents, at end of period	$20,606	$29,414	$32,811

See Notes to Consolidated Financial Statements.

MORGAN STANLEY

Consolidated Statements of Changes in Shareholders’ Equity

(dollars in millions)

	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Employee Stock Trust	Accumulated Other Comprehensive Income (Loss)	Note Receivable Related to ESOP	Common Stock Held in Treasury at Cost	Common Stock Issued to Employee Trust	Total
BALANCE AT NOVEMBER 30, 2003	$—	$12	$3,155	$28,038	$3,008	$(156)	$(4)	$(6,766)	$(2,420)	$24,867
Net income	—	—	—	4,486	—	—	—	—	—	4,486
Dividends	—	—	—	(1,098)	—	—	—	—	—	(1,098)
Issuance of common stock	—	—	(1,304)	—	—	—	—	1,626	—	322
Repurchases of common stock	—	—	—	—	—	—	—	(1,132)	—	(1,132)
Compensation payable in common stock and options	—	—	(172)	—	816	—	4	69	(54)	663
Tax benefits associated with stock-based awards	—	—	331	—	—	—	—	—	—	331
Employee tax withholdings and other	—	—	78	—	—	—	—	(411)	—	(333)
Net change in cash flow hedges	—	—	—	—	—	26	—	—	—	26
Minimum pension liability adjustment	—	—	—	—	—	(2)	—	—	—	(2)
Translation adjustments	—	—	—	—	—	76	—	—	—	76

BALANCE AT NOVEMBER 30, 2004	—	12	2,088	31,426	3,824	(56)	—	(6,614)	(2,474)	28,206
Net income	—	—	—	4,939	—	—	—	—	—	4,939
Dividends	—	—	—	(1,180)	—	—	—	—	—	(1,180)
Issuance of common stock	—	—	(780)	—	—	—	—	1,107	—	327
Repurchases of common stock	—	—	—	—	—	—	—	(3,693)	—	(3,693)
Compensation payable in common stock and options	—	—	669	—	(764)	—	—	1,437	(586)	756
Tax benefits associated with stock-based awards	—	—	317	—	—	—	—	—	—	317
Employee tax withholdings and other	—	—	95	—	—	—	—	(451)	—	(356)
Net change in cash flow hedges	—	—	—	—	—	(70)	—	—	—	(70)
Minimum pension liability adjustment	—	—	—	—	—	25	—	—	—	25
Translation adjustments	—	—	—	—	—	(89)	—	—	—	(89)

BALANCE AT NOVEMBER 30, 2005	—	12	2,389	35,185	3,060	(190)	—	(8,214)	(3,060)	29,182
Adjustment to opening shareholders’ equity	—	—	34	(68)	—	—	—	—	—	(34)
Net income	—	—	—	7,472	—	—	—	—	—	7,472
Dividends	—	—	—	(1,167)	—	—	—	—	—	(1,167)
Issuance of preferred stock	1,100	—	—	—	—	—	—	—	—	1,100
Issuance of common stock	—	—	(1,949)	—	—	—	—	2,592	—	643
Repurchases of common stock	—	—	—	—	—	—	—	(3,376)	—	(3,376)
Compensation payable in common stock and options	—	—	1,486	—	1,255	—	—	5	(1,255)	1,491
Tax benefits associated with stock-based awards	—	—	72	—	—	—	—	—	—	72
Employee tax withholdings and other	—	—	181	—	—	—	—	(355)	—	(174)
Net change in cash flow hedges	—	—	—	—	—	53	—	—	—	53
Minimum pension liability adjustment	—	—	—	—	—	(2)	—	—	—	(2)
Translation adjustments	—	—	—	—	—	104	—	—	—	104

BALANCE AT NOVEMBER 30, 2006	$1,100	$12	$2,213	$41,422	$4,315	$(35)	$—	$(9,348)	$(4,315)	$35,364

See Notes to Consolidated Financial Statements.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Introduction and Basis of Presentation.

The Company.    Morgan Stanley (the “Company”) is a global financial services firm that maintains significant market positions in each of its business segments—Institutional Securities, Global Wealth Management Group and Asset Management.

A summary of the activities of each of the Company’s business segments is as follows:

Institutional Securities includes capital raising; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; corporate lending; sales, trading, financing and market-making activities in equity securities and related products and fixed income securities and related products, including foreign exchange and commodities; benchmark indices and risk management analytics; research; and investment activities.

Global Wealth Management Group provides brokerage and investment advisory services covering various investment alternatives; financial and wealth planning services; annuity and insurance products; credit and other lending products; banking and cash management services; retirement services; and trust and fiduciary services.

Asset Management provides global asset management products and services in equity, fixed income and alternative investments, which includes private equity, infrastructure, real estate, fund of funds and hedge funds to institutional and retail clients through proprietary and third party retail distribution channels, intermediaries and the Company’s institutional distribution channel. Asset Management also engages in investment activities.

Discontinued Operations.

Discover.    On June 30, 2007, the Company completed the spin-off (the “Discover Spin-off”) of Discover Financial Services (“DFS”). The results of DFS prior to the Discover Spin-off are included within discontinued operations for all periods presented.

Quilter Holdings Ltd.    The results of Quilter Holdings Ltd. (“Quilter”) are reported as discontinued operations for all periods presented through its sale on February 28, 2007. The results of Quilter were formerly included in the Global Wealth Management Group business segment.

Aircraft Leasing.    The Company’s aircraft leasing business was classified as “held for sale” prior to its sale on March 24, 2006, and associated revenues and expenses have been reported as discontinued operations for all periods presented through its sale on March 24, 2006. The results of the Company’s aircraft leasing business were formerly included in the Institutional Securities business segment.

See Notes 18 and 30 for additional information on discontinued operations.

Basis of Financial Information.    The consolidated financial statements for the 12 months ended November 30, 2006 (“fiscal 2006”), November 30, 2005 (“fiscal 2005”) and November 30, 2004 (“fiscal 2004”) are prepared in accordance with accounting principles generally accepted in the U.S., which require the Company to make estimates and assumptions regarding the valuations of certain financial instruments, the outcome of litigation, tax and other matters that affect the consolidated financial statements and related disclosures. The Company believes that the estimates utilized in the preparation of the consolidated financial statements are prudent and reasonable. Actual results could differ materially from these estimates.

The Company, in accordance with Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), adjusted its opening retained earnings for fiscal 2006 and financial results for the first two quarters of fiscal 2006 to reflect a

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

change in its hedge accounting for certain securities under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivatives Instruments and Hedging Activities,” as amended (“SFAS No. 133”). The same periods also reflect the adjustments of two compensation and benefit accruals. See Note 24 for additional information on SAB 108.

All material intercompany balances and transactions have been eliminated.

Consolidation.    The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and other entities in which the Company has a controlling financial interest.

For entities where (1) the total equity investment at risk is sufficient to enable the entity to finance its activities independently, and (2) the equity holders bear the economic residual risks of the entity and have the right to make decisions about the entity’s activities, the Company consolidates those entities it controls through a majority voting interest or otherwise. For entities that do not meet these criteria, commonly known as variable interest entities (“VIE”), the Company consolidates those entities where the Company absorbs a majority of the expected losses or a majority of the expected residual returns, or both, of such entity.

Notwithstanding the above, certain securitization vehicles, commonly known as qualifying special purpose entities, are not consolidated by the Company if they meet certain criteria regarding the types of assets and derivatives they may hold, the types of sales they may engage in, and the range of discretion they may exercise in connection with the assets they hold.

For investments in entities in which the Company does not have a controlling financial interest, but has significant influence over operating and financial decisions, the Company generally applies the equity method of accounting.

Equity and partnership interests held by entities qualifying for accounting purposes as investment companies are carried at fair value.

The Company’s U.S. and international subsidiaries include Morgan Stanley & Co. Incorporated (“MS&Co.”), Morgan Stanley & Co. International Limited (“MSIL”), Morgan Stanley Japan Securities Co., Ltd. (“MSJS”), Morgan Stanley DW Inc. (“MSDWI”) and Morgan Stanley Investment Advisors Inc. In fiscal 2007, the Company intends to merge MSDWI into MS&Co. Upon completion of the merger, the surviving entity, MS&Co., will be the Company’s principal U.S. broker-dealer.

Income Statement Presentation.    The Company, through its subsidiaries and affiliates, provides a wide variety of products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. In connection with the delivery of the various products and services to clients, the Company manages its revenues and related expenses in the aggregate. As such, when assessing the performance of its businesses, the Company considers its principal trading, investment banking, commissions and interest and dividend income, along with the associated interest expense and provision for loan losses, as one integrated activity for each of the Company’s separate businesses.

The Company’s cost infrastructure supporting its businesses varies by activity. In some cases, these costs are directly attributable to one line of business, and, in other cases, such costs relate to multiple businesses. As such, when assessing the performance of its businesses, the Company does not consider these costs separately, but rather assesses performance in the aggregate along with the related revenues.

Therefore, the Company’s pricing structure considers various items, including the level of expenses incurred directly and indirectly to support the cost infrastructure, the risk it incurs in connection with a transaction, the

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

overall client relationship and the availability in the market for the particular product and/or service. Accordingly, the Company does not manage or capture the costs associated with the products or services sold or its general and administrative costs by revenue line, in total or by product.

2.    Summary of Significant Accounting Policies.

Revenue Recognition.

Investment Banking.    Underwriting revenues and fees for mergers, acquisitions and advisory assignments are recorded when services for the transactions are determined to be completed, generally as set forth under the terms of the engagement. Transaction-related expenses, primarily consisting of legal, travel and other costs directly associated with the transaction, are deferred and recognized in the same period as the related investment banking transaction revenue. Underwriting revenues are presented net of related expenses. Non-reimbursed expenses associated with advisory transactions are recorded within Non-interest expenses.

Commissions.    The Company generates commissions from executing and clearing customer transactions on stock, options and futures markets. Commission revenues are recorded in the accounts on trade date.

Asset Management, Distribution and Administration Fees.    Asset management, distribution and administration fees are recognized over the relevant contract period, generally quarterly or annually. In certain management fee arrangements, the Company is entitled to receive performance fees when the return on assets under management exceeds certain benchmark returns or other performance targets. In such arrangements, performance fee revenue is accrued quarterly based on measuring account/fund performance to date versus the performance benchmark stated in the investment management agreement.

Financial Instruments Used for Trading and Investment.    Financial instruments owned and Financial instruments sold, not yet purchased, which include cash and derivative products, are recorded at fair value in the consolidated statements of financial condition, and gains and losses are reflected net in Principal transactions trading and investment revenues in the consolidated statements of income. Loans and lending commitments are recorded at fair value or the lower of cost or market, depending on the nature of the transaction. Fair value is the amount at which financial instruments could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The fair value of the Company’s Financial instruments owned and Financial instruments sold, not yet purchased are generally based on observable market prices, observable market parameters or derived from such prices or parameters based on bid prices or parameters for Financial instruments owned and ask prices or parameters for Financial instruments sold, not yet purchased. In the case of financial instruments transacted on recognized exchanges, the observable prices represent quotations for completed transactions from the exchange on which the financial instrument is principally traded. Bid prices represent the highest price a buyer is willing to pay for a financial instrument at a particular time. Ask prices represent the lowest price a seller is willing to accept for a financial instrument at a particular time.

A substantial percentage of the fair value of the Company’s Financial instruments owned and Financial instruments sold, not yet purchased is based on observable market prices, observable market parameters, or is derived from such prices or parameters. The availability of observable market prices and pricing parameters can vary from product to product. Where available, observable market prices and pricing parameters in a product (or a related product) may be used to derive a price without requiring significant judgment. In certain markets, observable market prices or market parameters are not available for all products, and fair value is determined using techniques appropriate for each particular product. These techniques involve some degree of judgment. The price transparency of the particular product will determine the degree of judgment involved in determining the

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fair value of the Company’s financial instruments. Price transparency is affected by a wide variety of factors, including, for example, the type of product, whether it is a new product and not yet established in the marketplace, and the characteristics particular to the transaction. Products for which actively quoted prices or pricing parameters are available or for which fair value is derived from actively quoted prices or pricing parameters will generally have a higher degree of price transparency. By contrast, products that are thinly traded or not quoted will generally have reduced to no price transparency.

The fair value of over-the-counter (“OTC”) derivative contracts is derived primarily using pricing models, which may require multiple market input parameters. Where appropriate, valuation adjustments are made to account for credit quality and market liquidity. These adjustments are applied on a consistent basis and are based upon observable market data where available. Prior to the adoption of SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), on December 1, 2006, the Company followed the provisions of Emerging Issues Task Force (“EITF”) Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (“EITF Issue No. 02-3”). See also Note 28. Under EITF Issue No. 02-3, in the absence of observable market prices or parameters in an active market, observable prices or parameters of other comparable current market transactions, or other observable data supporting a fair value based on a pricing model at the inception of a contract, revenue recognition at the inception of an OTC derivative financial instrument is not permitted. Such revenue is recognized in income at the earlier of when there is market value observability or at the end of the contract period. In the absence of observable market prices or parameters in an active market, observable prices or parameters of other comparable current market transactions, or other observable data supporting a fair value based on a pricing model at the inception of a contract, fair value is based on the transaction price. The Company also uses pricing models to manage the risks introduced by OTC derivatives. Depending on the product and the terms of the transaction, the fair value of OTC derivative products can be modeled using a series of techniques, including closed-form analytic formulae, such as the Black-Scholes option pricing model, simulation models or a combination thereof, applied consistently. In the case of more established derivative products, the pricing models used by the Company are widely accepted by the financial services industry. Pricing models take into account the contract terms, including the maturity, as well as market parameters such as interest rates, volatility and the creditworthiness of the counterparty.

Purchases and sales of financial instruments and related expenses are recorded on trade date. Unrealized gains and losses arising from the Company’s dealings in OTC financial instruments, including derivative contracts related to financial instruments and commodities, are presented in the accompanying consolidated statements of financial condition on a net-by-counterparty basis, when appropriate.

The Company nets cash collateral paid or received against its derivatives inventory under credit support annexes, which the Company views as conditional contracts, pursuant to legally enforceable master netting agreements.

Equity and debt investments purchased in connection with private equity and other principal investment activities initially are valued at cost to approximate fair value. The carrying value of such investments is adjusted when changes in the underlying fair values are readily ascertainable, generally as evidenced by observable market prices or transactions that directly affect the value of such investments. Downward adjustments relating to such investments are made in the event that the Company determines that the fair value is less than the carrying value. The Company’s partnership interests, including general partnership and limited partnership interests in real estate funds, are included within Other assets in the consolidated statements of financial condition and are recorded at fair value based upon changes in the fair value of the underlying partnership’s net assets.

Financial Instruments Used for Asset and Liability Management.    The Company applies hedge accounting to various derivative financial instruments used to hedge interest rate, foreign exchange and credit risk arising from

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assets, liabilities and forecasted transactions. These instruments are included within Financial instruments owned—derivative contracts or Financial instruments sold, not yet purchased—derivative contracts within the consolidated statements of financial condition.

These hedges are designated and qualify for accounting purposes as one of the following types of hedges: hedges of changes in fair value of assets and liabilities due to the risk being hedged (fair value hedges), hedges of the variability of future cash flows from forecasted transactions and floating rate assets and liabilities due to the risk being hedged (cash flow hedges) and hedges of net investments in foreign operations whose functional currency is different from the reporting currency of the parent company (net investment hedges).

For all hedges where hedge accounting is being applied, effectiveness testing and other procedures to ensure the ongoing validity of the hedges are performed at least monthly. The impact of hedge ineffectiveness and amounts excluded from the assessment of hedge effectiveness on the consolidated statements of income was not material for all periods presented. If a derivative is de-designated as a hedge, it is thereafter accounted for as a financial instrument used for trading.

Fair Value Hedges.    The Company’s designated fair value hedges consist primarily of benchmark interest rate hedges of fixed rate borrowings, including certificates of deposit and senior long-term borrowings.

Interest rate swaps, including swaps with embedded options that mirror features contained in the hedged items, are used as hedging instruments in these programs. For these hedges, the Company ensures that the terms of the hedging instruments and hedged items match and other accounting criteria are met so that the hedges are assumed to have no ineffectiveness (i.e., the Company applies the “shortcut” method of hedge accounting).

The Company also uses interest rate swaps as fair value hedges of the benchmark interest rate risk from host contracts of equity-linked notes that contain embedded derivatives. For these hedge relationships, regression analysis is used for the prospective and retrospective assessments of hedge effectiveness. At the inception of a hedge, the prospective analysis is based on what the hedge results would have been at regular points over an immediately preceding period. Over the life of the hedge, the length of the observation period and number of data points remain constant and the hypothetical data are replaced with actual hedge results so that the rolling analysis serves as both a prospective and retrospective test.

For qualifying fair value hedges of benchmark interest rates, the changes in the fair value of the derivative and the changes in the fair value of the hedged liability provide offset of one another and, together with any resulting ineffectiveness, are recorded in Interest expense. If a derivative is de-designated as a hedge, any basis adjustment remaining on the hedged liability is amortized to Interest expense over the life of the liability using the effective interest method.

The Company has designated a portion of the credit derivative embedded in a non-recourse structured note liability as a fair value hedge of the credit risk arising from a loan receivable to which the structured note liability is specifically linked. Regression analysis is used to perform prospective and retrospective assessments of hedge effectiveness for this hedge relationship. The changes in the fair value of the derivative and the changes in the fair value of the hedged item provide offset of one another and, together with any resulting ineffectiveness, are recorded in Principal transactions–Trading revenues.

Cash Flow Hedges.    Before the sale of the aircraft leasing business (see Note 18), the Company applied hedge accounting to interest rate swaps used to hedge variable rate long-term borrowings associated with this business. Changes in the fair value of the swaps were recorded in Accumulated other comprehensive income (loss) in Shareholders’ equity, net of tax effects, and then reclassified to Interest expense as interest on the hedged borrowings was recognized.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the sale of the aircraft financing business (see Note 18), the Company de-designated the interest rate swaps associated with this business effective August 31, 2005 and no longer accounts for them as cash flow hedges. Amounts in Accumulated other comprehensive income (loss) related to those interest rate swaps continue to be reclassified to Interest expense since the related borrowings remain outstanding. The Company estimates that approximately $15 million of the unrealized loss recognized in Accumulated other comprehensive income (loss) as of November 30, 2006 will be reclassified into earnings within the next 12 months.

Net Investment Hedges.    The Company utilizes forward foreign exchange contracts and non-U.S. dollar-denominated debt to manage the currency exposure relating to its net investments in non-U.S. dollar functional currency operations. No hedge ineffectiveness is recognized in earnings since the notional amounts of the hedging instruments equal the portion of the investments being hedged, and, where forward contracts are used, the currencies being exchanged are the functional currencies of the parent and investee; where debt instruments are used as hedges, they are denominated in the functional currency of the investee. The gain or loss from revaluing hedges of net investments in foreign operations at the spot rate is deferred and reported within Accumulated other comprehensive income (loss) in Shareholders’ equity, net of tax effects. The forward points on the hedging instruments are recorded in Interest and dividend revenues.

Securitization Activities.    The Company engages in securitization activities related to commercial and residential mortgage loans, corporate bonds and loans, U.S. agency collateralized mortgage obligations, credit card loans and other types of financial assets (see Notes 4 and 5). The Company may retain interests in the securitized financial assets as one or more tranches of the securitization, undivided seller’s interests, accrued interest receivable subordinate to investors’ interests (see Note 5), cash collateral accounts, servicing rights, rights to any excess cash flows remaining after payments to investors in the securitization trusts of their contractual rate of return and reimbursement of credit losses, and other retained interests. The exposure to credit losses from securitized loans is limited to the Company’s retained contingent risk, which represents the Company’s retained interest in securitized loans, including any credit enhancement provided. The gain or loss on the sale of financial assets depends, in part, on the previous carrying amount of the assets involved in the transfer, and each subsequent transfer in revolving structures, allocated between the assets sold and the retained interests based upon their respective fair values at the date of sale. To obtain fair values, observable market prices are used if available. However, observable market prices are generally not available for retained interests so the Company estimates fair value based on the present value of expected future cash flows using its best estimates of the key assumptions, including forecasted credit losses, payment rates, forward yield curves and discount rates commensurate with the risks involved. The present value of future net excess cash flows that the Company estimates it will receive over the term of the securitized loans is recognized in income as the loans are securitized. An asset also is recorded and charged to income over the term of the securitized loans, with actual net excess cash flows continuing to be recognized in income as they are earned.

Consolidated Statements of Cash Flows.    For purposes of these statements, cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. In connection with business acquisitions, the Company assumed liabilities of $1,377 million, $58 million and $145 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively.

Allowance for Consumer Loan Losses.    The allowance for consumer loan losses was a significant estimate that represented management’s estimate of probable losses inherent in the owned consumer loan portfolio. The allowance for consumer loan losses was primarily applicable to the owned homogeneous consumer credit card loan portfolio. The allowance was evaluated quarterly for adequacy and was established through a charge to the Provision for consumer loan losses.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In estimating the allowance for consumer loan losses, the Company used a systematic and consistently applied approach. This process started with a migration analysis (a technique used to estimate the likelihood that a consumer loan would progress through the various stages of delinquency and ultimately charge-off) of delinquent and current consumer credit card accounts in order to determine the appropriate level of the allowance for consumer loan losses. The migration analysis considered uncollectible principal, interest and fees reflected in consumer loans. In evaluating the adequacy of the allowance for consumer loan losses, management also considered factors that may have impacted credit losses, including current economic conditions, recent trends in delinquencies and bankruptcy filings, account collection management, policy changes, account seasoning, loan volume and amounts, payment rates and forecasting uncertainties. The Provision for consumer loan losses was charged against earnings to maintain the allowance for consumer loan losses at an appropriate level.

Office Facilities, Other Equipment and Software Costs.    Office facilities and other equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of buildings, leasehold improvements, furniture, fixtures, equipment, tugs, barges, terminals and pipelines are provided principally by the straight-line and accelerated methods over the estimated useful life of the asset. Estimates of useful lives are generally as follows: buildings—39 years; furniture and fixtures—7 years; computer and communications equipment—3 to 5 years; terminals and pipelines—3 to 25 years; and tugs and barges—15 years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or, where applicable, the remaining term of the lease, but generally not exceeding 15 years.

Certain costs incurred in connection with internal-use software projects are capitalized and amortized over the expected useful life of the asset.

Income Taxes.    Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates.

Earnings per Common Share.    Basic earnings per common share (“EPS”) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the assumed conversion of all dilutive securities (see Note 10).

Stock-Based Compensation.    The Company early adopted SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”), using the modified prospective approach as of December 1, 2004. SFAS No. 123R revised the fair value-based method of accounting for share-based payment liabilities, forfeitures and modifications of stock-based awards and clarified guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to service periods. Upon adoption, the Company recognized an $80 million gain ($49 million after-tax) as a cumulative effect of a change in accounting principle in the first quarter of fiscal 2005 resulting from the requirement to estimate forfeitures at the date of grant instead of recognizing them as incurred. The cumulative effect gain increased both basic and diluted earnings per share in fiscal 2005 by $0.05.

For stock-based awards issued prior to the adoption of SFAS No. 123R, the Company’s accounting policy for awards granted to retirement-eligible employees was to recognize compensation cost over the service period specified in the award terms. The Company accelerates any unrecognized compensation cost for such awards if and when a retirement-eligible employee leaves the Company. For stock-based awards made to retirement-eligible employees during fiscal 2005, the Company recognized compensation expense for such awards on the date of grant.

For fiscal 2005 year-end stock-based compensation awards that were granted to retirement-eligible employees in December 2005, the Company recognized the compensation cost for such awards at the date of grant instead of

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

over the service period specified in the award terms. As a result, the Company recorded non-cash incremental compensation expenses of approximately $260 million in fiscal 2006 for stock-based awards granted to retirement-eligible employees as part of the fiscal 2005 year-end award process. These incremental expenses were included within Compensation and benefits expense and reduced income before taxes within the Institutional Securities ($190 million), Global Wealth Management Group ($50 million) and Asset Management ($20 million) business segments.

Additionally, based on interpretive guidance related to SFAS No. 123R in the first quarter of fiscal 2006, the Company changed its accounting policy for expensing the cost of anticipated fiscal 2006 year-end equity awards that were granted to retirement-eligible employees in the first quarter of fiscal 2007. Effective December 1, 2005, the Company accrues the estimated cost of these awards over the course of the current fiscal year rather than expensing the awards on the date of grant (which occurred in December 2006). The Company believes that this method of recognition for retirement-eligible employees is preferable because it better reflects the period over which the compensation is earned.

If the Company had accrued the estimated cost of equity awards granted to retirement-eligible employees over the course of the fiscal year ended November 30, 2005 rather than expensing such awards at the grant date in December 2005, net income would have decreased during fiscal 2005. The approximate resulting pro forma net income would have been $4,684 million rather than the reported amount of $4,939 million. The approximate resulting impact on earnings per share for fiscal 2005 would have been a reduction in the reported amounts of earnings per basic share from $4.70 to $4.46 and earnings per diluted share from $4.57 to $4.34.

Translation of Foreign Currencies.    Assets and liabilities of operations having non-U.S. dollar functional currencies are translated at year-end rates of exchange, and income statement accounts are translated at weighted average rates of exchange for the year. Gains or losses resulting from translating foreign currency financial statements, net of hedge gains or losses and related tax effects, are reflected in Accumulated other comprehensive income (loss), a separate component of Shareholders’ equity. Gains or losses resulting from foreign currency transactions are included in net income.

Goodwill and Intangible Assets.    Goodwill and indefinite-lived assets are not amortized and are reviewed annually (or more frequently under certain conditions) for impairment. Other intangible assets are amortized over their useful lives.

Investments in Unconsolidated Investees.    The Company invests in unconsolidated investees that own synthetic fuel production plants. The Company accounts for these investments under the equity method. The Company’s share of the operating losses generated by these investments is recorded within Losses from unconsolidated investees, and the tax credits and the tax benefits associated with these operating losses are recorded within the Provision for income taxes.

Deferred Compensation Arrangements.    The Company maintains trusts, commonly referred to as rabbi trusts, in connection with certain deferred compensation plans. Assets of rabbi trusts are consolidated, and the value of the Company’s stock held in rabbi trusts are classified in Shareholders’ equity and generally accounted for in a manner similar to treasury stock. The Company has included its obligations under certain deferred compensation plans in Employee stock trust. Shares that the Company has issued to its rabbi trusts are recorded in Common stock issued to employee trust. Both Employee stock trust and Common stock issued to employee trust are components of Shareholders’ equity. The Company recognizes the original amount of deferred compensation (fair value of the deferred stock award at the date of grant—see Note 14) as the basis for recognition in Employee stock trust and Common stock issued to employee trust. Changes in the fair value of amounts owed to employees are not recognized as the Company’s deferred compensation plans do not permit diversification and must be settled by the delivery of a fixed number of shares of the Company’s common stock.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    Goodwill and Net Intangible Assets.

During fiscal 2006, fiscal 2005 and fiscal 2004, the Company completed the annual goodwill impairment test (as of December 1 in each fiscal year). The Company’s testing did not indicate any goodwill impairment.

Changes in the carrying amount of the Company’s goodwill and intangible assets for fiscal 2006 and fiscal 2005 were as follows:

	Institutional Securities	Global Wealth Management Group(1)	Asset Management	Discover	Total
	(dollars in millions)
Goodwill:
Balance as of November 30, 2004	$319	$583	$966	$—	$1,868
Translation adjustments	—	(43)	—	—	(43)
Goodwill acquired during the year and other(2)	125	—	—	256	381

Balance as of November 30, 2005	444	540	966	256	2,206
Translation adjustments	—	49	—	31	80
Goodwill acquired during the year and other(3)	257	—	2	247	506

Balance as of November 30, 2006	$701	$589	$968	$534	$2,792

Intangible assets:
Balance as of November 30, 2004	$331	$—	$—	$—	$331
Intangible assets sold(4)	(75)	—	—	—	(75)
Intangible assets acquired during the year(2)	—	—	—	73	73
Amortization expense(5)	(29)	—	—	(6)	(35)

Balance as of November 30, 2005	227	—	—	67	294
Intangible assets acquired during the year(3)	160	—	4	130	294
Translation adjustments	—	—	—	16	16
Amortization expense(5)	(33)	—	(1)	(12)	(46)

Balance as of November 30, 2006	$354	$—	$3	$201	$558

(1)	The amounts of goodwill related to Quilter were $255 million, $224 million and $248 million as of November 30, 2006, 2005 and 2004, respectively.
(2)	Institutional Securities activity includes adjustments to goodwill related to the sale of the Company’s interest in POSIT (see Note 23) and for the recognition of deferred tax liabilities in connection with the Company’s acquisition of Barra, Inc. (“Barra”). Discover activity represents goodwill and intangible assets acquired in connection with the Company’s acquisition of PULSE (see Note 23).
(3)	Institutional Securities activity primarily represents goodwill and intangible assets acquired in connection with the Company’s acquisition of TransMontaigne Inc., Heidmar Group and Nan Tung Bank Ltd. Zhuhai. Discover activity represents goodwill and intangible assets acquired in connection with the Company’s acquisition of Goldfish and other acquisitions (see Note 23).
(4)	Amount is related to the sale of the Company’s interest in POSIT (see Note 23).
(5)	Amortization expense for DFS is included in discontinued operations.

Amortizable intangible assets were as follows:

	At November 30, 2006		At November 30, 2005
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(dollars in millions)
Amortizable intangible assets:
Trademarks	$193	$15	$105	$7
Technology-related	153	55	147	37
Customer relationships	214	25	96	11
Other	107	14	9	8

Total amortizable intangible assets	$667	$109	$357	$63

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense associated with intangible assets is estimated to be approximately $44 million per year over the next five fiscal years.

4.    Collateralized and Securitization Transactions.

Securities purchased under agreements to resell (“reverse repurchase agreements”) and Securities sold under agreements to repurchase (“repurchase agreements”), principally government and agency securities, are carried at the amounts at which the securities subsequently will be resold or reacquired as specified in the respective agreements; such amounts include accrued interest. Reverse repurchase agreements and repurchase agreements are presented on a net-by-counterparty basis, when appropriate. The Company’s policy is to take possession of securities purchased under agreements to resell. Securities borrowed and Securities loaned are carried at the amounts of cash collateral advanced and received in connection with the transactions. Other secured financings include the liabilities related to transfers of financial assets that are accounted for as financings rather than sales, consolidated variable interest entities where the Company is deemed to be the primary beneficiary and certain equity-referenced securities and loans where in all instances these liabilities are payable solely from the cash flows of the related assets accounted for as Financial instruments owned.

The Company pledges its financial instruments owned to collateralize repurchase agreements and other securities financings. Pledged securities that can be sold or repledged by the secured party are identified as Financial instruments owned (pledged to various parties) in the consolidated statements of financial condition. The carrying value and classification of securities owned by the Company that have been loaned or pledged to counterparties where those counterparties do not have the right to sell or repledge the collateral were as follows:

	At November 30, 2006	At November 30, 2005
	(dollars in millions)
Financial instruments owned:
U.S. government and agency securities	$12,111	$12,494
Other sovereign government obligations	893	328
Corporate and other debt	44,237	21,775
Corporate equities	6,662	5,290

Total	$63,903	$39,887

The Company enters into reverse repurchase agreements, repurchase agreements, securities borrowed and securities loaned transactions to, among other things, acquire securities to cover short positions and settle other securities obligations, to accommodate customers’ needs and to finance the Company’s inventory positions. The Company also engages in securities financing transactions for customers through margin lending. Under these agreements and transactions, the Company either receives or provides collateral, including U.S. government and agency securities, other sovereign government obligations, corporate and other debt, and corporate equities. The Company receives collateral in the form of securities in connection with reverse repurchase agreements, securities borrowed and derivative transactions, and customer margin loans. In many cases, the Company is permitted to sell or repledge these securities held as collateral and use the securities to secure repurchase agreements, to enter into securities lending and derivative transactions or for delivery to counterparties to cover short positions. At November 30, 2006 and November 30, 2005, the fair value of securities received as collateral where the Company is permitted to sell or repledge the securities was $942 billion and $798 billion, respectively, and the fair value of the portion that had been sold or repledged was $780 billion and $737 billion, respectively.

The Company additionally receives securities as collateral in connection with certain securities for securities transactions in which the Company is the lender. In instances where the Company is permitted to sell or repledge

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

these securities, the Company reports the fair value of the collateral received and the related obligation to return the collateral in the consolidated statement of financial condition. At November 30, 2006 and November 30, 2005, $64,588 million and $43,557 million, respectively, were reported as Securities received as collateral and an Obligation to return securities received as collateral in the consolidated statements of financial condition.

The Company manages credit exposure arising from reverse repurchase agreements, repurchase agreements, securities borrowed and securities loaned transactions by, in appropriate circumstances, entering into master netting agreements and collateral arrangements with counterparties that provide the Company, in the event of a customer default, the right to liquidate collateral and the right to offset a counterparty’s rights and obligations. The Company also monitors the fair value of the underlying securities as compared with the related receivable or payable, including accrued interest, and, as necessary, requests additional collateral to ensure such transactions are adequately collateralized. Where deemed appropriate, the Company’s agreements with third parties specify its rights to request additional collateral. Customer receivables generated from margin lending activity are collateralized by customer-owned securities held by the Company. For these transactions, adherence to the Company’s collateral policies significantly limits the Company’s credit exposure in the event of customer default. The Company may request additional margin collateral from customers, if appropriate, and, if necessary, may sell securities that have not been paid for or purchase securities sold, but not delivered from customers.

In connection with its Institutional Securities business, the Company engages in securitization activities related to residential and commercial mortgage loans, U.S. agency collateralized mortgage obligations, corporate bonds and loans, and other types of financial assets. These assets are carried at fair value, and any changes in fair value are recognized in the consolidated statements of income. The Company may act as underwriter of the beneficial interests issued by securitization vehicles. Underwriting net revenues are recognized in connection with these transactions. The Company may retain interests in the securitized financial assets as one or more tranches of the securitization. These retained interests are included in the consolidated statements of financial condition at fair value. Any changes in the fair value of such retained interests are recognized in the consolidated statements of income. Retained interests in securitized financial assets associated with the Institutional Securities business were approximately $4.8 billion at November 30, 2006, the majority of which were related to residential mortgage loan, U.S. agency collateralized mortgage obligation and commercial mortgage loan securitization transactions. Net gains at the time of securitization were not material in fiscal 2006. The assumptions that the Company used to determine the fair value of its retained interests at the time of securitization related to those transactions that occurred during fiscal 2006 were not materially different from the assumptions included in the table below. Additionally, as indicated in the table below, the Company’s exposure to credit losses related to these retained interests was not material to the Company’s results of operations.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents information on the Company’s residential mortgage loan, U.S. agency collateralized mortgage obligation and commercial mortgage loan securitization transactions. Key economic assumptions and the sensitivity of the current fair value of the retained interests to immediate 10% and 20% adverse changes in those assumptions at November 30, 2006 were as follows (dollars in millions):

	Residential Mortgage Loans		U.S. Agency Collateralized Mortgage Obligations		Commercial Mortgage Loans
Retained interests (carrying amount/fair value)	$2,863		$1,098		$682
Weighted average life (in months)	37		64		99
Credit losses (rate per annum)	0.00-4.50%		—		0.00-10.93%
Impact on fair value of 10% adverse change	$(128)		$—		$(6)
Impact on fair value of 20% adverse change	$(248)		$—		$(11)
Weighted average discount rate (rate per annum)	10.93%		5.46%		6.62%
Impact on fair value of 10% adverse change	$(51)		$(24)		$(24)
Impact on fair value of 20% adverse change	$(103)		$(47)		$(47)
Prepayment speed assumption(1)(2)	199-2833	PSA	147-538	PSA	—
Impact on fair value of 10% adverse change	$(105)		$(4)		$—
Impact on fair value of 20% adverse change	$(145)		$(8)		$—

(1)	Amounts for residential mortgage loans exclude positive valuation effects from immediate 10% and 20% changes.
(2)	Commercial mortgage loans typically contain provisions that either prohibit or economically penalize the borrower from prepaying the loan for a specified period of time.

The table above does not include the offsetting benefit of any financial instruments that the Company may utilize to hedge risks inherent in its retained interests. In addition, the sensitivity analysis is hypothetical and should be used with caution. Changes in fair value based on a 10% or 20% variation in an assumption generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. In addition, the sensitivity analysis does not consider any corrective action that the Company may take to mitigate the impact of any adverse changes in the key assumptions.

In connection with its Institutional Securities business, during fiscal 2006, fiscal 2005 and fiscal 2004, the Company received proceeds from new securitization transactions of $68 billion, $65 billion and $72 billion, respectively, and cash flows from retained interests in securitization transactions of $6.0 billion, $7.1 billion and $6.1 billion, respectively.

5.    Consumer Loans.

Consumer loans, which primarily related to general purpose credit card and consumer installment loans of DFS, were as follows:

	At November 30, 2006	At November 30, 2005
	(dollars in millions)
General purpose credit card and consumer installment	$23,746	$22,804
Less:
Allowance for consumer loan losses	831	838

Consumer loans, net	$22,915	$21,966

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Activity in the allowance for consumer loan losses was as follows:

	Fiscal 2006	Fiscal 2005(1)	Fiscal 2004(1)
	(dollars in millions)
Balance at beginning of period	$838	$943	$1,002
Additions:
Provision for consumer loan losses(2)	756	878	926
Purchase of consumer loans(3)	55	—	—
Deductions:
Charge-offs	(1,001)	(1,145)	(1,120)
Recoveries	174	167	132

Net charge-offs	(827)	(978)	(988)
Translation adjustments and other	9	(5)	3

Balance at end of period	$831	$838	$943

(1)	Certain reclassifications have been made to prior-year amounts to conform to the current year’s presentation.
(2)	Included in discontinued operations.
(3)	Amounts relate to the Company’s acquisition of Goldfish (see Note 23) and other acquisitions.

At November 30, 2006, the Company had commitments to extend credit for consumer loans of approximately $274 billion. Such commitments arose primarily from agreements with customers for unused lines of credit on certain credit cards, provided that there were no violations of conditions established in the related agreements. These commitments, substantially all of which the Company could terminate at any time and which did not necessarily represent future cash requirements, were periodically reviewed based on account usage and customer creditworthiness. As a result of the completion of the Discover Spin-off, the Company no longer has these commitments.

At November 30, 2006 and November 30, 2005, $5,570 million and $4,960 million, respectively, of the Company’s consumer loans had minimum contractual maturities of less than one year. Because of the uncertainty regarding consumer loan repayment patterns, which historically had been higher than contractually required minimum payments, this amount may not have necessarily be indicative of the Company’s actual consumer loan repayments.

The Company received net proceeds from consumer loan sales of $11,532 million, $10,525 million and $7,590 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively.

At November 30, 2006 and November 30, 2005, $2.3 billion and $4.0 billion, respectively, of the Company’s consumer loans were classified as held for sale.

The Company’s U.S. consumer loan portfolio, including securitized loans, was geographically diverse, with a distribution approximating that of the population of the U.S.

Credit Card Securitization Activities.    The Company’s retained interests in Discover’s credit card asset securitizations included undivided seller’s interests, accrued interest receivable on securitized credit card receivables, cash collateral accounts, servicing rights, rights to any excess cash flows (“Residual Interests”) remaining after payments to investors in the securitization trusts of their contractual rate of return and reimbursement of credit losses, and other retained interests. The undivided seller’s interests less an applicable allowance for loan losses was recorded in Consumer loans. The Company’s undivided seller’s interests rank pari passu with investors’ interests in the securitization trusts, and the remaining retained interests were subordinate to investors’ interests. Accrued interest receivable and certain other subordinated retained interests were recorded in Other assets at amounts that approximated fair value. The Company received annual servicing fees of 2% of the investor principal balance outstanding. The Company did not recognize servicing assets or servicing

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liabilities for servicing rights as the servicing contracts provided just adequate compensation, as defined in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”), to the Company for performing the servicing. Residual Interests and cash collateral accounts were recorded in Other assets and reflected at fair value. At November 30, 2006, the Company had $12,661 million of retained interests, including $9,370 million of undivided seller’s interests, in credit card asset securitizations. The retained interests were subject to credit, payment and interest rate risks on the transferred credit card assets. The investors and the securitization trusts had no recourse to the Company’s other assets for failure of cardmembers to pay when due.

The uncollected balances of securitized general purpose credit card loans were $26.7 billion and $24.4 billion at November 30, 2006 and November 30, 2005, respectively.

Key economic assumptions used in measuring the Residual Interests at the date of securitization resulting from credit card asset securitizations completed during fiscal 2006 and fiscal 2005 were as follows:

	Fiscal 2006	Fiscal 2005
Weighted average life (in months)	3.7-4.7	4.1-5.9
Payment rate (rate per month)	19.69-21.58%	18.52-21.14%
Credit losses (rate per annum)	4.57-5.23%	5.60-6.00%
Discount rate (rate per annum)	11.00%	11.00-12.00%

Key economic assumptions and the sensitivity of the current fair value of the Residual Interests to immediate 10% and 20% adverse changes in those assumptions were as follows (dollars in millions):

At November 30, 2006
Residual Interests (carrying amount/fair value)	$338
Weighted average life (in months)	4.4
Weighted average payment rate (rate per month)	21.44%
Impact on fair value of 10% adverse change	$(27)
Impact on fair value of 20% adverse change	$(50)
Weighted average credit losses (rate per annum)	4.48%
Impact on fair value of 10% adverse change	$(39)
Impact on fair value of 20% adverse change	$(78)
Weighted average discount rate (rate per annum)	11.00%
Impact on fair value of 10% adverse change	$(1)
Impact on fair value of 20% adverse change	$(3)

The sensitivity analysis in the table above is hypothetical and should be used with caution. Changes in fair value based on a 10% or 20% variation in an assumption generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the Residual Interests is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower payments and increased credit losses), which might magnify or counteract the sensitivities. In addition, the sensitivity analysis does not consider any corrective action that the Company may have taken to mitigate the impact of any adverse changes in the key assumptions.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table below presents quantitative information about delinquencies and components of managed general purpose credit card loans, including securitized loans (dollars in millions):

	At November 30, 2006
	Loans Outstanding	Loans Delinquent
Managed general purpose credit card loans	$50,291	$1,763
Less: Securitized general purpose credit card loans	26,703

Owned general purpose credit card loans	$23,588

6.    Deposits.

Deposits were as follows:

	At November 30, 2006	At November 30, 2005
	(dollars in millions)
Demand, passbook and money market accounts	$14,872	$2,629
Consumer certificate accounts	4,076	1,826
$100,000 minimum certificate accounts	9,395	14,208

Total	$28,343	$18,663

The weighted average interest rates of interest-bearing deposits outstanding during fiscal 2006 and fiscal 2005 were 4.4% and 4.1%, respectively. The increase in deposits in fiscal 2006 primarily reflected growth in the Company’s bank deposit program.

At November 30, 2006, interest-bearing deposits maturing over the next five years were as follows:

Fiscal Year	(dollars in millions)
2007	$24,354
2008	1,430
2009	651
2010	715
2011	142

71

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    Short-Term Borrowings.

The table below summarizes certain information regarding short-term borrowings for fiscal 2006 and fiscal 2005 (dollars in millions):

	At November 30,
	2006	2005
Commercial paper:
Balance at year-end	$22,433	$23,209

Average amount outstanding	$23,962	$28,270

Weighted average interest rate on year-end balance	4.6%	3.3%

Other short-term borrowings(1):
Balance at year-end	$6,659	$7,911

Average amount outstanding	$7,773	$9,100

(1)	These borrowings included bank loans, Federal Funds and bank notes.

The Company maintains a senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper, which consists of three separate tranches: a U.S. dollar tranche with the Company as borrower; a Japanese yen tranche with MSJS as borrower and the Company as borrower and guarantor for MSJS borrowings; and a multicurrency tranche available in both euro and sterling with the Company as borrower. Under this combined facility (the “Credit Facility”), the banks are committed to provide up to $7.5 billion under the U.S. dollar tranche, 80 billion Japanese yen under the Japanese yen tranche and $3.25 billion under the multicurrency tranche. At November 30, 2006, the Company had a $16.4 billion consolidated stockholders’ equity surplus as compared with the Credit Facility’s covenant requirement.

The Company anticipates that it may utilize the Credit Facility for short-term funding from time to time. The Company does not believe that any of the covenant requirements in its Credit Facility will impair its ability to obtain funding under the Credit Facility, pay its current level of dividends or obtain loan arrangements, letters of credit and other financial guarantees or other financial accommodations. At November 30, 2006, no borrowings were outstanding under the Credit Facility.

The Company and its subsidiaries also maintain certain committed bilateral credit facilities to support general liquidity needs. These facilities are expected to be drawn from time to time to cover short-term funding needs.

The Company, through several of its subsidiaries, maintains several funded committed credit facilities to support various businesses, including (without limitation) the collateralized commercial and residential mortgage whole loan, derivative contracts, warehouse lending, emerging market loan, structured product, corporate loan, investment banking and prime brokerage businesses.

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8.    Long-Term Borrowings.

Maturities and Terms.    Long-term borrowings at fiscal year-end consisted of the following:

	U.S. Dollar			Non-U.S. Dollar(1)			At November 30,
	Fixed Rate	Floating Rate(2)	Index/ Equity Linked	Fixed Rate	Floating Rate(2)	Index/ Equity Linked	2006 Total(3)	2005 Total(3)
	(dollars in millions)
Due in fiscal 2006	$—	$—	$—	$—	$—	$—	$—	$13,822
Due in fiscal 2007	3,692	6,651	3,515	590	3,680	146	18,274	30,308
Due in fiscal 2008	1,566	24,287	2,720	1,333	3,153	699	33,758	10,790
Due in fiscal 2009	1,968	3,635	1,545	2,929	331	1,499	11,907	7,590
Due in fiscal 2010	3,621	1,346	1,151	2,116	1,816	1,547	11,597	9,946
Due in fiscal 2011	5,683	1,998	784	1,585	10	1,062	11,122	8,295
Thereafter	21,936	6,058	3,074	11,891	13,033	2,328	58,320	29,714

Total	$38,466	$43,975	$12,789	$20,444	$22,023	$7,281	$144,978	$110,465

Weighted average coupon at fiscal year-end	5.6%	5.5%	n/a	3.9%	4.0%	n/a	5.0%	4.6%

(1)	Weighted average coupon was calculated utilizing non-U.S. dollar interest rates.
(2)	U.S. dollar contractual floating rate borrowings bear interest based on a variety of money market indices, including London Interbank Offered Rates (“LIBOR”) and Federal Funds rates. Non-U.S. dollar contractual floating rate borrowings bear interest based primarily on Euribor floating rates.
(3)	Amounts include a decrease of approximately $326 million at November 30, 2006 and $324 million at November 30, 2005 to the carrying amount of certain of the Company’s long-term borrowings associated with fair value hedges under SFAS No. 133.

The Company’s long-term borrowings included the following components:

	At November 30,
	2006	2005
	(dollars in millions)
Senior debt	$136,213	$103,694
Subordinated debt	3,881	4,007
Junior subordinated debentures	4,884	2,764

Total	$144,978	$110,465

Senior debt securities often are denominated in various non-U.S. dollar currencies and may be structured to provide a return that is equity-linked, credit-linked or linked to some other index (e.g., the consumer price index). Senior debt also may be structured to be callable by the Company or extendible at the option of holders of the senior debt securities. Debt containing provisions that effectively allow the holders to put or extend the notes aggregated $16,016 million at November 30, 2006 and $16,018 million at November 30, 2005. Subordinated debt and junior subordinated debentures typically are issued to meet the capital requirements of the Company or its regulated subsidiaries and primarily are U.S. dollar denominated.

Senior Debt—Structured Borrowings.    The Company’s index/equity-linked borrowings include various structured instruments whose payments and redemption values are linked to the performance of a specific index (e.g., Standard & Poor’s 500), a basket of stocks, a specific equity security, a credit exposure or basket of credit exposures. To minimize the exposure resulting from movements in the underlying equity, credit, or other position or index, the Company has entered into various swap contracts and purchased options that effectively convert the borrowing costs into floating rates based upon LIBOR. These instruments are included in the preceding table at

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their redemption values based on the performance of the underlying indices, baskets of stocks, or specific equity securities, credit or other position or index. The Company accounts for its structured borrowings as having embedded derivatives. The embedded derivatives are bifurcated from the hybrid notes and are accounted for at fair value, with the changes in fair value reported in Principal transactions trading revenues. The swaps and purchased options used to economically hedge the embedded features are derivatives and also are carried at fair value, with changes in fair value reported in Principal transactions trading revenues.

Subordinated Debt and Junior Subordinated Debentures.    Included in the Company’s long-term borrowings are subordinated notes (including the notes issued by MS&Co. discussed below) of $3,881 million having a contractual weighted average coupon of 4.77% at November 30, 2006 and $4,007 million having a weighted average coupon of 4.86% at November 30, 2005. Junior subordinated debentures issued by the Company were $4,884 million at November 30, 2006 and $2,764 million at November 30, 2005 having a contractual weighted average coupon of 6.51% at November 30, 2006 and 6.45% at November 30, 2005. Maturities of the subordinated and junior subordinated notes range from fiscal 2011 to fiscal 2033. Maturities of certain junior subordinated debentures can be extended to 2066 at the Company’s option.

At November 30, 2006, MS&Co. had outstanding a $25 million 7.82% fixed rate subordinated Series F note. The note matures in fiscal 2016. The terms of the note contain restrictive covenants that require, among other things, MS&Co. to maintain specified levels of Consolidated Tangible Net Worth and Net Capital, each as defined. As of November 30, 2006, MS&Co. was in compliance with these restrictive covenants.

Asset and Liability Management.    In general, securities inventories not financed by secured funding sources and the majority of current assets are financed with a combination of short-term funding, floating rate long-term debt or fixed rate long-term debt swapped to a floating rate. Fixed assets are financed with fixed rate long-term debt. Both fixed rate long-term debt and floating rate long-term debt (in addition to sources of funds accessed directly by the Company’s Discover business segment) are used to finance the Company’s consumer loan portfolio. The Company uses interest rate swaps to more closely match these borrowings to the duration, holding period and interest rate characteristics of the assets being funded and to manage interest rate risk. These swaps effectively convert certain of the Company’s fixed rate borrowings into floating rate obligations. In addition, for non-U.S. dollar currency borrowings that are not used to fund assets in the same currency, the Company has entered into currency swaps that effectively convert the borrowings into U.S. dollar obligations. The Company’s use of swaps for asset and liability management affected its effective average borrowing rate as follows:

	Fiscal 2006	Fiscal 2005	Fiscal 2004
Weighted average coupon of long-term borrowings at fiscal year-end(1)	5.0%	4.6%	4.2%

Effective average borrowing rate for long-term borrowings after swaps at fiscal year-end(1)	5.0%	4.1%	2.9%

(1)	Included in the weighted average and effective average calculations are non-U.S. dollar interest rates.

Cash paid for interest for the Company’s borrowings and deposits approximated the related interest expense in fiscal 2006, fiscal 2005 and fiscal 2004.

Subsequent to fiscal year-end and through January 31, 2007, the Company’s long-term borrowings (net of repayments) increased by approximately $11 billion.

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9.    Commitments and Contingencies.

Office Facilities.    The Company has non-cancelable operating leases covering office space and equipment. At November 30, 2006, future minimum rental commitments under such leases (net of subleases, principally on office rentals) were as follows (dollars in millions):

Fiscal Year
2007	$501
2008	496
2009	411
2010	321
2011	267
Thereafter	1,849

Occupancy lease agreements, in addition to base rentals, generally provide for rent and operating expense escalations resulting from increased assessments for real estate taxes and other charges. Total rent expense, net of sublease rental income, was $470 million, $571 million and $415 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively. The net rent expense for fiscal 2005 included $105 million related to the lease adjustment charge recorded in the first quarter of fiscal 2005 (see Note 26). Total rent expense, net of sublease rental income for DFS, was $16 million, $19 million and $24 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively, and is included in discontinued operations.

Equipment.    In connection with its commodities business, the Company enters into operating leases for both crude oil and refined products storage and for vessel charters. These operating leases are integral parts of the Company’s commodities risk management business. At November 30, 2006, future minimum rental commitments under such leases were as follows (dollars in millions):

Fiscal Year
2007	$374
2008	247
2009	181
2010	99
2011	46
Thereafter	44

Letters of Credit and Other Financial Guarantees.    At November 30, 2006 and November 30, 2005, the Company had approximately $5.8 billion and $6.9 billion, respectively, of letters of credit and other financial guarantees outstanding to satisfy various collateral requirements.

Securities Activities.    In connection with certain of its Institutional Securities business activities, the Company provides loans or lending commitments (including bridge financing) to selected clients. The borrowers may be rated investment grade or non-investment grade. These loans and commitments have varying terms, may be senior or subordinated, are generally contingent upon representations, warranties and contractual conditions applicable to the borrower, and may be syndicated or traded by the Company.

The aggregate value of the investment grade and non-investment grade primary and secondary lending commitments are shown below:

	At November 30, 2006	At November 30, 2005
	(dollars in millions)
Investment grade corporate lending commitments	$34,306	$23,968
Non-investment grade corporate lending commitments	17,809	13,066

Total	$52,115	$37,034

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Financial instruments sold, not yet purchased include obligations of the Company to deliver specified financial instruments at contracted prices, thereby creating commitments to purchase the financial instruments in the market at prevailing prices. Consequently, the Company’s ultimate obligation to satisfy the sale of financial instruments sold, not yet purchased may exceed the amounts recognized in the consolidated statements of financial condition.

The Company has commitments to fund other less liquid investments, including at November 30, 2006, $1,279 million in connection with investment activities, $15,888 million related to secured lending transactions and $5,062 million related to forward purchase contracts involving mortgage loans. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit, to clients that may subject the Company to increased credit and liquidity risks.

At November 30, 2006, the Company had commitments to enter into reverse repurchase and repurchase agreements of approximately $104 billion and $76 billion, respectively.

Legal.    In the normal course of business, the Company has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with its activities as a global diversified financial services institution. Certain of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or in financial distress.

The Company is also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding the Company’s business, including, among other matters, accounting and operational matters, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. The number of these reviews, investigations and proceedings has increased in recent years with regard to many firms in the financial services industry, including the Company.

The Company contests liability and/or the amount of damages as appropriate in each pending matter. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases where claimants seek substantial or indeterminate damages or where investigations and proceedings are in the early stages, the Company cannot predict with certainty the loss or range of loss, if any, related to such matters, how or if such matters will be resolved, when they will ultimately be resolved, or what the eventual settlement, fine, penalty or other relief, if any, might be. Subject to the foregoing, and except for the pending matter described in the paragraphs below, the Company believes, based on current knowledge and after consultation with counsel, that the outcome of the pending matters will not have a material adverse effect on the consolidated financial condition of the Company, although the outcome of such matters could be material to the Company’s operating results and cash flows for a particular future period, depending on, among other things, the level of the Company’s revenues or income for such period. Legal reserves have been established in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS No. 5”). Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change.

Coleman Litigation.    On May 8, 2003, Coleman (Parent) Holdings Inc. (“CPH”) filed a complaint against the Company in the Circuit Court of the Fifteenth Judicial Circuit for Palm Beach County, Florida. The complaint relates to the 1998 merger between The Coleman Company, Inc. (“Coleman”) and Sunbeam, Inc. (“Sunbeam”). The complaint, as amended, alleges that CPH was induced to agree to the transaction with Sunbeam based on certain financial misrepresentations, and it asserts claims against the Company for aiding and abetting fraud, conspiracy and punitive damages. Shortly before trial, which commenced in April 2005, the trial court granted, in

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part, a motion for entry of a default judgment against the Company and ordered that portions of CPH’s complaint, including those setting forth CPH’s primary allegations against the Company, be read to the jury and deemed established for all purposes in the action. In May 2005, the jury returned a verdict in favor of CPH and awarded CPH $604 million in compensatory damages and $850 million in punitive damages. On June 23, 2005, the trial court issued a final judgment in favor of CPH in the amount of $1,578 million, which includes prejudgment interest and excludes certain payments received by CPH in settlement of related claims against others.

On June 27, 2005, the Company filed a notice of appeal with the District Court of Appeal for the Fourth District of Florida (the “Court of Appeal”) and posted a supersedeas bond, which automatically stayed execution of the judgment pending appeal. Included in cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements in the consolidated statement of financial condition is $1,840 million of money market deposits that have been pledged to obtain the supersedeas bond. The Company filed its initial brief in support of its appeal on December 7, 2005, and, on June 28, 2006, the Court of Appeal heard oral argument. The Company’s appeal seeks to reverse the judgment of the trial court on several grounds and asks that the case be remanded for entry of a judgment in favor of the Company or, in the alternative, for a new trial.

The Company believes, after consultation with outside counsel, that it is probable that the compensatory and punitive damages awards will be overturned on appeal and the case remanded for a new trial. Taking into account the advice of outside counsel, the Company is maintaining a reserve of $360 million for the Coleman litigation, which it believes to be a reasonable estimate, under SFAS No. 5, of the low end of the range of its probable exposure in the event the judgment is overturned and the case remanded for a new trial. If the compensatory and/or punitive awards are ultimately upheld on appeal, in whole or in part, the Company may incur an additional expense equal to the difference between the amount affirmed on appeal (and post-judgment interest thereon) and the amount of the reserve. While the Company cannot predict with certainty the amount of such additional expense, such additional expense could have a material adverse effect on the consolidated financial condition of the Company and/or the Company’s or Institutional Securities’ operating results and cash flows for a particular future period, and the upper end of the range could exceed $1.4 billion.

Income Taxes.    For information on contingencies associated with income tax examinations, see Note 16.

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10.    Earnings per Common Share.

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the assumed conversion of all dilutive securities. The following table presents the calculation of basic and diluted EPS (in millions, except for per share data):

	Fiscal 2006	Fiscal 2005	Fiscal 2004
Basic EPS:
Income from continuing operations before cumulative effect of accounting change, net	$6,335	$4,532	$3,760
Gain on discontinued operations, net	1,137	358	726
Cumulative effect of accounting change, net	—	49	—
Preferred stock dividend requirements	(19)	—	—

Net income applicable to common shareholders	$7,453	$4,939	$4,486

Weighted average common shares outstanding	1,010	1,050	1,080

Earnings per basic common share:
Income from continuing operations	$6.25	$4.32	$3.48
Gain on discontinued operations	1.13	0.33	0.67
Cumulative effect of accounting change, net	—	0.05	—

Earnings per basic common share	$7.38	$4.70	$4.15

	Fiscal 2006	Fiscal 2005	Fiscal 2004
Diluted EPS:
Net income applicable to common shareholders	$7,453	$4,939	$4,486

Weighted average common shares outstanding	1,010	1,050	1,080
Effect of dilutive securities:
Stock options and restricted stock units	45	30	25

Weighted average common shares outstanding and common stock equivalents	1,055	1,080	1,105

Earnings per diluted common share:
Income from continuing operations	$5.99	$4.19	$3.40
Gain on discontinued operations	1.08	0.33	0.66
Cumulative effect of accounting change, net	—	0.05	—

Earnings per diluted common share	$7.07	$4.57	$4.06

The following securities were considered antidilutive and therefore were excluded from the computation of diluted EPS:

	Fiscal 2006	Fiscal 2005	Fiscal 2004
	(shares in millions)
Number of antidilutive securities (including stock options and restricted stock units) outstanding at end of period	38	93	95

11.    Sales and Trading Activities.

The Company’s institutional sales and trading activities are conducted through the integrated management of its client-driven and proprietary transactions along with the hedging and financing of these positions. Sales and

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trading activities include revenues from customer purchases and sales of financial instruments in which the Company acts as principal and gains and losses on the Company’s positions. The Company also engages in proprietary trading activities for its own account.

The Company’s trading portfolios are managed with a view toward the risk and profitability of the portfolios. The following discussions of risk management, market risk, credit risk, concentration risk and customer activities relate to the Company’s sales and trading activities.

Risk Management.    The cornerstone of the Company’s risk management philosophy is protection of the Company’s franchise, reputation and financial standing. The Company’s risk management philosophy is based on the following principles: comprehensiveness, independence, accountability, defined risk tolerance and transparency. Given the importance of effective risk management to the Company’s reputation, senior management requires thorough and frequent communication and appropriate escalation of risk matters.

Risk management at the Company requires independent Company-level oversight, accountability of the Company’s business segments, constant communication, judgment, and knowledge of specialized products and markets. The Company’s senior management takes an active role in the identification, assessment and management of various risks at both the Company and business segment level. In recognition of the increasingly varied and complex nature of the global financial services business, the Company’s risk management philosophy, with its attendant policies, procedures and methodologies, is evolutionary in nature and subject to ongoing review and modification.

The nature of the Company’s risks, coupled with this risk management philosophy, informs the Company’s risk governance structure. The Company’s risk governance structure includes the Firm Risk Committee and the Capital Structure and Strategic Transactions Committee, the Chief Risk Officer, the Internal Audit Department, independent control groups, and various risk control managers, committees and groups located within the business segments.

The Firm Risk Committee, composed of the Company’s most senior officers, oversees the Company’s risk management structure. The Firm Risk Committee’s responsibilities include oversight of the Company’s risk management principles, procedures and limits, and the monitoring of material financial, operational and franchise risks. The Firm Risk Committee is overseen by the Audit Committee of the Board of Directors (the “Audit Committee”). The Capital Structure and Strategic Transactions Committee (the “Capital Committee”) reviews strategic transactions for the Company and significant changes to the Company’s capital structure. The Capital Committee’s responsibilities include reviewing measures of capital and evaluating capital resources relative to the Company’s risk profile and strategy.

The Chief Risk Officer, a member of the Firm Risk Committee, oversees compliance with Company risk limits; approves certain excessions of Company risk limits; reviews material market and credit risks; and reviews results of risk management processes with the Audit Committee.

The Internal Audit Department provides independent risk and control assessment and reports to the Audit Committee and administratively to the Chief Legal Officer. The Internal Audit Department periodically examines the Company’s operational and control environment and conducts audits designed to cover all major risk categories.

The Market Risk, Credit Risk, Operational Risk, Financial Control, Treasury, and Legal and Compliance Departments (collectively, the “Company Control Groups”), which are all independent of the Company’s business units, assist senior management and the Firm Risk Committee in monitoring and controlling the

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Company’s risk through a number of control processes. The Company is committed to employing qualified personnel with appropriate expertise in each of its various administrative and business areas to implement effectively the Company’s risk management and monitoring systems and processes.

Each business segment has a risk committee that is responsible for ensuring that the business segment, as applicable, adheres to established limits for market, credit, operational and other risks; implements risk measurement, monitoring, and management policies and procedures that are consistent with the risk framework established by the Firm Risk Committee; and reviews, on a periodic basis, its aggregate risk exposures, risk exception experience, and the efficacy of its risk identification, measurement, monitoring and management policies and procedures, and related controls.

Each of the Company’s business segments also has designated operations officers, committees and groups, including operations and information technology groups (collectively, “Segment Control Groups” and, together with the Company Control Groups, the “Control Groups”) to manage and monitor specific risks and report to the business segment risk committee. The Control Groups work together to review the risk monitoring and risk management policies and procedures relating to, among other things, the business segment’s market and credit risk profile, sales practices, pricing of consumer loans and reserve adequacy, reputation, legal enforceability, and operational and technological risks. Participation by the senior officers of the Control Groups helps ensure that risk policies and procedures, exceptions to risk limits, new products and business ventures, and transactions with risk elements undergo a thorough review.

Market Risk.    Market risk refers to the risk that a change in the level of one or more market prices, rates, indices, implied volatilities (the price volatility of the underlying instrument imputed from option prices), correlations or other market factors, such as liquidity, will result in losses for a position or portfolio.

The Company manages the market risk associated with its trading activities on a Company-wide basis, on a worldwide trading division level and on an individual product basis. Aggregate market risk limits have been approved for the Company and for its major trading divisions worldwide (equity and fixed income, which includes interest rate products, credit products, foreign exchange and commodities). Additional market risk limits are assigned to trading desks and, as appropriate, products and regions. Trading division risk managers, desk risk managers, traders and the Market Risk Department monitor market risk measures against limits in accordance with policies set by senior management.

The Market Risk Department independently reviews the Company’s trading portfolios on a regular basis from a market risk perspective utilizing Value-at-Risk and other quantitative and qualitative risk measures and analyses. The Company’s trading businesses and the Market Risk Department also use, as appropriate, measures such as sensitivity to changes in interest rates, prices, implied volatilities and time decay to monitor and report market risk exposures. Stress testing, which measures the impact on the value of existing portfolios of specified changes in market factors for certain products, is performed periodically and is reviewed by trading division risk managers, desk risk managers and the Market Risk Department. The Market Risk Department also conducts scenario analyses, which estimate the Company’s revenue sensitivity to a set of specific, predefined market and geopolitical events.

Credit Risk.    Credit risk refers to the risk of loss arising from borrower or counterparty default when a borrower, counterparty or obligor is unable to meet its financial obligations. The Company incurs significant, “single name” credit risk exposure through the Institutional Securities business. This type of risk requires credit analysis of specific counterparties, both initially and on an ongoing basis.

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The Institutional Credit Department (“Institutional Credit”) manages credit risk exposure for the Institutional Securities business. Institutional Credit is responsible for ensuring transparency of material credit risks, ensuring compliance with established limits, approving material extensions of credit, and escalating risk concentrations to appropriate senior management.

Concentration Risk.    The Company is subject to concentration risk by holding large positions in certain types of securities or commitments to purchase securities of a single issuer, including sovereign governments and other entities, issuers located in a particular country or geographic area, public and private issuers involving developing countries, or issuers engaged in a particular industry. Financial instruments owned by the Company include U.S. government and agency securities and securities issued by other sovereign governments (principally Japan, United Kingdom, Italy and Germany), which, in the aggregate, represented approximately 6% of the Company’s total assets at November 30, 2006. In addition, substantially all of the collateral held by the Company for resale agreements or bonds borrowed, which together represented approximately 25% of the Company’s total assets at November 30, 2006, consist of securities issued by the U.S. government, federal agencies or other sovereign government obligations. Positions taken and commitments made by the Company, including positions taken and underwriting and financing commitments made in connection with its private equity, principal investment and lending activities, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment grade issuers. In addition, the Company may originate or purchase certain residential and commercial mortgage loans that could contain certain terms and features that may result in additional credit risk as compared with more traditional types of mortgages. Such terms and features may include loans made to borrowers subject to payment increases or loans with high loan-to-value ratios. The Company seeks to limit concentration risk through the use of the systems and procedures described in the preceding discussions of risk management, market risk and credit risk.

Customer Activities.    The Company’s customer activities involve the execution, settlement and financing of various securities and commodities transactions on behalf of customers. Customer securities activities are transacted on either a cash or margin basis. Customer commodities activities, which include the execution of customer transactions in commodity futures transactions (including options on futures), are transacted on a margin basis.

The Company’s customer activities may expose it to off-balance sheet credit risk. The Company may have to purchase or sell financial instruments at prevailing market prices in the event of the failure of a customer to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer losses. The Company seeks to control the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with various regulations and Company policies.

Derivative Contracts.    The amounts in the following table represent unrealized gains and losses on exchange traded and OTC options and other contracts (including interest rate, foreign exchange, and other forward contracts and swaps) for derivatives for trading and investment purposes and for asset and liability management, net of offsetting positions in situations where netting is appropriate. The asset amounts are not reported net of non-cash collateral, which the Company obtains with respect to certain of these transactions to reduce its exposure to credit losses.

Credit risk with respect to derivative instruments arises from the failure of a counterparty to perform according to the terms of the contract. The Company’s exposure to credit risk at any point in time is represented by the fair value of the derivative contracts reported as assets. The Company monitors the creditworthiness of counterparties to these transactions on an ongoing basis and requests additional collateral when deemed necessary.

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The Company’s derivatives (both listed and OTC) at November 30, 2006 and November 30, 2005 are summarized in the table below, showing the fair value of the related assets and liabilities by product:

	At November 30, 2006		At November 30, 2005
Product Type	Assets	Liabilities	Assets	Liabilities
	(dollars in millions)
Interest rate and currency swaps, interest rate options, credit derivatives and other fixed income securities contracts	$19,444	$15,688	$17,157	$13,212
Foreign exchange forward contracts and options	7,325	7,725	7,548	7,597
Equity securities contracts (including equity swaps, warrants and options)	16,705	23,155	7,290	11,957
Commodity forwards, options and swaps	11,969	10,923	13,899	12,186

Total	$55,443	$57,491	$45,894	$44,952

12.    Capital Units.

The Company has Capital Units outstanding that were issued by the Company and Morgan Stanley Finance plc (“MSF”), a U.K. subsidiary. A Capital Unit consists of (a) a Subordinated Debenture of MSF guaranteed by the Company and maturing in 2017 and (b) a related Purchase Contract issued by the Company, which may be accelerated by the Company, requiring the holder to purchase one Depositary Share representing shares of the Company’s Cumulative Preferred Stock. The aggregate amount of Capital Units outstanding was $66 million at both November 30, 2006 and November 30, 2005. Subsequent to fiscal year-end, the Company and MSF announced the Company’s intention to redeem all of the outstanding Capital Units on February 28, 2007.

13.    Shareholders’ Equity.

Common Stock.    Changes in shares of common stock outstanding for fiscal 2006 and fiscal 2005 were as follows (share data in millions):

	Fiscal 2006	Fiscal 2005
Shares outstanding at beginning of period	1,058	1,087
Net impact of stock option exercises and other share issuances	43	39
Treasury stock purchases	(52)	(68)

Shares outstanding at end of period	1,049	1,058

Treasury Shares.    During fiscal 2006, the Company purchased $3.4 billion of its common stock through open market purchases at an average cost of $65.43 per share. During fiscal 2005, the Company purchased $3.7 billion of its common stock through a combination of open market purchases and purchases from employees at an average cost of $54.31 per share. In December 2006, the Company announced that its Board of Directors had authorized the repurchase of up to $6 billion of the Company’s outstanding common stock. This share repurchase authorization replaces the Company’s previous repurchase authorizations with one repurchase program for capital management purposes that will consider, among other things, business segment capital needs, as well as equity-based compensation and benefit plan requirements. The Company expects to exercise the authorization over the next 12-18 months at prices the Company deems appropriate, subject to its surplus capital position, market conditions and regulatory considerations.

Rabbi Trusts.    The Company has established rabbi trusts (the “Trusts”) to provide common stock voting rights to certain employees who hold outstanding restricted stock units. The number of shares of common stock

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outstanding in the Trusts was 81 million at November 30, 2006 and 60 million at November 30, 2005. The assets of the Trusts are consolidated with those of the Company, and the value of the Company’s stock held in the Trusts is classified in Shareholders’ equity and generally accounted for in a manner similar to treasury stock.

Preferred Stock.    In July 2006, the Company issued 44,000,000 Depositary Shares, in an aggregate of $1,100 million, representing 1/1,000th of a Share of Floating Rate Non-Cumulative Preferred Stock, Series A, $0.01 par value (“Series A Preferred Stock”). The Series A Preferred Stock is redeemable at the Company’s option in whole or in part on or after July 15, 2011 at a redemption price of $25,000 per share (equivalent to $25 per Depositary Share). The Series A Preferred Stock also has a preference over the Company’s common stock upon liquidation. Subsequent to fiscal year-end, the Company declared a quarterly dividend of $388.045 per share of Series A Preferred Stock that was paid on January 16, 2007 to preferred shareholders of record on January 1, 2007.

Regulatory Requirements.    MS&Co. and MSDWI are registered broker-dealers and registered futures commission merchants and, accordingly, are subject to the minimum net capital requirements of the Securities and Exchange Commission (the “SEC”), the New York Stock Exchange, Inc. and the Commodity Futures Trading Commission. MS&Co. and MSDWI have consistently operated in excess of these requirements. MS&Co.’s net capital totaled $4,498 million at November 30, 2006, which exceeded the amount required by $3,168 million. MSDWI’s net capital totaled $1,251 million at November 30, 2006, which exceeded the amount required by $1,180 million. MSIL, a London-based broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Authority, and MSJS, a Tokyo-based broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Agency. MSIL and MSJS have consistently operated in excess of their respective regulatory capital requirements.

In fiscal 2007, the Company intends to merge MSDWI into MS&Co. Upon completion of the merger, the surviving entity, MS&Co., will be the Company’s principal U.S. broker-dealer.

Under regulatory capital requirements adopted by the Federal Deposit Insurance Corporation (the “FDIC”) and other bank regulatory agencies, FDIC-insured financial institutions must maintain (a) 3% to 5% of Tier 1 capital, as defined, to average assets (“leverage ratio”), (b) 4% of Tier 1 capital, as defined, to risk-weighted assets (“Tier 1 risk-weighted capital ratio”) and (c) 8% of total capital, as defined, to risk-weighted assets (“total risk-weighted capital ratio”). At November 30, 2006, the leverage ratio, Tier 1 risk-weighted capital ratio and total risk-weighted capital ratio of each of the Company’s FDIC-insured financial institutions exceeded these regulatory minimums.

Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements. Morgan Stanley Derivative Products Inc., the Company’s triple-A rated derivative products subsidiary, maintains certain operating restrictions that have been reviewed by various rating agencies.

Effective December 1, 2005, the Company became a consolidated supervised entity (“CSE”) as defined by the SEC. As such, the Company is subject to group-wide supervision and examination by the SEC and to minimum capital requirements on a consolidated basis. As of November 30, 2006, the Company was in compliance with the CSE capital requirements.

MS&Co. is required to hold tentative net capital in excess of $1 billion and net capital in excess of $500 million in accordance with the market and credit risk standards of Appendix E of Rule 15c3-1. MS&Co. is also required to notify the SEC in the event that its tentative net capital is less than $5 billion. As of November 30, 2006, MS&Co. had tentative net capital in excess of the minimum and the notification requirements.

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The regulatory capital requirements referred to above, and certain covenants contained in various agreements governing indebtedness of the Company, may restrict the Company’s ability to withdraw capital from its subsidiaries. At November 30, 2006, approximately $14.0 billion of net assets of consolidated subsidiaries may be restricted as to the payment of cash dividends and advances to the Company.

Cumulative Translation Adjustments.    Cumulative translation adjustments include gains or losses resulting from translating foreign currency financial statements from their respective functional currencies to U.S. dollars, net of hedge gains or losses and related tax effects. The Company uses foreign currency contracts and designates certain non-U.S. dollar currency debt as hedges to manage the currency exposure relating to its net monetary investments in non-U.S. dollar functional currency subsidiaries. Increases or decreases in the value of the Company’s net foreign investments generally are tax deferred for U.S. purposes, but the related hedge gains and losses are taxable currently. The Company attempts to protect its net book value from the effects of fluctuations in currency exchange rates on its net monetary investments in non-U.S. dollar subsidiaries by selling the appropriate non-U.S. dollar currency in the forward market. However, under some circumstances, the Company may elect not to hedge its net monetary investments in certain foreign operations due to market conditions, including the availability of various currency contracts at acceptable costs. Information relating to the hedging of the Company’s net monetary investments in non-U.S. dollar functional currency subsidiaries and their effects on cumulative translation adjustments is summarized below:

	At November 30,
	2006	2005
	(dollars in millions)
Net monetary investments in non-U.S. dollar functional currency subsidiaries	$6,195	$3,716

Cumulative translation adjustments resulting from net investments in subsidiaries with a non-U.S. dollar functional currency	$741	$194
Cumulative translation adjustments resulting from realized or unrealized losses on hedges, net of tax	(692)	(249)

Total cumulative translation adjustments	$49	$(55)

14.    Employee Compensation Plans.

As of December 1, 2004, the Company early adopted SFAS No. 123R using the modified prospective method (see Note 2). SFAS No. 123R requires measurement of compensation cost for equity-based awards at fair value and recognition of compensation cost over the service period, net of estimated forfeitures. The fair value of restricted stock units is determined based on the number of units granted and the grant date fair value of the Company’s common stock. The fair value of stock options is determined using the Black-Scholes valuation model.

The components of the Company’s stock-based compensation expense (net of cancellations and a cumulative effect of a change in accounting principle in fiscal 2005 associated with the adoption of SFAS No. 123R) are presented below:

	Fiscal 2006(1)	Fiscal 2005	Fiscal 2004
	(dollars in millions)
Deferred stock	$1,763	$589	$484
Stock options	152	143	159
Employee Stock Purchase Plan	8	8	8
Employee Stock Ownership Plan	—	—	4

Total	$1,923	$740	$655

(1)	Amounts for fiscal 2006 include $457 million of accrued stock-based compensation expense for fiscal 2006 year-end equity awards granted to retirement-eligible employees in December 2006.

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Stock-based compensation expense reclassified to discontinued operations in fiscal 2006, fiscal 2005 and fiscal 2004 was approximately $32 million, $16 million and $8 million, respectively.

The tax benefit for stock-based compensation expense related to deferred stock and stock options was $737 million, $255 million and $247 million for fiscal 2006, fiscal 2005 and fiscal 2004, respectively. The tax benefit for stock-based compensation expense reclassified to discontinued operations in fiscal 2006, fiscal 2005 and fiscal 2004 was approximately $11 million, $5 million and $3 million, respectively.

At November 30, 2006, the Company had approximately $1,188 million of compensation cost (which includes approximately $15 million associated with DFS) related to unvested stock-based awards not yet recognized (excluding fiscal 2006 year-end awards granted in December 2006 to non-retirement-eligible employees, which will begin to be amortized in fiscal 2007). The unrecognized compensation cost as of November 30, 2006 will primarily be recognized in fiscal 2007 and fiscal 2008.

In connection with awards under its equity-based compensation and benefit plans, the Company is authorized to issue shares of its common stock held in treasury or newly issued shares. At November 30, 2006, approximately 107 million shares were available for future grant under these plans.

Deferred Stock Awards.    The Company has made deferred stock awards pursuant to several equity-based compensation plans. The plans provide for the deferral of a portion of certain key employees’ discretionary compensation with awards made in the form of restricted common stock or in the right to receive unrestricted shares of common stock in the future (“restricted stock units”). Awards under these plans are generally subject to vesting over time and to restrictions on sale, transfer or assignment until the end of a specified period, generally five years from date of grant. All or a portion of an award may be canceled if employment is terminated before the end of the relevant vesting period. All or a portion of a vested award also may be canceled in certain limited situations, including termination for cause during the relevant restriction period.

The following table sets forth activity relating to the Company’s vested and unvested restricted stock units (share data in millions):

	Fiscal 2006	Fiscal 2005	Fiscal 2004
Restricted stock units at beginning of year	60	78	65
Granted	38	4	29
Conversions to common stock	(12)	(18)	(14)
Canceled	(5)	(4)	(2)

Restricted stock units at end of year	81	60	78

The weighted average price of restricted stock units at the beginning and end of fiscal 2006 was $51.47 and $53.57, respectively. During fiscal 2006, the weighted average price for granted, converted and canceled restricted stock units was $57.86, $56.41 and $54.10, respectively. The weighted average price for restricted stock units granted during fiscal 2005 and fiscal 2004 was $53.10 and $54.69, respectively.

The total fair value of restricted stock units converted to common stock during fiscal 2006, fiscal 2005 and fiscal 2004 was $768 million, $986 million and $791 million, respectively.

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The following table sets forth activity relating to the Company’s unvested restricted stock units (share data in millions):

	Fiscal 2006
	Number of Shares	Weighted Average Grant Date Fair Value
Unvested restricted stock units at beginning of period	36	$52.04
Granted	38	57.86
Vested	(18)	51.75
Canceled	(5)	54.14

Unvested restricted stock units at end of period(1)	51	$54.70

(1)	Unvested restricted stock units represent awards where recipients have yet to satisfy either the explicit vesting terms or retirement-eligible requirements.

Stock Option Awards.    The Company has made stock option awards pursuant to several equity-based compensation plans. The plans provide for the deferral of a portion of certain key employees’ discretionary compensation with awards made in the form of stock options generally having an exercise price not less than the fair value of the Company’s common stock on the date of grant. Such stock option awards generally become exercisable over a one- to five-year period and expire 10 years from the date of grant, subject to accelerated expiration upon termination of employment. Stock option awards have vesting, restriction and cancellation provisions that are similar to those in deferred stock awards.

The weighted average fair values of options granted during fiscal 2006, fiscal 2005 and fiscal 2004 were $14.15, $12.77 and $16.67, respectively, utilizing the following weighted average assumptions:

	Fiscal 2006	Fiscal 2005	Fiscal 2004
Risk-free interest rate	4.8%	3.7%	3.5%
Expected option life in years	3.3	3.1	5.3
Expected stock price volatility	28.6%	34.3%	34.6%
Expected dividend yield	1.7%	2.0%	1.9%

The Company’s expected option life has been determined based upon historical experience, and the expected stock price volatility has been determined based upon historical stock price data over a similar time period of the expected option life.

The following table sets forth activity relating to the Company’s stock options (share data in millions):

	Fiscal 2006		Fiscal 2005		Fiscal 2004
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding at beginning of period	125.8	$51.01	152.2	$47.09	175.5	$43.66
Granted	2.1	64.05	0.9	54.73	4.2	51.83
Exercised	(14.5)	44.60	(19.5)	18.13	(21.0)	16.71
Canceled	(4.0)	57.41	(7.8)	57.01	(6.5)	55.55

Options outstanding at end of period	109.4	$51.88	125.8	$51.01	152.2	$47.09

Options exercisable at end of period	92.6	$51.65	95.4	$50.10	95.9	$44.57

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The total intrinsic value of stock options exercised during fiscal 2006, fiscal 2005 and fiscal 2004 was $326 million, $722 million and $766 million, respectively.

As of November 30, 2006, the intrinsic value of in-the-money exercisable stock options was $2,292 million.

The following table presents information relating to the Company’s stock options outstanding at November 30, 2006 (number of options outstanding data in millions):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Average Remaining Life (Years)	Number Exercisable	Weighted Average Exercise Price	Average Remaining Life (Years)
$16.00 – $ 29.99	9.1	$26.67	1.1	9.1	$26.67	1.1
$30.00 – $ 39.99	9.7	35.64	2.1	9.7	35.64	2.1
$40.00 – $ 49.99	17.0	42.84	5.5	14.9	42.86	5.4
$50.00 – $ 59.99	45.0	55.50	6.0	30.8	56.04	5.5
$60.00 – $ 69.99	25.8	63.11	3.7	25.4	63.12	3.6
$70.00 – $106.99	2.8	83.20	2.2	2.7	83.31	2.1

Total	109.4			92.6

Employee Stock Purchase Plan.    The Employee Stock Purchase Plan (the “ESPP”) allows employees to purchase shares of the Company’s common stock at a 15% discount from market value. The Company expenses the 15% discount associated with the ESPP.

Morgan Stanley 401(k) and Profit Sharing Awards.    Eligible U.S. employees receive 401(k) matching contributions which are invested in the Company’s common stock. The Company also provides discretionary profit sharing to certain employees. The pre-tax expense associated with the 401(k) match and profit sharing for fiscal 2006, fiscal 2005 and fiscal 2004 was $117 million, $117 million and $106 million, respectively.

15.    Employee Benefit Plans.

The Company sponsors various pension plans for the majority of its U.S. and non-U.S. employees. The Company provides certain other postretirement benefits, primarily health care and life insurance, to eligible U.S. employees. The Company also provides certain other postemployment benefits other than pension and postretirement benefits to certain former employees or inactive employees prior to retirement. The following summarizes these plans:

Pension and Other Postretirement Plans.    Substantially all of the U.S. employees of the Company and its U.S. affiliates are covered by a non-contributory pension plan that is qualified under Section 401(a) of the Internal Revenue Code (the “Qualified Plan”). Unfunded supplementary plans (the “Supplemental Plans”) cover certain executives. In addition, certain of the Company’s non-U.S. subsidiaries have pension plans covering substantially all of their employees. These pension plans generally provide pension benefits that are based on each employee’s years of credited service and on compensation levels specified in the plans. The Company’s policy is to fund at least the amounts sufficient to meet minimum funding requirements under applicable employee benefit and tax regulations. Liabilities for benefits payable under its Supplemental Plans are accrued by the Company and are funded when paid to the beneficiaries.

The Company also has unfunded postretirement benefit plans that provide medical and life insurance for eligible U.S. retirees and their dependents.

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The Company uses a measurement date of September 30 to calculate obligations under its pension and postretirement plans.

The following tables present information for the Company’s pension and postretirement plans on an aggregate basis:

Net Periodic Benefit Expense.

Net periodic benefit expense included the following components:

	Pension			Postretirement
	Fiscal 2006	Fiscal 2005	Fiscal 2004	Fiscal 2006	Fiscal 2005	Fiscal 2004
	(dollars in millions)
Service cost, benefits earned during the year	$111	$101	$93	$8	$7	$7
Interest cost on projected benefit obligation	119	110	102	10	9	9
Expected return on plan assets	(116)	(107)	(106)	—	—	—
Net amortization—transition obligation/prior service cost	(7)	(8)	(8)	(2)	(1)	(1)
Net amortization—actuarial loss	51	41	33	2	2	2
Special termination benefits/settlements	2	—	—	—	—	—

Net periodic benefit expense	$160	$137	$114	$18	$17	$17

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Benefit Obligations and Funded Status.

The following table provides a reconciliation of the changes in the benefit obligation and fair value of plan assets for fiscal 2006 and fiscal 2005 as well as a summary of the funded status at November 30, 2006 and November 30, 2005:

	Pension		Postretirement
	Fiscal 2006	Fiscal 2005	Fiscal 2006	Fiscal 2005
	(dollars in millions)
Reconciliation of benefit obligation:
Benefit obligation at beginning of year	$2,524	$2,255	$196	$183
Service cost(1)	133	122	10	8
Interest cost(2)	139	129	11	11
Plan amendments	2	—	—	—
Actuarial (gain) loss	(88)	167	(40)	3
Benefits paid and settlements	(190)	(122)	(9)	(9)
Other, including foreign currency exchange rate changes	43	(27)	—	—

Benefit obligation at end of year	$2,563	$2,524	$168	$196

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of year	$2,217	$1,868	$—	$—
Actual return on plan assets	144	215	—	—
Employer contributions	114	272	9	9
Benefits paid and settlements	(190)	(122)	(9)	(9)
Other, including foreign currency exchange rate changes	27	(16)	—	—

Fair value of plan assets at end of year	$2,312	$2,217	$—	$—

Funded status:
Unfunded status	$(251)	$(307)	$(168)	$(196)
Amount contributed to plan after measurement date	4	3	—	—
Unrecognized prior-service cost	(113)	(128)	(6)	(8)
Unrecognized loss	708	852	9	52

Net amount recognized	$348	$420	$(165)	$(152)

Amounts recognized in the consolidated statements of financial condition consist of:
Prepaid benefit cost	$598	$657	$—	$—
Accrued benefit liability	(263)	(255)	(165)	(152)
Intangible asset	1	1	—	—
Accumulated other comprehensive income	12	17	—	—

Net amount recognized	$348	$420	$(165)	$(152)

(1)	Pension amounts related to DFS and Quilter were $22 million and $21 million during fiscal 2006 and fiscal 2005, respectively. Postretirement amounts related to DFS were $2 million and $1 million during fiscal 2006 and fiscal 2005, respectively. These amounts are included in discontinued operations.
(2)	Pension amounts related to DFS and Quilter were $20 million and $19 million during fiscal 2006 and fiscal 2005, respectively. Postretirement amounts related to DFS were $1 million and $2 million during fiscal 2006 and fiscal 2005, respectively. These amounts are included in discontinued operations.

The accumulated benefit obligation for all defined benefit pension plans was $2,385 million and $2,351 million at November 30, 2006 and November 30, 2005, respectively.

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The following table contains information for pension plans with projected benefit obligations in excess of the fair value of plan assets as of fiscal year-end:

	November 30, 2006	November 30, 2005
	(dollars in millions)
Projected benefit obligation	$338	$2,402
Fair value of plan assets	36	2,089

The following table contains information for pension plans with accumulated benefit obligations in excess of the fair value of plan assets as of fiscal year-end:

	November 30, 2006	November 30, 2005
	(dollars in millions)
Accumulated benefit obligation	$287	$278
Fair value of plan assets	36	28

In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” the Company has recognized an additional minimum pension liability of $13 million at November 30, 2006 and $18 million at November 30, 2005 for defined benefit pension plans whose accumulated benefit obligations exceeded plan assets. An intangible asset of $1 million was recognized as of November 30, 2006 and November 30, 2005, which represented the unrecognized prior-service cost for such plans. The remaining balance of $12 million ($7 million, net of income taxes) in fiscal 2006 and $17 million ($5 million, net of income taxes) in fiscal 2005 was recorded as a reduction of Accumulated other comprehensive income (loss), a component of Shareholders’ equity.

Assumptions.

The following table presents the weighted average assumptions used to determine benefit obligations at fiscal year-end:

	Pension		Postretirement
	Fiscal 2006	Fiscal 2005	Fiscal 2006	Fiscal 2005
Discount rate	5.79%	5.60%	5.97%	5.75%
Rate of future compensation increases	4.40	4.35	n/a	n/a

The following table presents the weighted average assumptions used to determine net periodic benefit costs for fiscal 2006, fiscal 2005 and fiscal 2004:

	Pension			Postretirement
	Fiscal 2006	Fiscal 2005	Fiscal 2004	Fiscal 2006	Fiscal 2005	Fiscal 2004
Discount rate	5.60%	5.90%	6.05%	5.75%	6.05%	6.20%
Expected long-term rate of return on plan assets	6.65	6.95	7.20	n/a	n/a	n/a
Rate of future compensation increases	4.35	4.45	4.85	n/a	n/a	n/a

The expected long-term rate of return on assets represents the Company’s best estimate of the long-term return on plan assets and generally was estimated by computing a weighted average return of the underlying long-term expected returns on the different asset classes, based on the target asset allocations. For plans where there is no established target asset allocation, actual asset allocations were used. The expected long-term return on assets is a long-term assumption that generally is expected to remain the same from one year to the next, but is adjusted when there is a significant change in the target asset allocation, the fees and expenses paid by the plan or market conditions.

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The following table presents assumed health care cost trend rates used to determine the postretirement benefit obligations at fiscal year-end:

	November 30, 2006	November 30, 2005
Health care cost trend rate assumed for next year:
Medical	9.00-9.33%	9.70-10.05%
Prescription	12.33%	13.55%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2012	2012

Assumed health care cost trend rates can have a significant effect on the amounts reported for the Company’s postretirement benefit plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
	(dollars in millions)
Effect on total of service and interest cost	$4	$(3)
Effect on postretirement benefit obligation	23	(16)

Qualified Plan Assets.

The Qualified Plan assets represent 89% of the Company’s total pension plan assets. The weighted average asset allocations for the Qualified Plan at November 30, 2006 and November 30, 2005 and the targeted asset allocation for fiscal 2007 by asset class were as follows:

	Fiscal 2007 Targeted	November 30, 2006	November 30, 2005
Equity securities	45%	44%	47%
Fixed income securities	55	51	43
Other—primarily cash	—	5	10

Total	100%	100%	100%

Qualified Pension Plan Asset Allocation.    The Company, in consultation with its independent investment consultants and actuaries, determined the asset allocation targets for its Qualified Plan based on its assessment of business and financial conditions, demographic and actuarial data, funding characteristics and related risk factors. Other relevant factors, including industry practices, long-term historical and prospective capital market returns, were considered as well.

The Qualified Plan return objectives provide long-term measures for monitoring the investment performance against growth in the pension obligations. The overall allocation is expected to help protect the plan’s funded status while generating sufficiently stable real returns (net of inflation) to help cover current and future benefit payments. Total Qualified Plan portfolio performance is assessed by comparing actual returns with relevant benchmarks, such as the Standard & Poor’s 500 Index, the Russell 2000 Index, the MSCI EAFE Index and, in the case of the fixed income portfolio, the Qualified Plan’s liability profile.

Both the equity and fixed income portions of the asset allocation use a combination of active and passive investment strategies and different investment styles. The fixed income asset allocation consists of longer-duration fixed

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income securities in order to help reduce plan exposure to interest rate variation and to better correlate assets with obligations. The longer-duration fixed income allocation is expected to help stabilize plan contributions over the long run.

The asset mix of the Company’s Qualified Plan is reviewed by the Morgan Stanley Retirement Plan Investment Committee on a regular basis. When asset class exposure reaches a minimum or maximum level, an asset allocation review process is initiated, and the portfolio is automatically rebalanced back to target allocation levels unless the Investment Committee determines otherwise.

The Investment Committee has determined to allocate no more than 10% of the Qualified Plan assets to “alternative” asset classes that provide attractive diversification benefits, absolute return enhancement and/or other potential benefit to the plan. Allocations to alternative asset classes will be made based upon an evaluation of particular attributes and relevant considerations of each asset class.

Derivative instruments are permitted in the Qualified Plan’s portfolio only to the extent that they comply with all of its policy guidelines and are consistent with its risk and return objectives. In addition, any investment in derivatives must meet the following conditions:

•

Derivatives may be used only if the vehicle is deemed by the investment manager to be more attractive than a similar direct investment in the underlying cash market or if the vehicle is being used to manage risk of the portfolio.

•	Under no circumstances may derivatives be used in a speculative manner or to leverage the portfolio.

•

Derivatives may not be used as short-term trading vehicles. The investment philosophy of the Qualified Plan is that investment activity is undertaken for long-term investment rather than short-term trading.

•

Derivatives may be used only in the management of the Qualified Plan’s portfolio when their possible effects can be quantified, shown to enhance the risk-return profile of the portfolio, and reported in a meaningful and understandable manner.

As a fundamental operating principle, any restrictions on the underlying assets apply to a respective derivative product. This includes percentage allocations and credit quality. The purpose of the use of derivatives is to enhance investment in the underlying assets, not to circumvent portfolio restrictions.

Cash Flows.

The Company expects to contribute approximately $117 million, excluding DFS, to its pension and postretirement benefit plans (U.S. and non-U.S.) in fiscal 2007 based upon their current funded status and expected asset return assumptions for fiscal 2007, as applicable.

Expected benefit payments associated with the Company’s pension and postretirement benefit plans for the next five fiscal years and in aggregate for the five fiscal years thereafter are as follows:

	Pension(1)	Postretirement(1)
	(dollars in millions)
Fiscal 2007	$88	$8
Fiscal 2008	92	7
Fiscal 2009	94	7
Fiscal 2010	96	8
Fiscal 2011	106	8
Fiscal 2012-2016	639	40

(1)	These amounts exclude expected benefit payments associated with DFS.

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Defined Contribution Pension Plans.

The Company maintains separate defined contribution pension plans that cover substantially all employees of certain non-U.S. subsidiaries. Under such plans, benefits are determined by the purchasing power of the accumulated value of contributions paid. In fiscal 2006, fiscal 2005 and fiscal 2004, the Company’s expense related to these plans was $87 million, $71 million and $53 million, respectively.

Postemployment Benefits.    Postemployment benefits include, but are not limited to, salary continuation, severance benefits, disability-related benefits, and continuation of health care and life insurance coverage provided to former employees or inactive employees after employment but before retirement. The postemployment benefit obligations were not material as of November 30, 2006 and November 30, 2005.

16.    Income Taxes.

The provision for income taxes from continuing operations consisted of:

	Fiscal 2006	Fiscal 2005	Fiscal 2004
	(dollars in millions)
Current:
U.S. federal	$1,084	$1,252	$716
U.S. state and local	254	198	178
Non-U.S.	1,279	1,022	706

	2,617	2,472	1,600

Deferred:
U.S. federal	126	(873)	(114)
U.S. state and local	(20)	(68)	(16)
Non-U.S.	5	(58)	(86)

	111	(999)	(216)

Provision for income taxes from continuing operations	$2,728	$1,473	$1,384

Provision for income taxes from discontinued operations	$529	$201	$403

The following table reconciles the provision for income taxes to the U.S. federal statutory income tax rate:

	Fiscal 2006	Fiscal 2005	Fiscal 2004
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
U.S. state and local income taxes, net of U.S. federal income tax benefits	1.6	1.4	1.9
Lower tax rates applicable to non-U.S. earnings	(2.4)	(5.5)	(1.5)
Domestic tax credits	(2.3)	(6.4)	(6.7)
Other	(1.8)	—	(2.0)

Effective income tax rate(1)	30.1%	24.5%	26.7%

(1)	The fiscal 2006 effective tax rate includes the impact of a $242 million income tax benefit related to the resolution of the Internal Revenue Service examination of years 1994-1998. The fiscal 2005 effective tax rate includes the impact of a $309 million income tax benefit resulting from repatriation of foreign earnings under the provisions of the American Jobs Creation Act of 2004.

As of November 30, 2006, the Company had approximately $4.4 billion of earnings attributable to foreign subsidiaries for which no provisions have been recorded for income tax that could occur upon repatriation. Except to the extent such earnings can be repatriated tax efficiently, they are permanently invested abroad. It is not practicable to determine the amount of income taxes payable in the event all such foreign earnings are repatriated.

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The American Jobs Creation Act, adopted on October 22, 2004, provided for a special one-time tax deduction, or dividend received deduction, of 85% of qualifying foreign earnings that are repatriated in either a company’s last tax year that began before the enactment date or the first tax year that begins during the one-year period beginning on the enactment date. In the fourth quarter of fiscal 2005, the Company recorded an income tax benefit of $309 million, or $0.29 per diluted share, resulting from the Company’s repatriation of approximately $4.0 billion of qualifying foreign earnings under the provisions of the American Jobs Creation Act. The $309 million tax benefit resulted from the reversal of net deferred tax liabilities previously provided under SFAS No. 109, “Accounting for Income Taxes,” net of additional taxes associated with these qualifying earnings.

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company’s deferred tax assets and liabilities at November 30, 2006 and November 30, 2005 were as follows:

	November 30, 2006	November 30, 2005
	(dollars in millions)
Deferred tax assets:
Employee compensation and benefit plans	$2,966	$2,313
Loan loss allowance	326	305
Other valuation and liability allowances	870	1,047
Deferred expenses	26	20
Other	836	1,452

Total deferred tax assets	5,024	5,137

Deferred tax liabilities:
Valuation of inventory, investments and receivables	20	—
Prepaid commissions	91	132
Fixed assets	721	551
Other	1,076	887

Total deferred tax liabilities	1,908	1,570

Net deferred tax assets	$3,116	$3,567

Cash paid for income taxes was $3,115 million, $1,536 million and $818 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively.

The Company recorded income tax benefits of $72 million, $317 million and $331 million related to employee stock compensation transactions in fiscal 2006, fiscal 2005 and fiscal 2004, respectively. Such benefits were credited to Paid-in capital.

Income Tax Examinations.    The Company is under continuous examination by the Internal Revenue Service (the “IRS”) and other tax authorities in certain countries, such as Japan and the U.K., and states in which the Company has significant business operations, such as New York. The tax years under examination vary by jurisdiction; for example, the current IRS examination covers 1999-2005. The Company regularly assesses the likelihood of additional assessments in each of the taxing jurisdictions resulting from these and subsequent years’ examinations. The Company has established tax reserves that the Company believes are adequate in relation to the potential for additional assessments. Once established, the Company adjusts tax reserves only when more information is available or when an event occurs necessitating a change to the reserves. The Company believes that the resolution of tax matters will not have a material effect on the consolidated financial condition of the

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Company, although a resolution could have a material impact on the Company’s consolidated statement of income for a particular future period and on the Company’s effective income tax rate for any period in which such resolution occurs.

The effective income tax rate in fiscal 2006 included an income tax benefit of $242 million, or $0.23 per diluted share, related to the resolution of the IRS examination of years 1994-1998.

17.    Segment and Geographic Information.

The Company structures its segments primarily based upon the nature of the financial products and services provided to customers and the Company’s management organization. The Company provides a wide range of financial products and services to its customers in each of its business segments: Institutional Securities, Global Wealth Management Group and Asset Management. For further discussion of the Company’s business segments, see Note 1. See Note 30 for further information on certain segment reclassifications.

Revenues and expenses directly associated with each respective segment are included in determining their operating results. Other revenues and expenses that are not directly attributable to a particular segment are allocated based upon the Company’s allocation methodologies, generally based on each segment’s respective net revenues, non-interest expenses or other relevant measures.

As a result of treating certain intersegment transactions as transactions with external parties, the Company includes an Intersegment Eliminations category to reconcile the business segment results to the Company’s consolidated results. Income before taxes in Intersegment Eliminations primarily represents the effect of timing differences associated with the revenue and expense recognition of commissions paid by Asset Management to the Global Wealth Management Group associated with sales of certain products and the related compensation costs paid to the Global Wealth Management Group’s global representatives.

Selected financial information for the Company’s segments is presented below:

Fiscal 2006	Institutional Securities(2)	Global Wealth Management Group	Asset Management	Intersegment Eliminations	Total
	(dollars in millions)
Net revenues excluding net interest	$19,758	$5,027	$3,432	$(257)	$27,960
Net interest	1,352	485	21	21	1,879

Net revenues	$21,110	$5,512	$3,453	$(236)	$29,839

Income from continuing operations before losses from unconsolidated investees and income taxes	$7,721	$508	$851	$23	$9,103
Losses from unconsolidated investees	40	—	—	—	40
Provision for income taxes	2,212	167	340	9	2,728

Income from continuing operations(1)	$5,469	$341	$511	$14	$6,335

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Fiscal 2005	Institutional Securities	Global Wealth Management Group	Asset Management	Intersegment Eliminations	Total
	(dollars in millions)
Net revenues excluding net interest	$13,416	$4,729	$3,183	$(238)	$21,090
Net interest	2,081	318	36	—	2,435

Net revenues	$15,497	$5,047	$3,219	$(238)	$23,525

Income from continuing operations before losses from unconsolidated investees, income taxes and cumulative effect of accounting change, net	$4,609	$591	$1,030	$86	$6,316
Losses from unconsolidated investees	311	—	—	—	311
Provision for income taxes	852	199	391	31	1,473

Income from continuing operations before cumulative effect of accounting change, net(1)(3)	$3,446	$392	$639	$55	$4,532

Fiscal 2004	Institutional Securities	Global Wealth Management Group	Asset Management	Intersegment Eliminations	Total
	(dollars in millions)
Net revenues excluding net interest	$10,497	$4,412	$2,938	$(270)	$17,577
Net interest	2,496	251	(5)	—	2,742

Net revenues	$12,993	$4,663	$2,933	$(270)	$20,319

Income from continuing operations before losses from unconsolidated investees, income taxes and dividends on preferred securities subject to mandatory redemption	$4,209	$402	$794	$112	$5,517
Losses from unconsolidated investees	328	—	—	—	328
Provision for income taxes	905	131	307	41	1,384
Dividends on preferred securities subject to mandatory redemption	45	—	—	—	45

Income from continuing operations(1)	$2,931	$271	$487	$71	$3,760

Net Interest	Institutional Securities	Global Wealth Management Group	Asset Management	Intersegment Eliminations	Total
	(dollars in millions)
Fiscal 2006
Interest and dividends	$42,106	$1,004	$48	$(382)	$42,776
Interest expense	40,754	519	27	(403)	40,897

Net interest	$1,352	$485	$21	$21	$1,879

Fiscal 2005
Interest and dividends	$25,439	$650	$87	$(189)	$25,987
Interest expense	23,358	332	51	(189)	23,552

Net interest	$2,081	$318	$36	$—	$2,435

Fiscal 2004
Interest and dividends	$16,444	$401	$15	$(141)	$16,719
Interest expense	13,948	150	20	(141)	13,977

Net interest	$2,496	$251	$(5)	$—	$2,742

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Total Assets(4)	Institutional Securities	Global Wealth Management Group	Asset Management	Discover	Total
	(dollars in millions)
At November 30, 2006	$1,063,985	$21,232	$6,908	$29,067	$1,121,192

At November 30, 2005	$848,712	$19,290	$3,889	$26,944	$898,835

At November 30, 2004	$701,598	$17,839	$4,045	$24,096	$747,578

(1)	See Notes 18 and 30 for a discussion of discontinued operations.
(2)	Net revenues for fiscal 2006 included a $30 million advisory fee related to the Company’s sale of the aircraft leasing business that was eliminated in consolidation.
(3)	See Note 2 for a discussion of the cumulative effect of accounting change, net.
(4)	Corporate assets have been fully allocated to the Company’s business segments.

The Company operates in both U.S. and non-U.S. markets. The Company’s non-U.S. business activities are principally conducted through European and Asian locations. The following table presents selected income statement information and the total assets of the Company’s operations by geographic area. The principal methodologies used in preparing the geographic area data are as follows: commission revenues are recorded based on the location of the sales force; trading revenues are principally recorded based on location of the trader; investment banking revenues are based on location of the client; and asset management and portfolio service fees are recorded based on the location of the portfolio manager.

Fiscal 2006(1)	U.S.	Europe	Asia	Other	Eliminations	Total
	(dollars in millions)
Net revenues	$18,594	$9,178	$3,718	$342	$(1,993)	$29,839
Income from continuing operations before losses from unconsolidated investees and income taxes	4,473	3,137	1,277	216	—	9,103
Total assets at November 30, 2006	1,399,067	794,442	67,731	71,598	(1,211,646)	1,121,192

Fiscal 2005(1)(2)	U.S.	Europe	Asia	Other	Eliminations	Total
	(dollars in millions)
Net revenues	$15,789	$6,455	$2,480	$359	$(1,558)	$23,525
Income from continuing operations before losses from unconsolidated investees, income taxes and cumulative effect of accounting change, net	3,161	1,944	931	280	—	6,316
Total assets at November 30, 2005	1,105,135	586,825	54,037	29,858	(877,020)	898,835

Fiscal 2004(1)	U.S.	Europe	Asia	Other	Eliminations	Total
	(dollars in millions)
Net revenues	$14,218	$4,977	$1,950	$520	$(1,346)	$20,319
Income from continuing operations before losses from unconsolidated investees, income taxes and dividends on preferred securities subject to mandatory redemption	3,043	1,367	639	468	—	5,517
Total assets at November 30, 2004	973,715	463,300	40,074	26,402	(755,913)	747,578

(1)	See Notes 18 and 30 for a discussion of discontinued operations.
(2)	See Note 2 for a discussion of the cumulative effect of accounting change, net.

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18.    Discontinued Operations.

Fiscal 2006 and Fiscal 2005.

On August 17, 2005, the Company announced that its Board of Directors had approved management’s recommendation to sell the Company’s non-core aircraft leasing business. In connection with this action, the aircraft leasing business was classified as “held for sale” and reported as discontinued operations in the Company’s consolidated financial statements. In addition, in the third quarter of fiscal 2005, the Company recognized a charge of approximately $1.7 billion ($1.0 billion after-tax) to reflect the write-down of the aircraft leasing business to its estimated fair value of approximately $2.0 billion. In determining the charge that was recorded in the third quarter of fiscal 2005, the Company estimated the value to be realized in selling the aircraft leasing business as a whole. The estimated value of the business was based on the appraised values of the aircraft portfolio, an evaluation of then current market conditions, recent transactions involving the sales of similar aircraft leasing businesses, a detailed assessment of the portfolio and additional valuation analyses.

On January 30, 2006, the Company announced that it had signed a definitive agreement under which it would sell its aircraft leasing business to Terra Firma, a European private equity group, for approximately $2.5 billion in cash and the assumption of liabilities. Based on the terms of the agreement and in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the Company revised its estimate of the fair value (less selling costs) of the aircraft leasing business and, as a result, in the fourth quarter reduced the pre-tax charge recorded in the third quarter of fiscal 2005 by approximately $1.1 billion. Full year results for fiscal 2005 reflected a charge of $509 million ($316 million after-tax).

The sale was completed on March 24, 2006. The results for discontinued operations in the quarter ended February 28, 2006 included a loss of $125 million ($75 million after-tax) related to the impact of the finalization of the sales proceeds and balance sheet adjustments related to the closing.

Fiscal 2004.

In the third quarter of fiscal 2004, the Company entered into agreements for the sale of certain aircraft. Accordingly, the Company designated such aircraft as “held for sale” and recorded a $42 million pre-tax loss related to the write-down of these aircraft to fair value in accordance with SFAS No. 144. As of February 3, 2005, all of these aircraft were sold.

In accordance with SFAS No. 144, the Company’s aircraft were reviewed for impairment whenever events or changes in circumstances indicated that the carrying value of an aircraft may not have been recoverable. During the second quarter of fiscal 2004, the Company evaluated various financing strategies for its aircraft financing business. As part of that evaluation and to determine the potential debt ratings associated with the financing strategies, the Company commissioned appraisals of the aircraft portfolio from three independent aircraft appraisal firms. The appraisals indicated a decrease in the aircraft portfolio average market value of 12% from the appraisals obtained at the date of the prior impairment charge (May 31, 2003). In accordance with SFAS No. 144, the Company considered the decline in appraisal values a significant decrease in the market price of its aircraft portfolio and thus a trigger event to test for impairment in the carrying value of its aircraft.

In accordance with SFAS No. 144, the Company tested each of its aircraft for impairment by comparing each aircraft’s projected undiscounted cash flows with its respective carrying value. For those aircraft for which impairment was indicated (because the projected undiscounted cash flows were less than the carrying value), the Company adjusted the carrying value of each aircraft to its fair value if lower than the carrying value. To determine each aircraft’s fair value, the Company used the market value appraisals provided by three independent appraisers. As a result of this review, the Company recorded a non-cash pre-tax asset impairment charge of $109 million in the second quarter of fiscal 2004 based on the average of the market value appraisals provided by the independent appraisers.

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The table below provides information regarding amounts associated with the aircraft leasing business included within discontinued operations (dollars in millions):

	Fiscal Year
	2006	2005	2004
Gross revenues from discontinued operations	$137	$417	$473
Pre-tax loss on discontinued operations	42	486	172

Fiscal 2006 reflected a net loss of $25 million on discontinued operations, which included the results of operations of the aircraft leasing business through the date of sale. Fiscal 2005 and fiscal 2004 reflected a net loss on discontinued operations of $302 million and $103 million, respectively.

The following is a summary of the assets and liabilities of the Company’s aircraft leasing business as of November 30, 2005 (dollars in millions):

Assets:
Aircraft under operating leases	$3,145
Other assets	54

Total assets	$3,199

Liabilities:
Payable to affiliates	$2,055
Other liabilities	690

Total liabilities	$2,745

DFS and Quilter.

The results of DFS and Quilter are also presented as discontinued operations for all periods presented. See Note 30 for further information.

19.    Variable Interest Entities.

Financial Accounting Standards Board (“FASB”) Interpretation No. 46, as revised (“FIN 46R”), “Consolidation of Variable Interest Entities,” applies to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties (“variable interest entities”). Variable interest entities are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among parties involved. The primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests. The Company is involved with various entities in the normal course of business that may be deemed to be VIEs and may hold interests therein, including debt securities, interest-only strip investments and derivative instruments that may be considered variable interests. Transactions associated with these entities include asset- and mortgage-backed securitizations and structured financings (including collateralized debt, bond or loan obligations and credit-linked notes). The Company engages in these transactions principally to facilitate client needs and as a means of selling financial assets. The Company consolidates entities in which it is deemed to be the primary beneficiary. For those entities deemed to be qualifying special purpose entities (as defined in SFAS No. 140), which includes the credit card asset securitization master trusts (see Note 5), the Company does not consolidate the entity.

The Company purchases and sells interests in entities that may be deemed to be VIEs in the ordinary course of its business. As a result of these activities, it is possible that such entities may be consolidated and deconsolidated at various points in time. Therefore, the Company’s variable interests described below may not be held by the Company at the end of future quarterly reporting periods.

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At November 30, 2006, in connection with its Institutional Securities business, the aggregate size of VIEs, including financial asset-backed securitization, mortgage-backed securitization, collateralized debt obligation, credit-linked note, structured note, municipal bond trust, loan issuing, commodities monetization, equity-linked note, equity fund and exchangeable trust entities, for which the Company was the primary beneficiary of the entities was approximately $20.4 billion, which is the carrying amount of the consolidated assets recorded as Financial instruments owned that are collateral for the entities’ obligations. The nature and purpose of these entities that the Company consolidated were to issue a series of notes to investors that provides the investors a return based on the holdings of the entities. These transactions were executed to facilitate client investment objectives. The structured note, equity-linked note, equity fund, certain credit-linked note, certain collateralized debt obligation, certain mortgage-backed securitization, certain financial asset-backed securitization and municipal bond transactions also were executed as a means of selling financial assets. The Company consolidates those entities where it holds either the entire class or a majority of the class of subordinated notes or entered into a derivative instrument with the VIE, which bears the majority of the expected losses or receives a majority of the expected residual returns of the entities. The Company accounts for the assets held by the entities as Financial instruments owned and the liabilities of the entities as Other secured financings. For those liabilities that include an embedded derivative, the Company has bifurcated such derivative in accordance with SFAS No. 133. The beneficial interests of these consolidated entities are payable solely from the cash flows of the assets held by the VIE.

At November 30, 2006, also in connection with its Institutional Securities business, the aggregate size of the entities for which the Company holds significant variable interests, which consist of subordinated and other classes of beneficial interests, derivative instruments, limited partnership investments and secondary guarantees, was approximately $34.7 billion. The Company’s variable interests associated with these entities, primarily credit-linked note, structured note, loan and bond issuing, collateralized debt, loan and bond obligation, financial asset-backed securitization, mortgage-backed securitization and tax credit limited liability entities, including investments in affordable housing tax credit funds and underlying synthetic fuel production plants, were approximately $19.0 billion consisting primarily of senior beneficial interests, which represent the Company’s maximum exposure to loss at November 30, 2006. The Company may hedge the risks inherent in its variable interest holdings, thereby reducing its exposure to loss. The Company’s maximum exposure to loss does not include the offsetting benefit of any financial instruments that the Company utilizes to hedge these risks.

20.    Guarantees.

The Company has certain obligations under certain guarantee arrangements, including contracts and indemnification agreements that contingently require a guarantor to make payments to the guaranteed party based on changes in an underlying measure (such as an interest or foreign exchange rate, security or commodity price, an index or the occurrence or non-occurrence of a specified event) related to an asset, liability or equity security of a guaranteed party. Also included as guarantees are contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement, as well as indirect guarantees of the indebtedness of others. The Company’s use of guarantees is disclosed below by type of guarantee:

Derivative Contracts.    Certain derivative contracts meet the accounting definition of a guarantee, including certain written options, contingent forward contracts and credit default swaps. Although the Company’s derivative arrangements do not specifically identify whether the derivative counterparty retains the underlying asset, liability or equity security, the Company has disclosed information regarding all derivative contracts that could meet the accounting definition of a guarantee. The maximum potential payout for certain derivative contracts, such as written interest rate caps and written foreign currency options, cannot be estimated, as increases in interest or foreign exchange rates in the future could possibly be unlimited. Therefore, in order to

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provide information regarding the maximum potential amount of future payments that the Company could be required to make under certain derivative contracts, the notional amount of the contracts has been disclosed.

The Company records all derivative contracts at fair value. For this reason, the Company does not monitor its risk exposure to such derivative contracts based on derivative notional amounts; rather, the Company manages its risk exposure on a fair value basis. Aggregate market risk limits have been established, and market risk measures are routinely monitored against these limits. The Company also manages its exposure to these derivative contracts through a variety of risk mitigation strategies, including, but not limited to, entering into offsetting economic hedge positions. The Company believes that the notional amounts of the derivative contracts generally overstate its exposure.

Financial Guarantees to Third Parties.    In connection with its corporate lending business and other corporate activities, the Company provides standby letters of credit and other financial guarantees to counterparties. Such arrangements represent obligations to make payments to third parties if the counterparty fails to fulfill its obligation under a borrowing arrangement or other contractual obligation.

Market Value Guarantees.    Market value guarantees are issued to guarantee return of principal invested to fund investors associated with certain European equity funds and to guarantee timely payment of a specified return to investors in certain affordable housing tax credit funds. The guarantees associated with certain European equity funds are designed to provide for any shortfall between the market value of the underlying fund assets and invested principal and a stipulated return amount. The guarantees provided to investors in certain affordable housing tax credit funds are designed to return an investor’s contribution to a fund and the investor’s share of tax losses and tax credits expected to be generated by a fund.

Liquidity Guarantees.    The Company has entered into liquidity facilities with special purpose entities and other counterparties, whereby the Company is required to make certain payments if losses or defaults occur. The Company often may have recourse to the underlying assets held by the special purpose entities in the event payments are required under such liquidity facilities.

The table below summarizes certain information regarding these guarantees at November 30, 2006:

	Maximum Potential Payout/Notional
	Years to Maturity				Total	Carrying Amount	Collateral/ Recourse
Type of Guarantee	Less than 1	1-3	3-5	Over 5
	(dollars in millions)
Notional amount of derivative contracts	$688,352	$688,882	$1,267,757	$1,240,811	$3,885,802	$37,547	$119
Standby letters of credit and other financial guarantees	2,017	772	552	3,231	6,572	152	1,621
Market value guarantees	—	172	30	628	830	48	133
Liquidity facilities	1,692	—	—	110	1,802	—	—

Indemnities.    In the normal course of its business, the Company provides standard indemnities to counterparties for certain contingent exposures and taxes, including U.S. and foreign withholding taxes, on interest and other payments made on derivatives, securities and stock lending transactions, certain annuity products and other financial arrangements. These indemnity payments could be required based on a change in the tax laws or change in interpretation of applicable tax rulings or a change in factual circumstances. Certain contracts contain provisions that enable the Company to terminate the agreement upon the occurrence of such events. The maximum potential amount of future payments that the Company could be required to make under these

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indemnifications cannot be estimated. The Company has not recorded any contingent liability in the consolidated financial statements for these indemnifications and believes that the occurrence of any events that would trigger payments under these contracts is remote.

Exchange/Clearinghouse Member Guarantees.    The Company is a member of various U.S. and non-U.S. exchanges and clearinghouses that trade and clear securities and/or futures contracts. Associated with its membership, the Company may be required to pay a proportionate share of the financial obligations of another member who may default on its obligations to the exchange or the clearinghouse. While the rules governing different exchange or clearinghouse memberships vary, in general the Company’s guarantee obligations would arise only if the exchange or clearinghouse had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the exchange or clearinghouse. Any potential contingent liability under these membership agreements cannot be estimated. The Company has not recorded any contingent liability in the consolidated financial statements for these agreements and believes that any potential requirement to make payments under these agreements is remote.

General Partner Guarantees.    As a general partner in certain private equity and real estate partnerships, the Company receives distributions from the partnerships according to the provisions of the partnership agreements. The Company may, from time to time, be required to return all or a portion of such distributions to the limited partners in the event the limited partners do not achieve a certain return as specified in various partnership agreements, subject to certain limitations. The maximum potential amount of future payments that the Company could be required to make under these provisions at November 30, 2006 and November 30, 2005 was $320 million and $349 million, respectively. As of November 30, 2006 and November 30, 2005, the Company’s accrued liability for distributions that the Company has determined is probable it will be required to refund based on the applicable refund criteria specified in the various partnership agreements was $25 million and $36 million, respectively.

Securitized Asset Guarantees.    As part of the Company’s Institutional Securities and Discover securitization activities, the Company provides representations and warranties that certain securitized assets conform to specified guidelines. The Company may be required to repurchase such assets or indemnify the purchaser against losses if the assets do not meet certain conforming guidelines. Due diligence is performed by the Company to ensure that asset guideline qualifications are met, and, to the extent the Company has acquired such assets to be securitized from other parties, the Company seeks to obtain its own representations and warranties regarding the assets. The maximum potential amount of future payments the Company could be required to make would be equal to the current outstanding balances of all assets subject to such securitization activities. Also, in connection with originations of residential mortgage loans under the Company’s FlexSource® program, the Company may permit borrowers to pledge marketable securities as collateral instead of requiring cash down payments for the purchase of the underlying residential property. Upon sale of the residential mortgage loans, the Company may provide a surety bond that reimburses the purchasers for shortfalls in the borrowers’ securities accounts up to certain limits if the collateral maintained in the securities accounts (along with the associated real estate collateral) is insufficient to cover losses that purchasers experience as a result of defaults by borrowers on the underlying residential mortgage loans. The Company requires the borrowers to meet daily collateral calls to ensure the marketable securities pledged in lieu of a cash down payment are sufficient. At November 30, 2006 and November 30, 2005, the maximum potential amount of future payments the Company may be required to make under its surety bond was $121 million and $157 million, respectively. The Company has not recorded any contingent liability in the consolidated financial statements for these representations and warranties and reimbursement agreements and believes that the probability of any payments under these arrangements is remote.

Merchant Chargeback Guarantees.    In connection with its Discover business, the Company issued credit cards in the U.S. and U.K. and owned and operated the Discover Network in the U.S. The Company was contingently liable for certain transactions processed on the Discover Network in the event of a dispute between the

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cardmember and a merchant. The contingent liability arose if the disputed transaction involved a merchant or merchant acquirer with whom the Discover Network had a direct relationship. If a dispute is resolved in the cardmember’s favor, the Discover Network would credit or refund the disputed amount to the Discover Network card issuer, who in turn credited its cardmember’s account. Discover Network would then charge back the transaction to the merchant or merchant acquirer. If the Discover Network was unable to collect the amount from the merchant or merchant acquirer, it would bear the loss for the amount credited or refunded to the cardmember. In most instances, a payment requirement by the Discover Network was unlikely to arise because most products or services were delivered when purchased, and credits were issued by the merchant acquirer or merchant on returned items in a timely fashion. However, where the product or service was not provided until some later date following the purchase, the likelihood of payment by the Discover Network increased. Similarly, the Company was also contingently liable for the resolution of cardmember disputes associated with its general purpose credit cards issued by its U.K. chartered bank on the MasterCard and Visa networks. The maximum potential amount of future payments related to these contingent liabilities was estimated to be the total Discover Network sales transaction volume processed to date as well as the total U.K. cardmember sales transaction volume billed to date that could qualified as a valid disputed transaction under the Company’s merchant processing network, issuer and cardmember agreements; however, the Company believed that this amount was not representative of the Company’s actual potential loss exposure based on the Company’s historical experience. The actual amount of the potential exposure could not be quantified as the Company could not determine whether the current or cumulative transaction volumes would include or result in disputed transactions.

The amount of the liability related to the Company’s cardmember merchant guarantee was not material at November 30, 2006. The Company mitigated this risk by withholding settlement from merchants or obtaining escrow deposits from certain merchants that were considered higher risk due to various factors such as time delays in the delivery of products or services. The table below provides information regarding the settlement withholdings and escrow deposits:

	At November 30,
	2006	2005
	(dollars in millions)
Settlement withholdings and escrow deposits	$55	$42

Other.    The Company may, from time to time, in its role as investment banking advisor be required to provide guarantees in connection with certain European merger and acquisition transactions. If required by the regulating authorities, the Company provides a guarantee that the acquirer in the merger and acquisition transaction has or will have sufficient funds to complete the transaction and would then be required to make the acquisition payments in the event the acquirer’s funds are insufficient at the completion date of the transaction. These arrangements generally cover the time frame from the transaction offer date to its closing date and therefore are generally short term in nature. The maximum potential amount of future payments that the Company could be required to make cannot be estimated. The Company believes the likelihood of any payment by the Company under these arrangements is remote given the level of the Company’s due diligence associated with its role as investment banking advisor.

21.    Fair Value of Financial Instruments.

The majority of the Company’s assets and liabilities are recorded at fair value or at amounts that approximate fair value. Such assets and liabilities include: cash and cash equivalents, cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements, customer and broker receivables and payables, certain other assets, commercial paper, and other short-term borrowings and payables.

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The fair value of certain of the Company’s other assets and liabilities is presented below.

Financial Instruments Owned and Financial Instruments Sold, Not Yet Purchased.    The Company’s financial instruments used for trading and investment and for asset and liability management are recorded at fair value as discussed in Note 2.

Consumer Loans.    The fair value of consumer loans is determined by discounting cash flows using current market rates of loans having similar characteristics. The cash flow calculation methodologies, which vary by product, include adjustments for credit risk and prepayment rates commensurate with recent and projected trends. At November 30, 2006 and November 30, 2005, the carrying value of the Company’s consumer loans was approximately $0.1 billion less than their estimated fair value.

Collateralized Transaction Activities.    Securities purchased under agreements to resell, Securities borrowed, Securities sold under agreements to repurchase and Securities loaned are recorded at their original contract amount plus accrued interest. As the majority of such activities are short term in nature, the carrying value of these instruments approximates fair value.

Deposits.    The estimated fair value of the Company’s deposits, using current rates for deposits with similar remaining maturities, approximated carrying value at November 30, 2006 and November 30, 2005.

Long-Term Borrowings.    The Company’s long-term borrowings are recorded at historical amounts unless designated as a hedged item in a fair value hedge under SFAS No. 133. The fair value of the Company’s long-term borrowings was estimated using either quoted market prices or discounted cash flow analyses based on the Company’s current borrowing rates for similar types of borrowing arrangements. At November 30, 2006 and November 30, 2005, the carrying value of the Company’s long-term borrowings was approximately $1.8 billion and approximately $0.9 billion, respectively, less than fair value.

22.    Investments in Unconsolidated Investees.

The Company invests in unconsolidated investees that own synthetic fuel production plants and in certain structured transactions not integral to the operations of the Company. The Company accounts for these investments under the equity method of accounting.

Losses from these investments were $40 million, $311 million and $328 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively.

Synthetic Fuel Production Plants.    The Company’s share of the operating losses generated by these investments is recorded within (Losses) gains from unconsolidated investees, and the tax credits and the tax benefits associated with these operating losses are recorded within the Provision for income taxes.

In fiscal 2006, fiscal 2005 and fiscal 2004, the losses from unconsolidated investees were more than offset by the respective tax credits and tax benefits on the losses. The table below provides information regarding the losses from unconsolidated investees, tax credits and tax benefits on the losses:

	Fiscal Year
	2006	2005	2004
	(dollars in millions)
Losses from unconsolidated investees	$225	$311	$328
Tax credits	159	336	351
Tax benefits on losses	90	124	132

Under the current tax law, synthetic fuels tax credits are granted under Section 45K of the Internal Revenue Code. Synthetic fuels tax credits are available in full only when the price of oil is less than a base price specified by the tax code, as adjusted for inflation (“Base Price”). The Base Price for each calendar year is determined by the Secretary of the Treasury by April 1 of the following year. If the annual average price of a barrel of oil in 2006 or

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future years exceeds the applicable Base Price, the synthetic fuels tax credits generated by the Company’s synthetic fuel facilities will be phased out, on a ratable basis, over the phase-out range. Synthetic fuels tax credits realized in prior years are not affected by this limitation. Due to the high level of crude oil prices in fiscal 2006 and continued uncertainty regarding the value of tax credits associated with synthetic fuel investments, all of the Company’s investees idled production at their synthetic fuel production facilities during the second and third quarters of fiscal 2006. In the fourth quarter of fiscal 2006, all of the Company’s investees began production at their synthetic fuel production facilities, largely due to a decline in the level of crude oil prices in the fourth quarter as compared with the second and third quarters of fiscal 2006. Additionally, based on fiscal year to date and futures prices at November 30, 2006, the Company estimates that there will be a partial phase-out of tax credits earned in fiscal 2006. The impact of this anticipated partial phase-out is included within Losses from unconsolidated investees and the Provision for income taxes for the fiscal year ended November 30, 2006.

The Company has entered into derivative contracts designed to reduce its exposure to rising oil prices and the potential phase-out of the synthetic fuels tax credits. Changes in fair value relative to these derivative contracts are included within Principal transactions—trading revenues.

Structured Transactions.    Gains from unconsolidated investees associated with investments in certain structured investments were $185 million in fiscal 2006.

23.    Business and Other Acquisitions and Dispositions.

Subsequent to Fiscal 2006.

CityMortgage Bank.    On December 21, 2006, the Company acquired CityMortgage Bank (“CityMortgage”), a leading Moscow-based mortgage bank that specializes in originating, servicing and securitizing residential mortgage loans in the Russian Federation. The results of CityMortgage will be included within the Institutional Securities business segment.

Olco Petroleum Group Inc.    On December 15, 2006, the Company acquired a 60% equity stake in Olco Petroleum Group Inc. (“Olco”), a petroleum products marketer and distributor based in eastern Canada. The results of Olco will be included within the Institutional Securities business segment.

Saxon Capital, Inc.    On December 4, 2006, the Company acquired Saxon Capital, Inc. (“Saxon”), a servicer and originator of residential mortgages. The results of Saxon will be included within the Institutional Securities business segment.

FrontPoint Partners.    On December 4, 2006, the Company acquired FrontPoint Partners (“FrontPoint”), a leading provider of absolute return investment strategies. The results of FrontPoint will be included within the Asset Management business segment.

Fiscal 2006.

Goldfish.    On February 17, 2006, the Company acquired the Goldfish credit card business in the U.K. The acquisition has added economies of scale through better utilization of the existing U.K. infrastructure and strengthened the Company’s position in the U.K. credit card market. As a result of the Discover Spin-off, the results of Goldfish have been included within discontinued operations (see Note 30). The acquisition price was $1,676 million, which was paid in cash in February 2006. The Company recorded goodwill and other intangible assets of approximately $370 million in connection with the acquisition.

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The following table summarizes the fair values of the assets acquired and the liabilities assumed at the date of the acquisition:

At February 17, 2006
(dollars in millions)
Consumer loans	$1,316
Goodwill	247
Amortizable intangible assets	123
Other assets	20

Total assets acquired	1,706
Total liabilities assumed	30

Net assets acquired	$1,676

The $123 million of acquired amortizable intangible assets includes customer relationships of $54 million (15-year estimated useful life) and trademarks of $69 million (25-year estimated useful life).

Lansdowne Partners.    On November 1, 2006, the Company acquired a 19% stake in Lansdowne Partners (“Lansdowne”), a London-based investment manager. The investment in Lansdowne is accounted for under the equity method of accounting within the Asset Management business segment.

Avenue Capital Group.    On October 30, 2006, the Company formed a strategic alliance with Avenue Capital Group (“Avenue”), a New York-based investment manager with approximately $12 billion in assets under management. The Company acquired a minority interest in Avenue. The investment in Avenue is accounted for under the equity method of accounting within the Asset Management business segment.

Nan Tung Bank.    On September 29, 2006, the Company acquired Nan Tung Bank Ltd. Zhuhai (“Nan Tung”), a bank in the People’s Republic of China. The acquisition will enable the Company to strengthen its platform in China. Since the acquisition date, the results of Nan Tung have been included within the Institutional Securities business segment. The allocation of the purchase price is preliminary and subject to further adjustment as the valuation of certain intangible assets is still in process.

TransMontaigne Inc.    On September 1, 2006, the Company acquired TransMontaigne Inc. and its affiliates (“TransMontaigne”), a group of companies operating in the refined petroleum products marketing and distribution business. The acquisition will enable the Company to expand its supply and distribution of oil and refined oil products across a broader range of clients and regions across the U.S., as well as increase its oil storage capacity across the U.S. Since the acquisition date, the results of TransMontaigne and its affiliates have been included within the Institutional Securities business segment. The allocation of the purchase price is preliminary and is subject to further adjustment as the valuation of certain intangible assets is still in process.

Heidmar Group.    On September 1, 2006, the Company acquired the Heidmar Group of companies that provides international shipping and U.S. marine logistics services. The acquisition will enable the Company to expand its physical freight business across multiple vessel classes and geographies and provides an opportunity to expand into international shipping and services. Since the acquisition date, the results of the Heidmar Group of companies have been included within the Institutional Securities business segment. The allocation of the purchase price is preliminary and subject to further adjustment as the valuation of certain intangible assets is still in process.

Office Building.    On June 19, 2006, the Company purchased a majority interest in a joint venture that indirectly owns title to 522 Fifth Avenue, a 23-floor office building in New York City (the “Building”), for approximately

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$420 million. Concurrently, the Company entered into an occupancy agreement with the joint venture pursuant to which the Company will occupy the office space in the Building (approximately 580,000 square feet).

The pro forma impact of each of the above business acquisitions individually and in the aggregate was not material to the consolidated financial statements.

Fiscal 2005.

PULSE.    On January 12, 2005, the Company acquired PULSE, a U.S.-based automated teller machine/debit and electronic funds transfer network currently serving banks, credit unions, and savings and other financial institutions. As a result of the Discover Spin-off, the results of PULSE have been included within discontinued operations (see Note 30). The acquisition price was approximately $324 million, which was paid in cash during fiscal 2005. The Company recorded goodwill and other intangible assets of $329 million in connection with the acquisition.

Fiscal 2004.

Barra.    On June 3, 2004, the Company acquired Barra, Inc. (“Barra”), a global leader in delivering risk management systems and services to managers of portfolio and firm-wide investment risk. Since the acquisition date, the results of Barra have been included within the Institutional Securities business segment. The acquisition price was $41.00 per share in cash, or an aggregate consideration of approximately $800 million. The Company recorded goodwill and other intangible assets totaling $663 million in connection with the acquisition. In February 2005, the Company sold its 50% interest in POSIT, an equity crossing system that matches institutional buyers and sellers, to Investment Technology Group, Inc. The Company acquired the POSIT interest as part of its acquisition of Barra. As a result of the sale, the net carrying amount of intangible assets decreased by approximately $75 million.

24.    Staff Accounting Bulletin No. 108.

In September 2006, the SEC released SAB 108. SAB 108 permits the Company to adjust for the cumulative effect of errors relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings in the year of adoption. SAB 108 also requires the adjustment of any prior quarterly financial statements within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. Such adjustments do not require previously filed reports with the SEC to be amended. Effective August 31, 2006, the Company elected early application of SAB 108. In accordance with SAB 108, the Company has adjusted its opening retained earnings for fiscal 2006 and its financial results for the first two quarters of fiscal 2006 for the items described below. The Company considers these adjustments to be immaterial to prior annual periods.

Trust Preferred Securities.    The Company adjusted its opening retained earnings for fiscal 2006 and its financial results for the first two quarters of fiscal 2006 to reflect a change in its hedge accounting under SFAS No. 133. The change is being made following a clarification by the SEC of its interpretation of SFAS No. 133 related to the accounting for fair value hedges of fixed-rate trust preferred securities.

Since January 2005, the Company entered into various interest rate swaps to hedge the interest rate risk inherent in its trust preferred securities. The terms of the interest rate swaps and the corresponding trust preferred securities mirrored one another, and the Company determined in the past that the changes in the fair value of the swaps and hedged instruments were the same. The Company applied the commonly used “short-cut method” in accounting for these fair value hedges and, therefore, did not reflect any gains or losses during the relevant periods. Based upon the SEC’s clarification of SFAS No. 133, the Company determined that since it has the ability at its election to defer interest payments on its trust preferred securities, these swaps did not qualify for the short-cut method. These swaps performed as expected as effective economic hedges of interest rate risk. The

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Company ended hedging of the interest rate risk on these trust preferred securities effective August 2006 and adjusted its financial results as if hedge accounting was never applied. Prospectively, the Company will manage the interest rate risk on these securities as part of its overall asset liability management.

Compensation and Benefits.    The Company also adjusted its opening retained earnings for fiscal 2006 and its financial results for the first two quarters of fiscal 2006 for two compensation and benefits accruals. Such accruals are related to (i) the overaccrual of certain payroll taxes in certain non-U.S. locations, primarily in the U.K., which arose in fiscal 2000 through fiscal 2006 and (ii) an adjustment to the amortization expense associated with stock-based compensation awards, which arose in fiscal 2003 and fiscal 2004.

Impact of Adjustments.    The impact of each of the items noted above on fiscal 2006 opening Shareholders’ equity and Retained earnings and on Net income for the first and second quarters of fiscal 2006 is presented below (dollars in millions):

	Trust Preferred Securities	Non-U.S. Payroll Taxes	Amortization of Stock- Based Compensation Awards	Total
Cumulative effect on Shareholders’ equity as of December 1, 2005	$(84)	$38	$12	$(34)
Cumulative effect on Retained earnings as of December 1, 2005	$(84)	$38	$(22)	$(68)
Effect on:
Net income for the three months ended February 28, 2006	$(1)	$14	$—	$13
Net income for the three months ended May 31, 2006	$(116)	$—	$—	$(116)
Net income for the six months ended May 31, 2006	$(117)	$14	$—	$(103)

The aggregate impact of these adjustments is summarized below (dollars in millions, except per share data):

As of and for the Three Months Ended February 28, 2006	Previously Reported	Adjustment	As Adjusted(1)
Other assets	$15,988	$12	$16,000
Other liabilities	$14,984	$(98)	$14,886
Long-term borrowings	$121,395	$131	$121,526
Shareholders’ equity	$30,124	$(21)	$30,103
Principal transactions trading revenue	$3,073	$13	$3,086
Compensation and benefits expense	$4,032	$(22)	$4,010
Interest expense	$9,216	$15	$9,231
Net income	$1,561	$13	$1,574
Diluted EPS	$1.47	$0.01	$1.48

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As of and for the Three Months Ended May 31, 2006	Previously Reported	Adjustment	As Adjusted(1)
Other assets	$17,651	$12	$17,663
Other liabilities	$18,159	$(162)	$17,997
Long-term borrowings	$127,985	$311	$128,296
Shareholders’ equity	$32,255	$(137)	$32,118
Principal transactions trading revenue	$3,729	$(170)	$3,559
Compensation and benefits expense	$3,587	$—	$3,587
Interest expense	$9,735	$9	$9,744
Net income	$1,957	$(116)	$1,841
Diluted EPS	$1.86	$(0.11)	$1.75

For the Six Months Ended May 31, 2006	Previously Reported	Adjustment	As Adjusted(1)
Principal transactions trading revenue	$6,802	$(157)	$6,645
Compensation and benefits expense	$7,619	$(22)	$7,597
Interest expense	$18,951	$24	$18,975
Net income	$3,518	$(103)	$3,415
Diluted EPS	$3.33	$(0.10)	$3.23

(1)	See Note 30.

25.    Insurance Settlement.

On September 11, 2001, the U.S. experienced terrorist attacks targeted against New York City and Washington, D.C. The attacks in New York resulted in the destruction of the World Trade Center complex, where approximately 3,700 of the Company’s employees were located, and the temporary closing of the debt and equity financial markets in the U.S. Through the implementation of its business recovery plans, the Company relocated its displaced employees to other facilities.

In the first quarter of fiscal 2005, the Company settled its claim with its insurance carriers related to the events of September 11, 2001. The Company recorded a pre-tax gain of $251 million as the insurance recovery was in excess of previously recognized costs related to the terrorist attacks (primarily write-offs of leasehold improvements and destroyed technology and telecommunications equipment in the World Trade Center complex, employee relocation and certain other employee-related expenditures).

The pre-tax gain was recorded as a reduction to non-interest expenses and is included within the Global Wealth Management Group ($198 million), Asset Management ($43 million) and Institutional Securities ($10 million) business segments. The insurance settlement was allocated to the respective segments in accordance with the relative damages sustained by each segment.

26.    Lease Adjustment.

Prior to the first quarter of fiscal 2005, the Company did not record the effects of scheduled rent increases and rent-free periods for certain real estate leases on a straight-line basis. In addition, the Company had been accounting for certain tenant improvement allowances as reductions to the related leasehold improvements instead of recording funds received as deferred rent and amortizing them as reductions to lease expense over the lease term. In the first quarter of fiscal 2005, the Company changed its method of accounting for these rent escalation clauses, rent-free periods and tenant improvement allowances to properly reflect lease expense over the lease term on a straight-line basis. The impact of this correction resulted in the Company recording $105 million of additional rent expense in the first quarter of fiscal 2005. The impact of this change was included

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within non-interest expenses and reduced income before taxes within the Institutional Securities ($71 million), Global Wealth Management Group ($29 million) and Asset Management ($5 million) business segments. The impact of this correction was not material to the pre-tax income of each of the segments or to the Company.

27.    Asset Management and Account Fees.

Prior to the fourth quarter of fiscal 2004, the Company was improperly recognizing certain management fees, account fees and related compensation expense paid at the beginning of the relevant contract periods, which is when such fees were billed. In the fourth quarter of fiscal 2004, the Company changed its method of accounting for such fees to properly recognize such fees and related expenses over the relevant contract period, generally quarterly or annually. As a result of the change, the Company’s results in the fourth quarter of fiscal 2004 included an adjustment to reflect the cumulative impact of the deferral of certain management fees, account fees and related compensation expense paid to global representatives. The impact of this change reduced net revenues by $107 million, non-interest expenses by $27 million and income before taxes by $80 million, at both the Company and the Global Wealth Management Group business segment in the fourth quarter of fiscal 2004. Such adjustment reduced fiscal 2004 net income by approximately $50 million and basic and diluted earnings per share by $0.05.

28.    Accounting Developments.

In April 2006, the FASB issued FASB Staff Position No. FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)” (“FSP FIN 46(R)-6”). FSP FIN 46(R)-6 requires that the determination of the variability to be considered in applying FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”), be based on an analysis of the design of the entity. In evaluating whether an interest with a variable interest entity creates or absorbs variability, FSP FIN 46(R)-6 focuses on the role of a contract or arrangement in the design of an entity, regardless of its legal form or accounting classification. The Company adopted the guidance in FSP FIN 46(R)-6 prospectively on September 1, 2006 to all entities that the Company first becomes involved with and to all entities previously required to be analyzed under FIN 46R when a reconsideration event has occurred under paragraph 7 of FIN 46R. The adoption of FSP FIN 46(R)-6 did not have a material impact on the Company’s consolidated financial statements.

In June 2005, the FASB ratified the consensus reached in EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF Issue No. 04-5”). Under the provisions of EITF Issue No. 04-5, a general partner in a limited partnership is presumed to control that limited partnership and, therefore, should include the limited partnership in its consolidated financial statements, regardless of the amount or extent of the general partner’s interest unless a majority of the limited partners can vote to dissolve or liquidate the partnership or otherwise remove the general partner without having to show cause or the limited partners have substantive participating rights that can overcome the presumption of control by the general partner. EITF Issue No. 04-5 was effective immediately for all newly formed limited partnerships and existing limited partnerships for which the partnership agreements have been modified. For all other existing limited partnerships for which the partnership agreements have not been modified, the Company adopted EITF Issue No. 04-5 on December 1, 2006. The adoption of EITF Issue No. 04-5 on December 1, 2006 did not have a material impact on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”), which amends SFAS No. 133 and SFAS No. 140. SFAS No. 155 permits hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to irrevocably be accounted for at fair value, with changes in fair value recognized in the statement of income. The fair value

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election may be applied on an instrument-by-instrument basis. SFAS No. 155 also eliminates a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. The Company adopted SFAS No. 155 on December 1, 2006 and has elected to fair value only certain hybrid financial instruments acquired, issued or subject to a remeasurement event after December 1, 2006.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140” (“SFAS No. 156”). SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. The standard permits an entity to subsequently measure each class of servicing assets or servicing liabilities at fair value and report changes in fair value in the statement of income in the period in which the changes occur. The Company adopted SFAS No. 156 on December 1, 2006 and has elected to fair value certain servicing rights held as of the date of adoption. This election did not have a material impact on the Company’s opening balance of Retained earnings as of December 1, 2006. The Company will also elect to fair value certain servicing rights acquired after December 1, 2006.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for the Company as of December 1, 2007. The Company is currently evaluating the potential impact of adopting FIN 48.

In September 2006, the FASB issued SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In addition, SFAS No. 157 disallows the use of block discounts for large holdings of unrestricted financial instruments where quoted prices are readily and regularly available in an active market, and nullifies select guidance provided by EITF Issue No. 02-3, which prohibited the recognition of trading gains or losses at the inception of a derivative contract, unless the fair value of such derivative is obtained from a quoted market price, or other valuation technique that incorporates observable market data. SFAS No. 157 also requires the Company to consider its own credit spreads when measuring the fair value of liabilities, including derivatives. Effective December 1, 2006, the Company elected early adoption of SFAS No. 157. In accordance with the provisions of SFAS No. 157 related to block discounts and EITF Issue No. 02-3, the Company recorded a cumulative effect adjustment of approximately $80 million after-tax as an increase to the opening balance of retained earnings as of December 1, 2006, which was primarily associated with EITF Issue No. 02-3. The impact of considering the Company’s own credit spreads when measuring the fair value of liabilities, including derivatives, did not have a material impact on fair value measurements at the date of adoption.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS No. 158”). Among other items, SFAS No. 158 requires recognition of the overfunded or underfunded status of an entity’s defined benefit and postretirement plans as an asset or liability in the financial statements and requires the measurement of defined benefit and postretirement plan assets and obligations as of the end of the employer’s fiscal year. SFAS No. 158’s requirement to recognize the funded status in the financial statements is effective for fiscal years ending after December 15, 2006, and its requirement to use the fiscal year-end date as the measurement date is effective for fiscal years ending after December 15, 2008. The Company is currently assessing the impact that SFAS No. 158 will have on its consolidated results of operations and cash flows. However, if SFAS No. 158 were to be applied by the Company as of November 30, 2006, based on a September 30, 2006 measurement date, the effect on its consolidated statement of financial position would be an after-tax charge to Shareholders’ equity of approximately $355 million.

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29.	Quarterly Results (unaudited).

	2006 Fiscal Quarter				2005 Fiscal Quarter
	First(1)	Second(1)	Third	Fourth	First	Second	Third	Fourth
	(dollars in millions, except per share data)
Total revenues	$16,644	$17,257	$18,613	$18,222	$10,341	$10,556	$11,836	$14,344
Interest expense	9,231	9,744	11,549	10,373	4,434	5,372	5,746	8,000

Net revenues	7,413	7,513	7,064	7,849	5,907	5,184	6,090	6,344

Total non-interest expenses	5,503	5,212	4,820	5,201	4,184	4,085	4,633	4,307

Income from continuing operations before (losses) gains from unconsolidated investees, income taxes and cumulative effect of accounting change, net	1,910	2,301	2,244	2,648	1,723	1,099	1,457	2,037
(Losses) gains from unconsolidated investees	(19)	24	20	(65)	(73)	(67)	(105)	(66)
Provision for income taxes	603	848	676	601	533	285	364	291

Income from continuing operations before cumulative effect of accounting change, net	1,288	1,477	1,588	1,982	1,117	747	988	1,680
Discontinued operations(2):
Gain (loss) from discontinued operations	453	583	399	231	380	290	(1,416)	1,306
Income tax (provision) benefit	(167)	(219)	(136)	(7)	(144)	(109)	572	(521)

Gain (loss) on discontinued operations	286	364	263	224	236	181	(844)	785
Cumulative effect of accounting change, net(3)	—	—	—	—	49	—	—	—

Net income	$1,574	$1,841	$1,851	$2,206	$1,402	$928	$144	$2,465

Preferred stock dividend requirements	$—	$—	$—	$19	$—	$—	$—	$—

Earnings applicable to common shareholders	$1,574	$1,841	$1,851	$2,187	$1,402	$928	$144	$2,465

Earnings per basic common share(4):
Income from continuing operations	$1.26	$1.46	$1.57	$1.97	$1.04	$0.71	$0.95	$1.63
Gain (loss) on discontinued operations	0.28	0.36	0.26	0.22	0.22	0.17	(0.81)	0.76
Cumulative effect of accounting change, net(3)	—	—	—	—	0.05	—	—	—

Earnings per basic common share	$1.54	$1.82	$1.83	$2.19	$1.31	$0.88	$0.14	$2.39

Earnings per diluted common share(4):
Income from continuing operations	$1.21	$1.40	$1.50	$1.87	$1.03	$0.69	$0.92	$1.58
Gain (loss) on discontinued operations	0.27	0.35	0.25	0.21	0.21	0.17	(0.79)	0.74
Cumulative effect of accounting change, net(3)	—	—	—	—	0.05	—	—	—

Earnings per diluted common share	$1.48	$1.75	$1.75	$2.08	$1.29	$0.86	$0.13	$2.32

Dividends to common shareholders	$0.27	$0.27	$0.27	$0.27	$0.27	$0.27	$0.27	$0.27
Book value	$28.12	$29.97	$31.24	$32.67	$25.83	$26.07	$26.07	$27.59

(1)	Results for the Company for the first two quarters of fiscal 2006 were adjusted (see Note 24).
(2)	See Notes 18 and 30 for a discussion of discontinued operations.
(3)	See Note 2 for a discussion of the cumulative effect of accounting change, net.
(4)	Summation of the quarters’ earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.

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30.    Subsequent Events.

Deferred Compensation Plans.    The Company maintains various deferred compensation plans for the benefit of certain employees. Beginning December 1, 2006, increases or decreases in assets or earnings associated with such plans are reflected in net revenues, and increases or decreases in liabilities associated with such plans are reflected in compensation expense. Previously, the increases or decreases in assets and liabilities associated with these plans were both recorded in net revenues. The amount of the reclassification that was recorded within net revenues in fiscal 2006, fiscal 2005 and fiscal 2004 was approximately $525 million, $290 million and $220 million, respectively.

Investments and Loans.    During the second quarter of fiscal 2007, the Company reclassified investments that are accounted for at fair value from Other assets to Financial instruments owned—Investments in the consolidated statement of financial condition. Gains and losses associated with these investments are reflected in Principal transactions—investments in the consolidated statements of income.

During the second quarter of fiscal 2007, the Company reclassified investments that are not accounted for at fair value (such as investments accounted for under the equity or cost method) from Other assets to Other investments. Gains and losses associated with these investments are primarily reflected in Gains (losses) from unconsolidated investees.

During the second quarter of fiscal 2007, the Company reclassified certain structured loan products and other loans that are accounted for on an accrual basis to Receivables—Other loans. Previously, these amounts were included in Financial Instruments owned—corporate and other debt, Receivables—Customers and Receivables—Fees, interest and other. In addition, certain mortgage lending products accounted for at fair value that were previously included in Consumer loans have been reclassified to Financial instruments owned—corporate and other debt.

These reclassifications were primarily made in order to enhance the presentation of financial instruments on the Company’s consolidated statement of financial condition in connection with the Company’s adoption of SFAS No. 157.

Segments.    Beginning in the second quarter of fiscal 2007, the Company’s real estate investing business is included within the results of the Asset Management business segment. Previously, this business was included in the Institutional Securities business segment. Real estate advisory activities and certain passive limited partnership interests remain within Institutional Securities. Income before taxes associated with the real estate investing activities that were transferred to the Asset Management business segment was $191 million, $81 million and $28 million for fiscal 2006, fiscal 2005 and fiscal 2004, respectively. In addition, activities associated with certain shareholder recordkeeping services are included within the Global Wealth Management Group business segment. Previously, these activities were included within the Asset Management business segment. These changes were made in order to reflect the manner in which these segments are currently managed.

For all of the above reclassifications, prior periods have been adjusted to conform to the current year’s presentation.

Discover.    On June 30, 2007, the Company completed the Discover Spin-off. The Company distributed all of the outstanding shares of DFS common stock, par value $0.01 per share, to the Company’s stockholders of record as of June 18, 2007. The Company’s stockholders received one share of DFS common stock for every two shares of the Company’s common stock. Stockholders received cash in lieu of fractional shares for amounts less

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

than one full DFS share. The Company received a tax ruling from the Internal Revenue Service that, based on customary representations and qualifications, the distribution was tax-free to the Company’s stockholders for U.S. federal income tax purposes.

The Discover Spin-off will allow the Company to focus its efforts on more closely aligned firm-wide strategic priorities within its Institutional Securities, Global Wealth Management Group and Asset Management business segments.

The results of DFS prior to the Discover Spin-off are included within discontinued operations for all periods presented.

The following is a summary of the assets and liabilities associated with DFS (dollars in millions):

	November 30, 2006	November 30, 2005
Assets
Cash and cash equivalents	$869	$556
Financial instruments owned—U.S. government and agency securities	65	12
Financial instruments owned—Derivative contracts	33	—
Consumer loans	22,915	21,966
Fees, interest and other	166	170
Office facilities and other equipment, at cost, net	661	624
Goodwill and net intangible assets	735	323
Other assets	3,623	3,293

Total	$29,067	$26,944

	November 30, 2006	November 30, 2005
Liabilities and Shareholders’ Equity
Commercial paper and other short-term borrowings	$3,100	$—
Deposits	13,277	16,012
Financial instruments sold, not yet purchased—Derivative contracts	28	—
Interest and dividends payables	129	171
Other liabilities and accrued expenses	6,508	5,911
Long-term borrowings	250	250

Total	23,292	22,344

Net assets	$5,775	$4,600

The net assets that were distributed to shareholders on the date of the Discover Spin-off were $5,558 million, which was recorded as a reduction to the Company’s retained earnings.

Net revenues included in discontinued operations related to DFS were $4,290 million, $3,452 million and $3,533 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively.

The results of discontinued operations include interest expense that was allocated based upon borrowings that were specifically attributable to DFS’s operations through intercompany transactions existing prior to the Discover Spin-off. For fiscal 2006, 2005 and 2004, the amount of interest expense reclassified to discontinued operations was approximately $247 million, $145 million and $112 million, respectively.

Quilter.    On February 28, 2007, the Company sold Quilter, which was formerly included within the Global Wealth Management Group business segment. The results of Quilter are included within discontinued operations for all periods presented. The pre-tax gain on discontinued operations relating to Quilter in fiscal 2006, fiscal 2005 and fiscal 2004 were $27 million, $20 million and $9 million, respectively.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summarized financial information for the Company’s discontinued operations:

The table below provides information regarding amounts included within discontinued operations (dollars in millions):

	Fiscal Year
	2006	2005	2004
Pre-tax gain (loss) on discontinued operations:
DFS	$1,681	$1,025	$1,292
Quilter(1)	27	20	9
Aircraft leasing(1)	(42)	(486)	(172)

	$1,666	$559	$1,129

(1)	See Note 18 for further information.